As filed with the Securities and Exchange Commission on July 29, 2005

                                                   1933 Act File No. 333-89782
                                                   1940 Act File No. 811-21109

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-2

[X]   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[   ] Pre-Effective Amendment No.
[X]   Post-Effective Amendment No. 9

                                     and

[X]   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]   Amendment No. 11

------------------------------------------------------------------------------
                    OFI Tremont Market Neutral Hedge Fund
------------------------------------------------------------------------------
               Exact Name of Registrant as Specified in Charter

            6803 South Tucson Way, Centennial, Colorado 80112-3924
------------------------------------------------------------------------------
             (Address of Principal Executive Offices) (Zip Code)

                                (303) 768-3200
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              Registrant's Telephone Number, including Area Code

                           Lisa I. Bloomberg, Esq.
                            OppenheimerFunds, Inc.
                Two World Financial Center, 225 Liberty Street
------------------------------------------------------------------------------
                        New York, New York 10281-1008
                    Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on Rule 415 under the Securities Act of 1933, other than  securities  offered  in  connection  with a dividend  reinvestment plan, check the following box..............................................[X]

It is proposed that this filing will become effective

.......[X]   when declared effective pursuant to Section 8(c)

The following  boxes should only be included and  completed if the  registrant
is  a  registered   closed-end   management  investment  company  or  business
development  company which makes periodic  repurchase  offers under Rule 23c-3 under the  Investment  Company Act and is making this filing in according with
Rule486 under the Securities Act.

.......[   ] immediately upon filing pursuant to paragraph (b)
.......[   ] on _______________ pursuant to paragraph (b)
.......[   ] 60 days after filing pursuant to paragraph (a)
.......[   ] on _______________ pursuant to paragraph (a)

If appropriate, check the following box:

[   ] This  post-effective  amendment  designates a new  effective  date for a previously filed post-effective amendment.

[   ] This form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the  Securities  Act and the Securities Act registration  statement  number  of the  earlier  effective  registration statement for the same offering is ______.

                                   FORM N-2
                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                  SIGNATURES

      Pursuant  to the  requirements  of the  Securities  Act of 1933  and the
Investment   Company  Act  of  1940,  the  Registrant  has  duly  caused  this
Registration  Statement  to be  signed  on  its  behalf  by  the  undersigned, thereunto duly authorized,  in the City of New York, and State of New York, on
the 2nd day of June, 2005.

                              OFI TREMONT MARKET NEUTRAL HEDGE FUND

                              By:  /s/ John V. Murphy

                              -------------------------------------------------
                              John V. Murphy, President, Principal
                              Executive Officer & Trustee

      Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
---------                    -----                         ----

/s/  Peter I. Wold*          Chairman of the Board         June 2, 2005
-------------------------
Peter I. Wold

/s/  John V. Murphy*         President, Principal          June 2, 2005
-----------------------      Executive Officer,
John V. Murphy               and Trustee

/s/  Brian W. Wixted*        Treasurer and Principal       June 2, 2005
-------------------------    Financial and Accounting
Brian W. Wixted              Officer

/s/  Ronald J. Abdow*        Trustee                       June 2, 2005
-------------------------
Ronald J. Abdow

/s/  Eustis Walcott*         Trustee                       June 2, 2005
---------------------
Eustis Walcott

/s/  Joseph M. Wikler*       Trustee                       June 2, 2005
-------------------------
Joseph M. Wikler

*By:  /s/ Mitchell J. Lindauer
        -----------------------------------------
        Mitchell J. Lindauer, Attorney-in-Fact

The  information in this  prospectus is not complete and may be changed.  We may not use this  prospectus to sell  securities  until the  registration  statement containing  this  prospectus,  which  has been  filed  with the  Securities  and
Exchange Commission, is effective. This prospectus is not an offer to sell these securities and is not  soliciting an offer to buy these  securities in any state where the offer or sales is not permitted.

OFI Tremont
Market Neutral Hedge Fund

                       Prospectus dated _________, 2005

                             --------------------

OFI Tremont Market  Neutral Hedge Fund seeks  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate positive returns over various market  cycles.  The Fund seeks to achieve this objective
by  investing  primarily  in  private  investment   partnerships  and  similar
investment  vehicles that are managed by a select group of  alternative  asset managers  employing various "market neutral"  investment  strategies that have historically  demonstrated  a low  correlation  to the general  performance of equity,  debt and other markets.  This investment process is often referred to as a multi-manager or "hedge fund of funds" approach.  OppenheimerFunds,  Inc.
(the  "Adviser") is the Fund's  investment  adviser.  Tremont  Partners,  Inc.
(the  "Investment  Manager"),  an  affiliate  of the  Adviser,  is the  Fund's investment manager.

                                                      (continued on next page)

Investing in the Fund's shares of beneficial  interest  ("shares")  involves a high degree of risk.  See "MAIN RISKS OF INVESTING  IN THE FUND"  beginning on page 8.

            Neither  the  Securities  and  Exchange  Commission  nor any state securities  commission has approved or disapproved  these securities or passed upon the adequacy of this prospectus.  Any  representation  to the contrary is a criminal offense.

            This  prospectus   concisely   provides  the  information  that  a
prospective  investor should know about the Fund before  investing.  Investors are  advised  to read this  prospectus  carefully  and to retain it for future reference.  Additional  information  about the Fund,  including a statement of additional information ("SAI") dated _________,  2005, has been filed with the
Securities  and Exchange  Commission.  The SAI is  available  upon request and without  charge by writing the Fund at the address  above or by calling  (866)
634-6220.  The SAI is  incorporated  by reference into this  prospectus in its entirety.  The  table  of  contents  of the  SAI  appears  on  page 32 of this prospectus.  The SAI, and other  information about the Fund, is also available on the SEC's website  (http://www.sec.gov).  The address of the SEC's Internet site is provided  solely for the  information of prospective  investors and is not intended to be an active link.

            OppenheimerFunds  Distributor,  Inc. (the  "Distributor")  acts as the  distributor  of the Fund's  shares on a best  efforts  basis,  subject to various  conditions.  Shares are being  offered  through the  Distributor  and other brokers and dealers that have entered into selling  agreements  with the
Distributor.  Shares  will be sold  only to  "Qualified  Investors"  that  are exempt from federal  income tax. See "Investor  Qualifications."  In addition, the Adviser may pay, out of its own assets to qualifying brokers,  dealers and
financial   advisers  that  provide  ongoing  investor  services  and  account maintenance  services  to  shareholders  that are their  customers  ("Investor
Service  Providers"),  an amount not to exceed 0.25% (on an annualized  basis)
of the aggregate value of outstanding shares held by such  shareholders.  (See
"Investor Servicing Arrangements.")
                          --------------------------
                      OppenheimerFunds Distributor, Inc.

            INVESTMENT   PROGRAM.   The  Fund  will   pursue  its   investment
objective by investing  primarily in generally private U.S.  investment funds, although  the Fund may invest in certain  qualifying  non-U.S.  private  funds
("Portfolio  Funds") that are managed by a select group of  alternative  asset
managers   ("Portfolio   Managers")  that  employ  various  "market   neutral"
investment  strategies.  Market neutral investment  strategies seek to provide predictable  investment  returns regardless of general stock market movements.
These  strategies   encompass  a  broad  range  of  investment  programs  that historically  have exhibited a low  correlation to the general  performance of equity,  debt  and  other  markets.  They  include  investment  programs  that involve  the use of hedging and  arbitrage  techniques  in the equity,  fixed-
income,  currency and  commodity  markets.  Portfolio  Managers may invest and trade in a wide range of instruments and markets,  including,  but not limited to, U.S. and non-U.S.  equities and  equity-related  instruments,  currencies, financial  futures,  and fixed-income and other debt-related  instruments.  In connection with their investment  programs,  Portfolio  Managers will make use of a variety of sophisticated  investment techniques that often involve, among other things, short sales of securities,  the use of leverage (i.e., borrowing money for investment purposes),  and transactions in derivative securities and other  financial  instruments  such as stock options,  index options,  futures contracts,  and options on futures.  In lieu of investing in Portfolio  Funds, the Fund may on  occasion  retain a Portfolio  Manager to manage a  designated portion  of the  Fund's  assets in  accordance  with the  Portfolio  Manager's specialized  investment  style. In that event, the Fund may invest directly in securities  selected by the Portfolio  Manager.  The Fund's Investment Manager
will  have  primary   responsibility  for  selecting  Portfolio  Managers  and
determining  the  portion  of  the  Fund's  assets  to be  allocated  to  each
Portfolio  Manager.  It will consider various criteria in selecting  Portfolio
Managers,  including:  the historical investment  performance of the Portfolio
Manager;  its  reputation  and  experience;  the  effectiveness  of  its  risk management  systems;  its adherence to its stated investment  philosophy;  the quality and stability of the  Portfolio  Manager's  organization;  and whether key personnel of the Portfolio  Manager have  substantial  investments  in the
Portfolio Manager's investment program.

            INVESTMENT    ADVISER.     Commencing    on    June    2,    2004,
OppenheimerFunds,  Inc. (the "Adviser") began serving as the Fund's investment adviser.  Prior to that  time  and  before  the  Adviser  assumed  the role of investment adviser, the Adviser's wholly-owned  subsidiary,  OFI Institutional
Asset Management,  Inc. ("OFIIAMI"),  served as the Fund's investment adviser.
This did not result in any change to the  oversight  of the Fund.  The Adviser has operated as an investment  adviser since 1960. The Adviser  (including its subsidiaries)  managed  more than $___  billion of assets as of June 30, 2005.
Clients of the Adviser include the  Oppenheimer  mutual funds with more than 7 million investor accounts.

            INVESTMENT  MANAGER.   Tremont  Partners,  Inc.  (the  "Investment
Manager") serves as the Fund's sub-adviser and provides day-to-day  investment management  services to the Fund,  subject to the general  supervision  of the
Adviser.  The  Investment  Manager is an indirect  wholly-owned  subsidiary of
Oppenheimer  Acquisition  Corp.,  the  parent  company of the  Adviser.  Since
1984, the Investment  Manager and its  affiliates  within the Tremont  Capital
Management,  Inc. ("TCM")  organization have provided  alternative  investment solutions to a diverse client base, including financial  institutions,  mutual funds, other investment companies,  investment managers, ERISA plans, and high net worth individuals.

            The  Investment  Manager will have  responsibility  for  selecting
Portfolio  Managers  and  determining  the portion of the Fund's  assets to be allocated to each  Portfolio  Manager.  It has the  investment  discretion  to select Portfolio Funds and Portfolio  Managers on behalf of the Fund, and will recommend to the Board  whether or not the Fund should enter into a management agreement  with a Portfolio  Manager  pursuant  to which Fund assets  would be managed  in  a  Portfolio  Account.  It  will  consider  various  criteria  in
selecting   Portfolio   Managers,   including  among  others:  the  historical
investment   performance  of  the  Portfolio   Manager;   its  reputation  and
experience;  the effectiveness of its risk management  systems;  its adherence to  its  stated  investment  philosophy;  the  quality  and  stability  of the
Portfolio Manager's  organization;  and whether key personnel of the Portfolio
Manager have  substantial  investments in the Portfolio  Manager's  investment program.

            RESTRICTIONS  ON TRANSFER.  With very limited  exceptions,  shares of the Fund are not  transferable  and liquidity will be provided only through repurchase  offers  which  may be  made  from  time  to  time  by the  Fund as determined  by the Board of  Trustees  of the Fund (the  "Board")  in its sole discretion.  See "Repurchases of Shares and Transfers."

            REPURCHASES  OF SHARES.  To provide a limited  degree of liquidity to  investors,  the  Fund  from  time to time  may  offer  to  repurchase  its outstanding  shares  pursuant  to  written  tenders by  investors.  Repurchase offers  will be made at such times and on such terms as may be  determined  by the Board in its sole discretion,  subject to certain regulatory  requirements imposed by the rules of the  Securities and Exchange  Commission  (the "SEC").
The Adviser  expects  that it will  recommend to the Board that the Fund offer to repurchase  shares, as of the last business day of March,  June,  September and  December of each year.  A  redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund will apply if the date as of which the shares are to be valued for purposes of  repurchase  is less than one year  following the date of a shareholder's  initial  investment in the Fund. See "Repurchases of Shares and Transfers."

            MANAGEMENT  FEE.  The Fund will pay the Adviser a monthly fee (the
"Management  Fee") computed at the annual rate of 1.25% of the aggregate value of  outstanding  shares  determined  as of the  last  day of  the  month.  The
Adviser  pays a  monthly  fee to the  Investment  Manager  equal to 50% of the amount  of the  management  fee  earned  by the  Adviser  under  the  Advisory
Agreement.  The  Adviser  also pays a monthly  fee to  OFIIAMI  out of its own resources  in an  amount  equal to 50% of the  amount  of the  management  fee earned by the Adviser under the Advisory Agreement.  These fees are payable by the  Adviser  and not the  Fund.  See  "How  the Fund is  Managed  -  Advisory
Fees."

            INVESTOR   QUALIFICATIONS.   Shares  are  being  offered  only  to
investors  that (i) represent that they are companies  (other than  investment companies)  that have a net worth of more  than  $1,500,000  or that they meet
certain  other  qualification   requirements  ("Qualified  Investors"),   (ii)
represent  that they are U.S.  persons for federal  income tax  purposes,  and
(iii) are exempt from  federal  income tax.  See "About Your  Account - How to
Buy Shares - Investor  Qualifications."  The minimum initial investment in the
Fund by any investor is $500,000 and the minimum additional  investment in the
Fund by any investor is  $100,000.  The Fund may modify  these  minimums  from time  to  time.  Investors  generally  must  hold  their  shares  through  the
Distributor  or  through a broker or dealer  that has  entered  into a selling agreement with the Distributor

            An investment  in the Fund is not a deposit or  obligation  of, or guaranteed or endorsed by, any bank or other insured  depository  institution, and is not insured by the Federal Deposit Insurance  Corporation,  the Federal
Reserve Board or any other government agency.

            You  should  rely  only  on  the  information  contained  in  this prospectus.  The Fund has not authorized  anyone to provide you with different
information.   In  addition,  you  should  not  assume  that  the  information provided by this  prospectus is accurate as of any date other than the date on the  front of this  prospectus.  The Fund is not  making an offer of shares in any state or other jurisdiction where the offer is not permitted.

A B O U T  T H E  F U N D

Fees and Expenses of the Fund
Financial Highlights
A Brief Overview of the Fund
Main Risks of Investing in the Fund
      Investment-Related Risks
      Special Investment Instruments and Techniques
      General Risks
      Special Risks of Multi-Manager Structure
The Fund and Its Investments
Other Investment Strategies
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
      Investor Qualifications
      Distribution Arrangements
o     General Terms
o     Purchase Terms
o     Calculation of Net Asset Value
Repurchases of Shares and Transfers
      No Right of Redemption
      Repurchases of Shares
      Repurchase Procedures
      Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

                        FEES AND EXPENSES OF THE FUND

            The following  tables are provided to help you understand the fees and  expenses  you may bear  directly  (shareholder  transaction  expenses) or indirectly (annual fund operating  expenses) if you buy and hold shares of the
Fund.  The Fund pays a variety of  expenses  directly  for  management  of its assets,  administration,  and other services.  All shareholders  therefore pay those expenses  indirectly.  You may also pay an Early  Repurchase Fee if your shares are  repurchased  by the Fund less than one year after the date of your initial  investment.  The  numbers  below  are  based on the  Fund's  expenses during its fiscal year ended March 31, 2005.

Shareholder Transaction Expenses

              ------------------------------------------------
                                                     Shares
              ------------------------------------------------
              ------------------------------------------------
              Sales Charge (Load) on purchases        None
              (as % of offering price)
              ------------------------------------------------
              ------------------------------------------------
              Dividend Reinvestment Fees              None
              ------------------------------------------------
              ------------------------------------------------
              Early Repurchase Fee (as percentage    1.00%
              of value of shares  repurchased)
              (applies to repurchases less than
              one year after date of initial
              investment
              ------------------------------------------------

Annual Fund Operating Expenses (deducted from Fund assets):
(computed at the annual rate  indicated of the aggregate  value of outstanding shares determined as of the last day of the month)

   Management Fee...........................................____%
   Administration Fee.......................................____%(1)
   Other expenses...........................................____%(2)
   Total annual operating expenses..........................____% (3)

1.....Under  the  terms of an  administration  agreement  with the  Fund,  the
      Adviser  will  provide  certain  administrative  services  to the  Fund,
      including,   among   others,   assisting   in  the  review  of  investor
      applications,  handling  shareholder  inquiries,  and preparing  various
      reports,   communications   and  regulatory  filings  of  the  Fund.  In
      consideration for those administrative  services,  the Fund will pay the
      Adviser  a  monthly  fee  computed  at the  annual  rate of 0.15% of the aggregate value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this, the
      Fund, the Adviser (in its capacity as administrator)  and the Investment
      Manager have entered into a  sub-administration  agreement,  pursuant to which  the  Adviser  may  delegate  some  or all  of the  administrative
      responsibilities  to  the  Investment  Manager.   The  Adviser,  in  its
      capacity as administrator of the Fund, will pay the Investment  Manager, in its capacity as sub-administrator,  some or all of the Administration
      Fee.  See "Administrative Services," below.

2.    "Other  Expenses"  consist of transfer agent fees,  custodial  expenses, and accounting and legal expenses, among others.

3.    The "Total Annual  Operating  Expenses" in the table are based on, among other  things,  the actual  fees the Fund paid for the fiscal year ended
      March  31,  2005,   assuming  that  the  Adviser  had  not   voluntarily
      undertaken  to limit the Fund's total  expenses to no more than 1.50% of the Fund's  average  monthly net assets.  Since  inception  of the Fund, the  Adviser  has  waived  a  portion  of the  management  fee  under  a voluntary  undertaking  to the  Fund to  limit  total  annual  operating expenses  to an annual rate of 1.50% of the Fund's  average  monthly net assets.  The  Adviser may  terminate  or amend this  undertaking  at any time  without  notice to  shareholders.  After the  waiver,  "Management
      Fees" were 1.00% and "Total Annual  Operating  Expenses" were 1.50% as a
      percentage  of  average   monthly  net  assets.   Investors   will  also
      indirectly bear expenses at the Portfolio Fund level.  The  subscription agreements  related to the Fund's investments in Portfolio Funds between the Fund and a Portfolio  Fund  provide for  compensation  to  Portfolio
      Managers  in the  form of  management  fees  ranging  from  1.0% to 2.0%
      annually of net assets,  plus a  performance-based  fee ranging from 10%
      to 25% of net profits earned.  Expenses may vary in future years.

EXAMPLES.  These examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                               $             $             $             $
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                               $             $             $             $
----------------------------------------------------------------------------------

EXAMPLES.  These examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $500,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                              $              $             $             $
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                              $              $             $             $
----------------------------------------------------------------------------------

------------------------------------------------------------------------------

The examples should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

------------------------------------------------------------------------------

Financial Highlights

The Financial  Highlights Table is presented to help you understand the Fund's financial  performance  since  inception.  The  total  returns  in  the  table represent  the  rate  that an  investor  would  have  earned  (or  lost) on an
investment  in  the  Fund   (assuming   reinvestment   of  all  dividends  and
distributions)  during the period.  The financial  highlights  information has been audited by  _________________________,  the Independent Registered Public
Accounting Firm, whose report, along with the Fund's financial statements,  is included in the  Statement of  Additional  Information,  which is available on request.

---------------------------------------------------------------------------------
Financial Highlights
---------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

--------------------------------------------------------------------------------------
                                                Year Ended
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                        March 31, 2005       March 31, 2004     March 31, 2003(1)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Per Share Operating        $975.00             $1,017.98              $1,000.00
Data

Net asset value,
beginning of period

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Income (loss) from
investment
operations:                      (14.18)               (14.91)            (3.80)
                      -----      -------
Net investment                    47.16                110.80              21.78
                                  -----  --------------------  -----------------
loss(2)                           32.98                 95.89              17.98
                                  -----
Net realized and
unrealized gain
Total income from
investment operations

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Dividends and/or
distributions to
shareholders:                    (15.41)              (15.15)                      --
Dividends from net               (20.94)              (34.13)                      --
investment income                                     (89.59)                     --
                      ---------------------------------------  ---------------------
Distributions from               (13.89)
                                 -------
net realized gain                                     (138.87)                     --
Tax returns of                   (50.24)
capital distributions
Total dividends
and/or distributions
to shareholders

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Net asset value, end             $957.74               $975.00              $1,017.98
of period

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Total Return, at Net               3.22%                8.20%                  1.80%
Asset Value(3)

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Ratios/Supplemental
Data
                                 $71,458               $58,771                $25,551
Net assets, end of
period (in thousands)

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Ratios to average
net assets:(4)                   (1.39%)               (1.48)%                (1.49)%
Net investment loss               1.67%                 1.75%                  2.21%
Total expenses
Expenses, net of                  1.45%                 1.50%                  1.50%
waiver of expenses
by the Adviser

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Portfolio turnover                   66%                   22%                     0%
rate(5)

--------------------------------------------------------------------------------------
1.    For the period from January 2, 2003 (commencement of operations) to
March 31, 2003.
2.    Based on average shares outstanding during each period.
3.    Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.  Total returns are not annualized for periods of less than one full year.  Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
4.    Annualized for periods of less than one full year.
5.    Represents the lesser of purchases or sales of investments in
Investment Funds divided by the average fair value of investments in
Investment Funds.

                         A BRIEF OVERVIEW OF THE FUND

This section summarizes  information that is discussed in more detail later in this  Prospectus.  You should  carefully  read the more detailed  information.
For a detailed  discussion of risks of investing in the Fund,  please refer to
"Main Risks of Investing in the Fund," on page 7.

What is the Fund?  The Fund is a closed-end, management investment company, organized as a Massachusetts business trust on May 24, 2002.  The Fund is non-diversified.  That means that under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund is not limited in the amount of assets that it may invest in any single issuer of securities.
However, the Fund intends to diversify its assets to the extent required under the Internal Revenue Code so that it can qualify as a "regulated investment company" for federal tax purposes.  See "Dividends, Capital Gains and Taxes."

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate positive returns over various market cycles.

What  does the Fund  Invest  In?  The Fund  seeks to  achieve  its  investment objective  by  allocating  its assets for  investment  among a select group of alternative  asset  managers  ("Portfolio  Managers")  employing  a variety of
"market neutral" investment  strategies that have historically  demonstrated a low  correlation  to  the  general  performance  of  equity,  debt  and  other markets.  Market neutral  investment  strategies  seek to provide  predictable
investment  returns   regardless  of  general  stock  market  movements.   The
Investment  Manager is  primarily  responsible  for  selecting  the  Portfolio
Managers and  determining  the portion of the Fund's assets to be allocated to each Portfolio Manager,  subject to the general supervision of the Adviser and the  Fund's  Board of  Trustees.  The Fund  will  implement  these  allocation decisions  by  investing  primarily  in private  investment  partnerships  and
similar   investment   vehicles   that  are  managed  by  Portfolio   Managers
("Portfolio  Funds").  Through its  selection of  Portfolio  Funds that pursue varied market neutral  strategies  relative to the general  performance of the equity,  debt and/or other  markets,  the  Investment  Manager  constructs the
Fund's  portfolio  to seek,  in the  aggregate,  positive  investment  returns regardless of general market conditions.

Portfolio Funds in which the Fund will invest may include  private  investment limited partnerships,  joint ventures,  other investment companies and similar entities  managed  by  Portfolio  Managers.  In  addition,  the  Fund  may  on
occasion  retain  one  or  more  Portfolio   Managers  to  manage  and  invest
designated  portions  of the  Fund's  assets  (either  as  separately  managed accounts  or by  creating  separate  investment  vehicles in which a Portfolio
Manager will serve as general  partner of the vehicle and the Fund will be the sole limited  partner  ("Affiliated  Portfolio  Funds").  Any  arrangement  in which the Fund retains a Portfolio  Manager to manage an account or investment vehicle for the Fund is referred to as a "Portfolio Account."

"Market  neutral"   investment   strategies  employed  by  Portfolio  Managers
encompass a broad range of investment programs,  including those involving the use of hedging and arbitrage techniques in the equity, fixed-income,  currency
and  commodity  markets.   These  investment  programs  employ  a  variety  of
sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage  (i.e.,  borrowing  money for investment purposes),  and  transactions  in derivative  securities  and other  financial instruments  such as stock  options,  index  options,  futures  contracts  and options on futures.  Portfolio  Managers' use of these  techniques  will be an integral part of their investment programs,  and involves significant risks to the Fund.

The  investment  strategies  of the  Portfolio  Managers  may  include,  among others:
o     index arbitrage;
o     interest rate arbitrage;
o     merger arbitrage;
o     convertible bond and warrant hedging;
o     statistical long/short equity strategies; and
o     pairs trading.

Portfolio Managers using arbitrage  strategies attempt to identify and exploit
pricing   inefficiencies   between  related  instruments  or  combinations  of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such instruments.  Portfolio Managers pursuing arbitrage  strategies utilize a
variety  of  techniques   and  models,   ranging  from  purely   quantitative,
short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

What are the Main  Risks of  Investing  in the Fund?  The Fund is subject to a number of  investment  risks,  described  in "Main Risks of  Investing  in the
Fund,"  below.  In  addition,  shares of the Fund are  subject to  substantial restrictions  on transfer and have  limited  liquidity.  As a result,  you may not be able to sell your Fund shares when you want to (for  example,  in times of adverse  market  conditions)  in order to realize any  unrealized  gains or losses on your Fund shares.  You should  consider an investment in the Fund to be illiquid.

The Fund is a  non-diversified  fund and invests in  Portfolio  Funds that may not have  diversified  investment  portfolios.  Investors  will  bear fees and expenses  at the Fund  level  and also  indirectly  at the  Portfolio  Fund or
Portfolio  Account  level.  Fees and  expenses of the  Portfolio  Funds may be duplicative  of fees  and  expenses  assessed  by the  Fund.  Portfolio  Funds generally will not be registered as investment  companies under the Investment
Company  Act.  The  Investment   Manager  may  have  little  or  no  means  of
independently  verifying  with  certainty  information  provided by  Portfolio
Managers.  The Fund may receive  securities  that are illiquid or difficult to value in connection with withdrawals and distributions from Portfolio Funds.

In view of the risks noted above,  the Fund should be considered a speculative investment and investors  should invest in the Fund only if they can sustain a complete loss of their investment.

No  guarantee or  representation  is made that the  investment  program of the
Fund  or of any  Portfolio  Manager  will  be  successful,  that  the  various
Portfolio  Managers  selected will produce  positive  returns or that the Fund will achieve its investment objective.

Who is the Fund  Designed  For?  The Fund is designed for  investors  that are exempt  from  federal  income  tax that seek  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate positive returns  over  various  market  cycles.  An  investment  in the Fund  involves substantial  risks,  including the risk that the entire amount invested may be lost.  The Fund  allocates  its assets to  Portfolio  Managers  and invests in
Portfolio  Funds  that  invest  in and  actively  trade  securities  and other financial  instruments using a variety of strategies and investment techniques that may involve  significant  risks.  Various risks are also  associated with an  investment  in the Fund,  including  risks  relating to the  multi-manager structure of the Fund and risks relating to the limited liquidity of shares.

Prospective  investors  should consider the risks and other factors  described below  in  determining  whether  an  investment  in  the  Fund  is a  suitable investment.  However,  the  risks  enumerated  below  should  not be viewed as encompassing  all of the  risks  associated  with an  investment  in the Fund.
Prospective  investors should read this entire prospectus and the statement of additional  information  of the Fund (the  "SAI") and  consult  with their own advisers  before  deciding  whether  to  invest.  In  addition,  as the Fund's investment  program  develops  and changes over time  (subject to  limitations
established  by  the  Fund's  investment   policies  and   restrictions),   an
investment  in the  Fund  may in the  future  be  subject  to  additional  and different risk factors.

How Can an Investor Buy Shares?  The  Distributor  acts as the  distributor of the Fund's  shares on a best  efforts  basis,  subject to various  conditions, pursuant to the terms of a General  Distributor's  Agreement entered into with the Fund.  Investors may purchase  shares  directly  through the  Distributor.
Alternatively,  shares may be purchased  through  brokers or dealers that have entered into selling  agreements with the  Distributor.  The Distributor is an affiliate of the Adviser and the Investment Manager.

Subsequent  to the  initial  offering,  shares  will  be  offered  and  may be purchased on a monthly  basis,  or at such other times as may be determined by the Board.

Share certificates are not available for shares of the Fund.

All investor  funds for the  purchase of shares will be deposited  promptly in an escrow  account  maintained by Citibank,  N.A.,  as escrow  agent,  for the benefit of the  investors.  Funds held in the escrow  account  may be invested in high quality, short-term investments,  and any interest earned on the funds will be paid to  investors  on the date shares are issued.  The full amount of an  investment  is payable in federal  funds,  which must be  received  by the
Distributor not later than fourteen  calendar days prior to the beginning of a month  if  payment  is made  by  check  or four  business  days  prior  to the beginning  of a month if  payment  is sent by wire.  If  payment is not timely received,  the  investment  will  be made at the  beginning  of the  following month,  provided  that the  investor  certification  described  below has been received by the Distributor.

Before an investor may invest in the Fund,  the  Distributor or the investor's sales  representative  will require a certification  from the investor that it is a Qualified Investor and meets other requirements for investment,  and that the investor will not transfer its shares except in the limited  circumstances permitted  under  the  Funds'  Declaration  of  Trust.  The  form of  investor certification  that  each  investor  will be  asked  to sign is  contained  in
Appendix A of this prospectus.  An investor's  certification  must be received by the Distributor,  along with its payment as described  above,  otherwise an investor's  order will not be accepted.  If the investor's  order is rejected, all monies  submitted  by the  investor  for the  purchase  of shares  will be promptly refunded to the investor.

How Do the Fund's Repurchase Offers Provide  Liquidity?  The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers  will be made at such  times and on such terms as may be  determined  by the Board in its sole  discretion,  subject to certain  regulatory  requirements  imposed  by  the  rules  of  the  SEC,  and generally  will be offered  to  repurchase  at a  specified  dollar  amount of outstanding  shares.  A  redemption  fee equal to 1.00% of the value of shares repurchased  by the Fund will  apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year  following the date of the  shareholders'  initial  investment  in the Fund.  If  applicable,  the redemption  fee  will  be  deducted  before  payment  of  the  proceeds  of  a repurchase.

In determining  whether the Fund should  repurchase shares pursuant to written tenders,  the Board will  consider the  recommendations  of the  Adviser.  The
Adviser  expects  that it will  recommend  to the Board that the Fund offer to repurchase shares, as of the last business day of March,  June,  September and
December of each year.

Who Manages the Fund?  OppenheimerFunds,  Inc.  (the  "Adviser") is the Fund's
investment  adviser.  Tremont Partners,  Inc. (the "Investment  Manager"),  an
affiliate of the Adviser,  is the Fund's  investment  manager.  The Investment
Manager  provides  day-to-day  investment  management  services  to the  Fund, including the selection of Portfolio Managers.

                     MAIN RISKS OF INVESTING IN THE FUND

All  investments  carry  risks  to some  degree.  An  investment  in the  Fund involves  substantial  risks,  including  the  risk  that  the  entire  amount invested may be lost.  The Fund  allocates  its assets to  Portfolio  Managers and invests in Portfolio  Funds that invest in and actively  trade  securities and other financial  instruments  using a variety of strategies and investment techniques that may involve  significant  risks.  Various other types of risks are also associated  with an investment in the Fund,  including risks relating to the  multi-manager  structure of the Fund,  risks relating to  compensation arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General Economic and Market  Conditions.  The success of the Fund's investment program may be affected by general  economic  and market  conditions,  such as
interest   rates,   availability   of  credit,   inflation   rates,   economic
uncertainty,  changes  in  laws,  and  national  and  international  political
circumstances.   These  factors  may  affect  the  level  and   volatility  of
securities  prices and the liquidity of  investments  held by Portfolio  Funds and Portfolio  Accounts.  Unexpected  volatility or  illiquidity  could impair the Fund's profitability or result in losses.

Highly  Volatile  Markets.  The  prices  of  commodities   contracts  and  all
derivative   instruments,   including  futures  and  options,  can  be  highly
volatile.   Price  movements  of  forwards,   futures  and  other   derivative
contracts  in which a Portfolio  Fund's or Portfolio  Account's  assets may be invested are  influenced  by, among other  things,  interest  rates,  changing supply and demand relationships,  trade, fiscal, monetary and exchange control
programs  and  policies  of  governments,   and  national  and   international
political and economic  events and  policies.  In addition,  governments  from time to time  intervene,  directly  and by  regulation,  in  certain  markets,
particularly  those  in  currencies,   financial   instruments,   futures  and
options.  Such  intervention  often is intended  directly to influence  prices and may,  together  with  other  factors,  cause all of such  markets  to move rapidly in the same  direction  because of, among other things,  interest rate fluctuations.  Portfolio Funds and Portfolio  Accounts are also subject to the risk of the failure of any exchanges on which their  positions trade or of the clearinghouses for those exchanges.

Risks  of  Securities   Activities.   All  securities  investing  and  trading
activities  involve the risk of loss of capital.  While the Investment Manager will  attempt to moderate  these  risks,  there can be no  assurance  that the
Fund's investment  activities will be successful or that shareholders will not
suffer  losses.  The  following   discussion  sets  forth  some  of  the  more
significant risks associated with the Portfolio Managers' styles of investing:

      Equity  Securities.   Portfolio  Managers'  investment   portfolios  may
include  long and short  positions  in common  stocks,  preferred  stocks  and convertible securities of U.S. and non-U.S.  issuers.  Portfolio Managers also may invest in depository receipts relating to non-U.S.  securities,  which are subject to the risks affecting  investments in foreign issuers discussed under
"Non-U.S.  Investments,"'  below. Issuers of un-sponsored  Depository Receipts are not obligated to disclose material  information in the United States,  and therefore,  there may be less  information  available  regarding such issuers.
Equity securities  fluctuate in value, often based on factors unrelated to the value  of  the  issuer  of  the  securities,  and  such  fluctuations  can  be pronounced.

      Fixed-Income  Securities.  The value of fixed-income securities in which
Portfolio  Funds and  Portfolio  Accounts  invest  will  change in response to
fluctuations  in  interest  rates.  For  fixed-rate  debt   securities,   when
prevailing  interest rates fall, the values of already-issued  debt securities generally  rise. When interest rates rise, the values of  already-issued  debt securities  generally  fall,  and they may sell at a discount  from their face amount.  In  addition,  the  value  of  certain  fixed-income  securities  can
fluctuate  in  response  to  perceptions  of  credit   worthiness,   political
stability   or   soundness   of  economic   policies.   Valuations   of  other
fixed-income instruments,  such as mortgage-backed  securities,  may fluctuate in  response to changes in the  economic  environment  that may affect  future cash flows.

      Non-U.S.   Investments.   It  is  expected  that  Portfolio   Funds  and
Portfolio  Accounts  will  invest in  securities  of  non-U.S.  companies  and
countries.   Foreign   obligations  have  risks  not  typically   involved  in
domestic  investments.  Foreign investing can result in higher transaction and operating  costs for the Fund.  Foreign  issuers  are not  subject to the same accounting and disclosure  requirements to which U.S.  issuers are subject and consequently,  less information is available to investors in companies located in such countries  than is available to investors in companies  located in the
United States.  The value of foreign  investments  may be affected by exchange control  regulations;  fluctuations in the rate of exchange between currencies and costs associated with currency  conversions;  the potential  difficulty in repatriating  funds;  expropriation or  nationalization of a company's assets;
delays in  settlement of  transactions;  changes in  governmental  economic or monetary  policies  in the U.S. or abroad;  or other  political  and  economic factors.

            Securities of issuers in emerging and developing  markets  present
risks  not  found  in  securities  of  issuers  in  more  developed   markets.
Securities  of  issuers  in  emerging  and  developing  markets  may  be  more difficult to sell at  acceptable  prices and their prices may be more volatile
than  securities  of  issuers  in  more  developed  markets.   Settlements  of
securities  trades in  emerging  and  developing  markets  may be  subject  to greater  delays  than in other  markets so that the Fund might not receive the proceeds  of a  sale  of  a  security  on a  timely  basis.  Emerging  markets generally have less  developed  trading  markets and exchanges,  and legal and accounting systems.

            From  time to time,  the Fund may  invest  in  non-U.S.  Portfolio
Funds  which  have  similar  risks  (as  described   above)  to  investing  in
securities of non-U.S. companies and countries.

      Illiquid Portfolio  Investments.  Portfolio Funds and Portfolio Accounts
may invest in securities  that are subject to legal or other  restrictions  on transfer or for which no liquid  market  exists.  The market  prices,  if any, for such  securities  tend to be volatile  and a Portfolio  Fund or  Portfolio
Account  may not be able to sell them when it  desires  to do so or to realize what it perceives  to be their fair value in the event of a sale.  The sale of restricted  and illiquid  securities  often  requires more time and results in higher  brokerage  charges or dealer discounts and other selling expenses than does the sale of  securities  eligible  for  trading  on  national  securities exchanges or in the over-the-counter  markets.  Restricted securities may sell at prices  that are lower  than  similar  securities  that are not  subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The   Portfolio   Managers  may  utilize  a  variety  of  special   investment
instruments  and  techniques to hedge the  portfolios  of the Portfolio  Funds against  various  risks  (such as changes in interest  rates or other  factors that  affect  security  values)  or  for  non-hedging  purposes  to  pursue  a
Portfolio  Fund's  or  Portfolio   Account's   investment   objective.   These
strategies may be executed  through  derivative  transactions.  Certain of the special investment  instruments and techniques that the Portfolio Managers may use are  speculative  and involve a high degree of risk,  particularly  in the context of non-hedging transactions.

      Derivatives.  Derivatives  are  securities  and  other  instruments  the value or return of which is based on the  performance of an underlying  asset, index,  interest  rate or other  investment.  Derivatives  may be volatile and involve  various  risks,  depending  upon the derivative and its function in a portfolio.  Special  risks may apply to  instruments  that are  invested in by
Portfolio Funds or Portfolio  Accounts in the future that cannot be determined at this  time or until  such  instruments  are  developed  or  invested  in by
Portfolio  Funds or  Portfolio  Accounts.  Certain  swaps,  options  and other derivative  instruments  may be subject to various  types of risks,  including market risk,  liquidity risk, the risk of non-performance by the counterparty, including risks relating to the financial  soundness and  creditworthiness  of the counterparty, legal risk and operations risk.

      Call and Put  Options.  There  are  risks  associated  with the sale and purchase of call and put options.  The seller  (writer) of a call option which is covered (e.g., the writer holds the underlying  security)  assumes the risk of a  decline  in the  market  price  of the  underlying  security  below  the purchase  price of the  underlying  security  less the premium  received,  and gives  up the  opportunity  for  gain on the  underlying  security  above  the exercise  price of the option.  The seller of an uncovered call option assumes the risk of a  theoretically  unlimited  increase  in the market  price of the underlying  security  above the exercise  price of the option.  The securities necessary  to satisfy the exercise of the call option may be  unavailable  for purchase  except at much higher prices.  Purchasing  securities to satisfy the exercise of the call option can itself  cause the price of the  securities  to rise further,  sometimes by a significant  amount,  thereby  exacerbating  the loss.  The  buyer of a call  option  assumes  the risk of  losing  its  entire premium  invested  in the call  option.  The seller  (writer)  of a put option which is covered  (e.g.,  the writer has a short  position  in the  underlying security)  assumes  the  risk  of an  increase  in  the  market  price  of the underlying  security above its short sales price plus the premium received for writing the put  option,  and gives up the  opportunity  for gain on the short position if the underlying  security's price falls below the exercise price of the  option.  The  seller of an  uncovered  put option  assumes  the risk of a decline in the market  price of the  underlying  security  below the  exercise price of the option.  The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

      Hedging  Transactions.  The Portfolio  Managers may utilize a variety of financial  instruments,  such as  derivatives,  options,  interest rate swaps, caps and  floors,  futures  and  forward  contracts  to seek to hedge  against declines in the values of their portfolio  positions as a result of changes in currency  exchange  rates,  certain  changes in the equity  markets and market interest  rates and other  events.  Hedging  transactions  may also  limit the opportunity  for gain if the value of the hedged  portfolio  positions  should increase.  It may not be possible for the Portfolio  Managers to hedge against a change  or event at a price  sufficient  to  protect a  Portfolio  Fund's or
Portfolio  Account's  assets  from  the  decline  in  value  of the  portfolio positions  anticipated as a result of such change. In addition,  it may not be possible  to  hedge  against  certain  changes  or  events  at  all.  While  a
Portfolio  Manager may enter into such transactions to seek to reduce currency exchange  rate and  interest  rate  risks,  or the risks of a  decline  in the equity  markets  generally  or one or more  sectors of the  equity  markets in particular,  or the risks posed by the  occurrence  of certain  other  events, unanticipated  changes in currency or interest  rates or  increases or smaller than expected  decreases in the equity  markets or sectors being hedged or the non-occurrence  of other events  being  hedged  against may result in a poorer overall  performance  for the  Fund  than  if the  Portfolio  Manager  had not
engaged  in  any  such  hedging  transaction.   In  addition,  the  degree  of
correlation  between  price  movements  of the  instruments  used in a hedging strategy  and price  movements  in the  portfolio  position  being  hedged may vary.  Moreover,  for a variety of reasons,  the  Portfolio  Managers  may not seek to establish a perfect  correlation  between such hedging instruments and the portfolio  holdings being hedged.  Such imperfect  correlation may prevent the Portfolio  Managers from  achieving the intended  hedge or expose the Fund to additional risk of loss.

      Counterparty  Credit  Risk.  Many of the markets in which the  Portfolio
Funds or Portfolio Accounts effect their  transactions are  "over-the-counter"
or  "inter-dealer"  markets.  The  participants in these markets are typically not subject to credit  evaluation and  regulatory  oversight as are members of
"exchange  based"  markets.  To the  extent  a  Portfolio  Fund  or  Portfolio
Account  invests  in swaps,  derivative  or  synthetic  instruments,  or other over-the-counter  transactions, on these markets, it is assuming a credit risk with  regard to  parties  with  whom it  trades  and may also bear the risk of settlement  default.  These risks may differ  materially from those associated with  transactions  effected on an  exchange,  which  generally  are backed by clearing organization guarantees,  daily marking-to-market and settlement, and segregation and minimum  capital  requirements  applicable to  intermediaries.
Transactions  entered into directly  between two  counterparties  generally do
not  benefit  from  such  protections.   This  exposes  a  Portfolio  Fund  or
Portfolio  Account  to  the  risk  that  a  counterparty  will  not  settle  a transaction in accordance  with its terms and conditions  because of a dispute over the terms of the  contract  (whether  or not bona  fide) or  because of a credit or  liquidity  problem,  thus causing the  Portfolio  Fund or Portfolio
Account to suffer a loss.  Such  counterparty  risk is accentuated in the case of contracts  with longer  maturities  where  events may  intervene to prevent settlement,  or where a Portfolio Fund or Portfolio  Account has  concentrated its  transactions  with a single or small group of  counterparties.  Portfolio
Funds  and  Portfolio  Accounts  are not  restricted  from  dealing  with  any
particular   counterparty   or  from   concentrating   any  or  all  of  their
transactions  with one counterparty.  However,  the Investment  Manager,  with the intent to diversify,  intends to monitor  counterparty  credit exposure of
Portfolio  Funds and Portfolio  Accounts.  The ability of Portfolio  Funds and
Portfolio   Accounts  to  transact   business   with  any  one  or  number  of
counterparties,   the   lack   of   any   independent   evaluation   of   such
counterparties'  financial  capabilities and the absence of a regulated market to facilitate settlement may increase the potential for losses by the Fund.

      Leverage;  Interest  Rates;  Margin.  The Fund is  authorized  to borrow money  for  investment  purposes,  to meet  repurchase  requests  and for cash management  purposes.  Portfolio  Funds generally are also permitted to borrow money.  The Fund,  Portfolio  Funds and  Portfolio  Accounts  may  directly or indirectly  borrow  funds  from  brokerage  firms  and  banks.  Borrowing  for investment  purposes is known as  "leverage."  Portfolio  Funds and  Portfolio
Accounts  may also  "leverage"  by using  options,  swaps,  forwards and other
derivative   instruments.   Although  leverage   presents   opportunities  for
increasing  total  investment   return,  it  has  the  effect  of  potentially
increasing  losses as well. Any event that  adversely  affects the value of an investment,  either  directly or indirectly,  by a Portfolio Fund or Portfolio
Account  could be  magnified  to the extent  that  leverage is  employed.  The cumulative effect of the use of leverage,  directly or indirectly, in a market that moves adversely to the  investments of the entity  employing the leverage could  result  in a loss  that  would be  greater  than if  leverage  were not employed.  In  addition,  to the extent that the Fund,  Portfolio  Managers or
Portfolio  Funds borrow  funds,  the rates at which they can borrow may affect the operating  results of the Fund.  Any borrowings by the Fund for investment purposes will be made solely for Portfolio Accounts.

            In general,  the anticipated use of short-term  margin  borrowings by  Portfolio  Funds and  Portfolio  Accounts  results in  certain  additional risks.  For  example,  should the  securities  that are  pledged to brokers to secure  margin  accounts  decline in value,  or should  brokers from which the
Portfolio  Funds or Portfolio Funds have borrowed  increase their  maintenance margin  requirements  (i.e.,  reduce the  percentage of a position that can be financed),  then the Portfolio Funds or Portfolio Accounts could be subject to a "margin call," pursuant to which they must either deposit  additional  funds with the broker or suffer mandatory  liquidation of the pledged  securities to compensate  for the decline in value.  In the event of a  precipitous  drop in the value of the assets of a Portfolio  Fund or  Portfolio  Account,  it might not be able to liquidate  assets quickly enough to pay off the margin debt and might suffer  mandatory  liquidation  of  positions  in a declining  market at relatively  low  prices,  thereby  incurring  substantial  losses.  For  these reasons,  the use of  borrowings  for  investment  purposes  is  considered  a speculative investment practice.

            Short  Selling.   The  Portfolio  Managers  may  engage  in  short
selling.  Short selling  involves  selling  securities  that are not owned and borrowing  the  same  securities  for  delivery  to  the  purchaser,  with  an obligation to replace the borrowed  securities at a later date.  Short selling allows an  investor to profit  from  declines  in market  prices to the extent such  declines  exceed the  transaction  costs and the costs of borrowing  the securities.  A short sale creates the risk of an unlimited  loss, as the price of the underlying  security could  theoretically  increase without limit, thus increasing  the cost of buying those  securities to cover the short  position.
There  can be no  assurance  that the  securities  necessary  to cover a short position will be available for  purchase.  Purchasing  securities to close out the short  position  can  itself  cause the  price of the  securities  to rise further,  thereby  exacerbating the loss. For these reasons,  short selling is considered a speculative investment practice.

            Portfolio  Funds and  Portfolio  Accounts  may also  effect  short sales "against the box." These  transactions  involve selling short securities that are owned (or that a Portfolio  Fund or  Portfolio  Account has the right to obtain).  When a Portfolio  Fund or Portfolio  Account  enters into a short sale  against the box,  it will set aside  securities  equivalent  in kind and
amount  to  the   securities   sold  short  (or   securities   convertible  or
exchangeable  into such  securities) and will hold such  securities  while the short sale is outstanding.  Portfolio Funds and Portfolio  Accounts will incur transaction costs,  including  interest expenses,  in connection with opening, maintaining and closing short sales against the box.

GENERAL RISKS

      Lack  of  Operating  History.  Certain  Portfolio  Funds  may  be  newly formed  entities  that  have  no  operating  histories.  In  such  cases,  the
Investment  Manager will have  evaluated the past  investment  performance  of
Portfolio  Managers  or  their  personnel.   However,   this  past  investment
performance  may not be indicative of the future results of an investment in a
Portfolio  Fund  managed  by a  Portfolio  Manager.  Although  the  Investment
Manager,  its affiliates  and their  personnel  have  considerable  experience evaluating  the  performance  of  alternative  asset  managers  and  providing manager  selection  and asset  allocation  services  to  clients,  the  Fund's investment  program  should be  evaluated  on the basis  that  there can be no assurance that the  Investment  Manager's  assessments of Portfolio  Managers, and in turn their  assessments  of the  short-term  or long-term  prospects of investments,  will  prove  accurate.  Thus,  the  Fund  may  not  achieve  its investment objective and the Fund's net asset value may decrease.

      Non-Diversified   Status.  The  Fund  is  "non-diversified"   under  the
Investment  Company Act. That means that the Fund can invest in the securities of a single issuer without limit.  This policy gives the Fund more flexibility to invest in the  obligations of a single borrower or issuer than if it were a
"diversified"  fund.  However,  the Fund intends to diversify its  investments so that  it  will  qualify  as a  "regulated  investment  company"  under  the
Internal  Revenue Code (although it reserves the right not to qualify).  Under that  requirement,  with  respect  to 50% of its  total  assets,  the Fund may invest  up to 25% of its  assets  in the  securities  of any one  borrower  or issuer.  To the extent the Fund invests a relatively  high  percentage  of its assets in the  obligations  of a single issuer or a limited number of issuers, the Fund is  subject  to  additional  risk of loss if those  obligations  lose market  value or the  borrower  or issuer of those  obligations  defaults.  To address  this  risk,  not  more  than 10% of the  Fund's  net  assets  will be allocated to any one Portfolio Manager.

      Industry  Concentration  Risk.  Although the Fund will not invest 25% or more of the  value of its  total  assets in the  securities  (other  than U.S.
Government  securities)  of issuers  engaged in a single  industry,  Portfolio
Funds   generally   are  not   subject  to  similar   industry   concentration
restrictions on their  investments  and, in some cases, may invest 25% or more of the value of their total assets in a single  industry.  Portfolio Funds are not subject to the Fund's other investment policies and restrictions.

      The Fund  will not  invest in a  Portfolio  Fund if, as a result of such investment,  25% or more of the  value  of the  Fund's  total  assets  will be invested in Portfolio Funds that, in the aggregate,  have investment  programs that focus on investing in any single industry.  Nevertheless,  it is possible that, at any given time,  the assets of Portfolio  Funds in which the Fund has
invested   will,  in  the  aggregate,   be  invested  in  a  single   industry
constituting  25% or more of the value of their  combined  total  assets.  The
Fund does not believe that this  situation is likely to occur given the nature of its investment  program.  However,  because these  circumstances may arise, the  Fund  is  subject  to  greater  investment  risk  to  the  extent  that a significant  portion of its assets may at some times be  invested,  indirectly through  Portfolio  Funds in which it invests,  in the  securities  of issuers engaged  in similar  businesses  that are  likely to be  affected  by the same market conditions and other  industry-specific  risk factors.  Portfolio Funds are not generally  required to provide  current  information  regarding  their investments to their  investors  (including the Fund).  Thus, the Fund and the
Investment  Manager may not be able to  determine at any given time whether or the extent to which Portfolio  Funds,  in the aggregate,  have invested 25% or more of their combined assets in any particular industry.

      If the Fund  engages a Portfolio  Manager to manage a Portfolio  Account or a  separate  investment  vehicle  has been  created  in  which a  Portfolio
Manager will serve as general  partner of the vehicle and the Fund will be the sole limited partner (an "Affiliated  Portfolio Fund"), then the Fund shall be required  to look  through  to the  assets of such  Portfolio  Account  and/or
Affiliated  Portfolio  Fund  in  determining   compliance  with  the  industry
concentration policy.

      Limited  Liquidity;  In-Kind  Distributions.  An  investment in the Fund provides  limited  liquidity  since  shareholders  will not be able to  redeem shares on a daily basis  because the Fund is a closed-end  fund.  In addition, with very limited exceptions, shares are not transferable,  and liquidity will be  provided  only  through  repurchase  offers  made from time to time by the
Fund. An  investment in the Fund is therefore  suitable only for investors who can bear the risks associated with the limited  liquidity of shares and should be viewed as a long-term investment.

            Payment for  repurchased  shares may require the Fund to liquidate portfolio  holdings  earlier  than  the  Investment  Manager  would  otherwise liquidate these holdings,  potentially  resulting in losses,  and may increase the Fund's portfolio  turnover.  The Adviser and the Investment Manager intend to take  measures  (subject  to such  policies  as may be  established  by the
Board)  to  attempt  to  avoid  or  minimize  potential  losses  and  turnover resulting from the repurchase of shares.

            If a  shareholder  tenders all shares (or a portion of its shares)
in connection  with a repurchase  offer made by the Fund,  that tender may not be rescinded by the shareholder  after the date on which the repurchase  offer terminates.  However,  the value of shares that are  tendered by  shareholders generally will not be determined  until a date  approximately  one month later and will be based on the value of the Fund's  assets as of such later date.  A shareholder  will thus  continue  to bear  investment  risk  after  shares are tendered for  repurchase  and until the date as of which the shares are valued for purposes of  repurchase.  In addition,  a redemption fee equal to 1.00% of the  value of  shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase is less than one year  following  the  date  of the  shareholder's  initial  investment  in the
Fund.

            The Fund expects to distribute  cash to the holders of shares that are  purchased.  However,  there can be no  assurance  that the Fund will have sufficient  cash to pay for shares that are being  repurchased or that it will be able to liquidate  investments at favorable  prices to pay for  repurchased shares.  Although  the Fund does not  generally  intend to make  distributions
in-kind,   under   the   foregoing   circumstances,   and  in  other   unusual
circumstances  where the Board  determines  that making a cash  payment  would result  in a  material  adverse  effect  on the  Fund or on  shareholders  not
tendering   shares  for   repurchase,   shareholders   may   receive   in-kind
distributions  of  investments  from the Fund's  portfolio,  either the Fund's interests  in  Portfolio  Funds  or  securities  held by the  Portfolio  Funds
(valued in accordance with the Fund's  valuation  policies) in connection with the repurchase of shares by the Fund. Any such  distributions  will be made on the  same  basis  to  all  shareholders  in  connection  with  any  particular repurchase  offer. In addition,  a distribution may be made partly in cash and partly  in-kind.  An in-kind  distribution  may consist of securities that are not readily  marketable and may be subject to restrictions on resale,  such as the  Fund's  interests  in  Portfolio  Funds or  certain  securities  owned by
Portfolio Funds.  Shareholders  receiving an in-kind  distribution  will incur costs,  including  commissions,  in disposing of securities that they receive, and in the case of securities  that are not readily  marketable,  shareholders may not be able to sell the  securities  except at prices  that are lower than those  at  which  the  securities  were  valued  by the  Fund  or not  without substantial  delay. For these various reasons,  an investment in the shares is suitable only for  sophisticated  investors.  See  "Repurchases  of Shares and
Transfers."

            Conflicts of Interest.  The Adviser,  the  Investment  Manager and
their  affiliates,  as  well  as  many of the  Portfolio  Managers  and  their respective  affiliates,  provide  investment  advisory  and other  services to clients  other than the Fund and  Portfolio  Funds.  In  addition,  investment
professionals   associated  with  the  Adviser,   the  Investment  Manager  or
Portfolio  Managers may carry on investment  activities for their own accounts and the accounts of family members  (collectively  with other accounts managed
by  the  Adviser,   the  Investment  Manager  and  their  affiliates,   "Other
Accounts").  As a  result  of  the  foregoing,  the  Adviser,  the  Investment
Manager  and  Portfolio  Managers  will be engaged in  substantial  activities other  than on behalf of the Fund and may have  differing  economic  shares in respect of such  activities  and may have  conflicts of interest in allocating
investment  opportunities,   and  their  time,  between  the  Fund  and  Other
Accounts.  Portfolio  Managers may, in pursuing  independently  of one another their respective investment objectives, effect offsetting transactions,  which could result in the Fund bearing  transactional  costs  without  obtaining any benefit.

            However,  it  is  the  policy  of  the  Investment  Manager,   and
generally  also  the  policy  of  the  Portfolio  Managers,   that  investment
decisions for the Fund,  Portfolio  Accounts and Other  Accounts be made based on a consideration  of their  respective  investment  objectives and policies, and other needs and  requirements  affecting each account that they manage and that  investment  transactions  and  opportunities  be fairly  allocated among their clients, including the Fund and Portfolio Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

      Portfolio   Funds   generally  will  not  be  registered  as  investment
companies under the Investment Company Act and,  therefore,  the Fund will not have the benefit of various  protections  afforded by the  Investment  Company
Act with respect to its  investments  in Portfolio  Funds.  The Fund from time to time,  may also  invest  in  non-U.S.  Portfolio  Funds  that  also are not registered under the Investment Company Act.  Investing in non-U.S.  Portfolio
Funds have similar risks to investing in securities of non-U.S.  companies and countries.  Although  the  Investment  Manager  expects  to  receive  detailed information from each Portfolio Manager  regarding its investment  performance and  investment  strategy  on a regular  basis,  in most cases the  Investment
Manager has little or no means of independently verifying this information.  A
Portfolio  Manager  may use  proprietary  investment  strategies  that are not fully disclosed to the Investment Manager,  which may involve risks under some market  conditions  that are not  anticipated  by the Investment  Manager.  In addition,  many  Portfolio  Managers  will  not be  registered  as  investment advisers under the Investment  Advisers Act of 1940, as amended (the "Advisers
Act") in reliance on certain  exemptions from registration  under that act. In such  cases,  Portfolio  Managers  will not be subject  to various  disclosure requirements and rules that would apply to registered investment advisers.

            Investors in the Fund  directly bear the Fund's fees and expenses, and  indirectly  bear fees and expenses of the  Portfolio  Funds and Portfolio
Accounts,  including asset-based fees and  performance-based  fees assessed by
Portfolio  Funds  or  Portfolio  Accounts.  Similarly,   shareholders  bear  a
proportionate  share of the other  operating  expenses of the Fund  (including the  Administration  Fee) and,  indirectly,  similar expenses of the Portfolio
Funds and Portfolio  Accounts.  An investor who meets the  conditions  imposed
by  the  Portfolio  Managers,   including  investment  minimums  that  may  be
considerably  higher than the $1,000,000  minimum  imposed by the Fund,  could invest directly with the Portfolio Managers.

      Each Portfolio Manager will receive any performance-based  allocation to which it is  entitled  irrespective  of the  investment  performance  of other
Portfolio  Managers  or the  investment  performance  of the  Fund  generally.
Thus, a Portfolio  Manager with positive  investment  performance will receive this allocation from the Fund (and indirectly from  shareholders)  even if the
Fund's  overall  investment  return is negative.  Investment  decisions of the
Portfolio  Managers are made  independently of each other. As a result, at any particular time, one Portfolio  Manager may be purchasing  shares of an issuer for a  Portfolio  Fund or  Portfolio  Account  whose  shares are being sold by another  Portfolio  Manager for another  Portfolio Fund or Portfolio  Account.
In any such situations,  the Fund could  indirectly incur certain  transaction costs without accomplishing any net investment result.

      Since the Fund may make additional  investments in or effect withdrawals from a Portfolio Fund only at certain times pursuant to limitations  set forth in the governing  documents of the Portfolio Fund, the Fund from time to time:
may have to  invest a  greater  portion  of its  assets  temporarily  in money market  securities than it otherwise might wish to invest;  may have to borrow money to repurchase  shares; and may not be able to withdraw its investment in a  Portfolio  Fund  promptly  after it has made a decision  to do so. This may adversely affect the Fund's investment return or increase the Fund's expenses.

      Portfolio Funds may be permitted to redeem their shares  in-kind.  Thus, upon the Fund's  withdrawal of all or a portion of its interest in a Portfolio
Fund,  the Fund may  receive  securities  that are  illiquid or  difficult  to value. See  "INVESTMENT-RELATED  RISKS - Illiquid  Portfolio  Investments" and
"DISTRIBUTION  ARRANGEMENTS  -  Calculation  of Net  Asset  Value."  In  these circumstances,  the  Adviser  would seek to dispose of these  securities  in a manner that is in the best interests of the Fund.

      Subject to limitations  imposed by the Investment  Company Act,  neither the Trustees,  the Adviser,  or the Investment  Manager shall be liable to the
Fund or any of the shareholders  for any loss or damage  occasioned by any act or omission in the  performance  of their  respective  services as such in the absence of  willful  misfeasance,  bad faith,  gross  negligence  or  reckless disregard of their duties.

      Portfolio  Account  Allocations.  The Fund may on occasion  allocate its assets to a Portfolio  Manager by retaining the Portfolio  Manager to manage a
Portfolio Account for the Fund, rather than invest in the Portfolio  Manager's
Portfolio  Fund.  It is possible,  given the leverage at which  certain of the
Portfolio  Managers  will trade,  that the Fund could lose more in a Portfolio
Account  that is managed by a particular  Portfolio  Manager than the Fund has allocated  to such  Portfolio  Manager to invest.  This risk may be avoided if the Fund,  instead  of  retaining  a  Portfolio  Manager  to manage a separate account  comprised of a  designated  portion of the Fund's  assets,  creates a separate  investment  vehicle  for which a  Portfolio  Manager  will  serve as general  partner and in which the Fund will be the sole limited  partner.  Use of this  structure,  however,  involves  various  expenses,  and  there  is no requirement  that  separate  investment  vehicles  be  created  for  Portfolio
Accounts.  Portfolio  Funds  that are  Portfolio  Accounts  will be subject to the  investment  policies  and  restrictions  of the  Funds,  as  well  as the provisions of the 1940 Act and the rules thereunder.

      Valuation of  Portfolio  Funds.  In most cases,  the Fund will be unable to verify with  certainty  the  monthly  valuation  received  from a Portfolio
Manager  regarding  a  Portfolio  Fund.  Furthermore,  these  valuations  will typically  be  estimates  only,  subject to revision  based on each  Portfolio
Fund's annual audit.  Revisions to the Fund's gain and loss  calculations will be an ongoing  process,  and no  appreciation  or  depreciation  figure can be considered final until the annual audits of Portfolio Funds are completed.

      Portfolio   Managers  will  generally  invest  primarily  in  marketable securities,  although certain Portfolio  Managers may also invest in privately placed  securities  and other  investments  that are  illiquid and do not have readily  available  market  quotations.  These  securities  will  nevertheless
generally  be  valued  by  Portfolio   Managers,   which  valuations  will  be
conclusive  with  respect to the Fund,  even though  Portfolio  Managers  will generally face a conflict of interest in valuing such  securities  because the values given to the securities  will affect the  compensation of the Portfolio
Managers.  Any such securities  held by a Portfolio  Account will be valued at
their  "fair  value"  as   determined   in  good  faith  by  the  Board.   See
"DISTRIBUTION ARRANGEMENTS - Calculation of Net Asset Value," below.

                         THE FUND AND ITS INVESTMENTS

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate  positive  returns over various  market  cycles.  No assurance can be given that the Fund will achieve its investment objective.

What are the  Fund's  Principal  Investment  Policies?  The Fund  pursues  its investment  objective by allocating its assets for  investment  among a select group of Portfolio  Managers that are alternative  asset managers and employ a variety of "market neutral" investment  strategies.  Market neutral investment strategies  seek to  provide  predictable  investment  returns  regardless  of
general  stock  market   movements.   The  Investment   Manager  is  primarily
responsible  for selecting the Portfolio  Managers and determining the portion of the Fund's  assets to be allocated to each  Portfolio  Manager,  subject to the  general  supervision  of  the  Adviser  and  the  Board.  The  Fund  will implement  these  allocation  decisions  primarily  by  investing in Portfolio
Funds that are  managed  by  Portfolio  Managers  selected  by the  Investment
Manager.

Portfolio Funds are generally  private U.S.  investment  funds,  although they may  consist of certain  qualifying  non-U.S.  private  funds as well.  In the
U.S. such funds are  typically  organized as limited  partnerships  or limited liability  companies,  that are not required to register  under the Investment
Company Act  because  they do not  publicly  offer  their  securities  and are restricted  as to either the number of  investors  permitted  to invest in the fund or as to the  qualifications  of persons  eligible to invest  (determined with  respect  to the  value  of  investment  assets  held) in the  fund.  The
typical  Portfolio  Fund  will  have  greater   investment   flexibility  than
traditional  investment  funds (such as mutual funds and most other registered investment  companies)  as to the  types of  securities  owned,  the  types of trading strategies employed,  and in many cases, the amount of leverage it may use.

Under normal  market  conditions,  at least 80% of the Fund's net assets (plus the amount of any  borrowings  by the Fund for  investment  purposes)  will be allocated  to  Portfolio  Managers  that pursue  "market  neutral"  investment strategies.  "Market neutral"  investment  strategies  encompass a broad range of investment  programs that  historically have exhibited a low correlation to the  performance of equity,  debt and other markets.  They include  investment programs  involving  use of hedging and  arbitrage  techniques  in the equity, fixed-income,  currency  and  commodity  markets.  These  investment  programs employ a variety of sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage, and transactions in derivative  securities and other financial  instruments such as stock options, index options, futures contracts and options on futures.

How do  Portfolio  Managers  Decide  What  Investments  to Buy  or  Sell?  The
Investment  Manager  takes a  three-tiered  approach to asset  allocation  and
Portfolio  Manager  selection.  Its methodology is premised on the belief that consistent,  superior long-term  performance  necessitates  first, a rigorous,
top-down,   or  macro,  view  of  the  various  alternative   investment  fund
strategies;  second, an in-depth analysis of the types of strategy  attributes
that  best   complement   the   Fund's   investment   objective;   and  third,
identification  of Portfolio  Managers whose investment  styles and historical investment returns and risk characteristics best embody those attributes.

The investment strategies of the Portfolio Managers may include, among others:
o     Index  arbitrage.  This  strategy  involves  investing  in  a  group  of securities  comprising an index, or a representative sample of an index, in order to capture the pricing  differences  that may arise between the index and the component securities.
o     Interest  rate   arbitrage.   This  strategy   seeks  to  exploit  price
      anomalies  between  related  securities  with prices that  fluctuate  in response to interest rate movements.
o     Merger  arbitrage.  This strategy involves  investing  simultaneously in
      long  and  short  positions  in  companies   involved  in  a  merger  or
      acquisition in order to profit from the expected price  movements of the acquiring and target companies.
o     Convertible bond and warrant hedging.  This strategy involves  investing in undervalued  instruments that are convertible into equity  securities and then  hedging  out  systematic  risks  associated  with  either  the convertible instrument, the underlying security or both.
o     Statistical   long/short  equity  strategies.   This  strategy  involves
      constructing  portfolios of offsetting  long and short equity  positions using mathematical or statistical  techniques to identify relative value between long and short positions.
o     Pairs trading.  This is a specific type of equity hedging  strategy that involves  effecting  offsetting  long and short equity  positions in the same industry or sector.

Portfolio Managers using arbitrage  strategies attempt to identify and exploit
pricing   inefficiencies   between  related  instruments  or  combinations  of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such instruments.  Portfolio Managers pursuing arbitrage  strategies utilize a
variety  of  techniques   and  models,   ranging  from  purely   quantitative,
short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

Can the Fund's Investment  Objective and Policies Change?  The Fund's Board of
Trustees can change  non-fundamental  investment  policies without shareholder approval,  although  significant  changes will be described in  amendments  to this Prospectus.  Fundamental  policies cannot be changed without the approval of a  "majority"  (as  defined in the  Investment  Company  Act) of the Fund's outstanding  voting shares.  The Fund's investment  objective is a fundamental policy.  An investment  policy is not  fundamental  unless this  Prospectus or the Statement of Additional Information says that it is.

How are Portfolio  Managers  Selected?  The  Investment  Manager will allocate the Fund's  assets among  available  Portfolio  Managers  that the  Investment
Manager  determines  have  records  of  superior  investment   performance  in
pursuing  market neutral  investment  strategies,  consistent  with the Fund's
goal  of  long-term   capital   appreciation,   while  focusing  on  the  risk
characteristics  of those strategies and the Fund's overall risk exposure.  In doing  so,  the  Investment  Manager  will  seek to  construct  an  investment portfolio  for the Fund in which there is expected to be a low overall  degree of  correlation of the investment  performance  of Portfolio  Managers  across
investment   styles  and  little  or  no   correlation   between  the  overall
performance  of the Fund's  portfolio and the general  performance  of equity, fixed-income  and other  markets.  The  Fund's  structure  and its  investment approach  are intended to provide  investors  several  advantages  over direct investments in private investment funds,  including:  the ability to invest in a professionally  constructed and managed  investment  portfolio;  access to a diverse group of Portfolio  Managers that utilize  varying  investment  styles and  strategies;  and reduced risk  exposure  that comes from  investing  with multiple  Portfolio  Managers that have exhibited low volatility of investment returns and low  correlation to one another.  The Investment  Manager  expects generally to allocate the Fund's  assets to  approximately  10 to 20 Portfolio
Managers.

The  multi-manager  approach  followed by the Fund will involve  allocation of the Fund's assets to Portfolio  Managers that employ  various  market  neutral investment  styles  and  strategies  and will  provide  investors  access to a variety  of  Portfolio  Managers.  The Fund will  invest in  various  types of
Portfolio  Funds managed by Portfolio  Managers,  including  non-U.S.  private funds and  private  U.S.  investment  funds that are  typically  organized  as limited partnerships,  joint ventures,  other investment companies and similar entities.  However,  the Fund may on  occasion  retain  one or more  Portfolio
Managers  to manage  and  invest  designated  portions  of the  Fund's  assets
(either as  separately  managed  accounts or by creating  separate  investment vehicles in which a  Portfolio  Manager  will serve as general  partner of the vehicle and the Fund will be the sole limited  partner).  Any  arrangement  in which the Fund retains a Portfolio  Manager to manage an account or investment vehicle for the Fund is - as  explained  above under "A Brief  Overview of the
Fund:  What  Does  the  Fund  Invest  In?"  -  referred  to  as  a  "Portfolio
Account."  The  selection  of a new  Portfolio  Manager to manage a  Portfolio
Account is subject to the  approval of the Board,  including a majority of the persons  comprising  the  Board  (the  "Trustees")  who  are  not  "interested persons,"  as  defined  by  the  Investment  Company  Act,  of the  Fund  (the
"Independent  Trustees ") and shareholders,  unless the Fund seeks and obtains an  order  of the SEC  exempting  the  Fund  from  certain  provisions  of the
Investment  Company Act. The Fund's  participation  in any  Portfolio  Account arrangement will be subject to the requirement  that the Portfolio  Manager be registered  as an  investment  adviser  under the Advisers Act, and the Fund's contractual  arrangements  with the  Portfolio  Manager will be subject to the requirements of the Investment  Company Act applicable to investment  advisory contracts, including Section 15 of the Investment Company Act.

Portfolio  Managers  will  be  selected  on the  basis  of  various  criteria, generally  including,  among  other  things,  an  analysis  of: the  Portfolio
Manager's  performance  during  various  time periods and market  cycles;  the
Portfolio Manager's reputation,  experience and training;  its articulation of
and  adherence  to  its  investment   philosophy;   the  presence  and  deemed
effectiveness  of  risk  management  discipline;  on-site  interviews  of  the management  team;  the  quality  and  stability  of  the  Portfolio  Manager's organization,  including internal and external professional staff; and whether key personnel of the Portfolio Manager have substantial  personal  investments in the  Portfolio  Manager's  investment  program.  Although it is the general policy  of the Fund to  allocate  assets  among  Portfolio  Managers  that use market  neutral  strategies,  the  Investment  Manager may  allocate a limited portion  of the Fund's  assets to  Portfolio  Managers  that do not use market neutral  strategies,  but  which  use other  strategies  that have  investment performance  characteristics that have historically been negatively correlated to the equity and fixed-income markets,  generally,  in an attempt to generate a  consistent  return  pattern  with  lower  volatility.  The  Fund  will  not allocate more than 20% of its net assets to these Portfolio Managers.

Can a Portfolio  Manager Be Replaced?  The  Investment  Manager will regularly evaluate each Portfolio  Manager to determine  whether its investment  program is consistent with the Fund's investment  objective and whether its investment performance  is  satisfactory.  Based on  these  evaluations,  the  Investment
Manager  will  allocate  and  reallocate  the Fund's  assets  among  Portfolio
Managers,  may terminate  existing  Portfolio  Managers and select  additional
Portfolio  Managers,  subject to the  condition  that the  selection  of a new
Portfolio  Manager for a Portfolio  Account (as explained above under "A Brief
Overview of the Fund:  What does the Fund Invest  In?")  requires  approval of the Board and  shareholders,  unless the Fund  seeks and  obtains an SEC order exempting  it  from  certain  provisions  of the  Investment  Company  Act (as explained above under "How are Portfolio  Managers  Selected?").  However,  no
assurance can be given that such an order will be issued.

Limits on Allocating Fund Assets to any One Portfolio  Manager.  Not more than
10% of the Fund's net assets will be allocated to any one  Portfolio  Manager.
In addition,  the Fund will limit its investment position in any one Portfolio
Fund to less than 5% of the Portfolio Fund's  outstanding  voting  securities, absent an SEC order (or assurances  from the SEC staff) under which the Fund's contribution  and  withdrawal  of capital  from a  Portfolio  Fund in which it holds 5% or more of the  outstanding  shares  will not be  subject  to various
Investment Company Act prohibitions on affiliated  transactions.  However,  to permit the investment of more of its assets in certain  Portfolio Funds deemed attractive by the Investment Manager,  and subject to the foregoing limitation that  the  Fund  will  not  purchase  5% or  more  of the  outstanding  voting securities  of any one  Portfolio  Fund,  the  Fund  may  purchase  non-voting securities of Portfolio Funds,  subject to a limitation that the Fund will not purchase  voting  and  non-voting  shares  in a  Portfolio  Fund  that  in the aggregate represent 25% or more of the Portfolio Fund's outstanding equity.

Portfolio  Managers'  Investments.  Portfolio  Managers will generally  invest primarily in marketable  securities,  although certain Portfolio  Managers may also invest in privately  placed  securities  and other  investments  that are illiquid.  Interests in Portfolio  Funds will not themselves be marketable and will only have limited  liquidity.  Portfolio Managers may invest and trade in a wide range of  instruments  and  markets,  including,  but not  limited  to, domestic and foreign  equities  and  equity-related  instruments,  currencies, financial  futures,  and  fixed  income  and other  debt-related  instruments.
Portfolio  Managers  are  generally  not limited as to the markets  (either by location  or  type,  such as large  capitalization,  small  capitalization  or
non-U.S.  markets) in which they may invest or the investment  discipline that they may employ (such as value,  growth or  bottom-up  or top-down  analysis).
In managing  Portfolio  Funds,  Portfolio  Managers will not be subject to the
Fund's  investment  policies and  restrictions or the various  limitations and
prohibitions   applicable  to  investment   companies   registered  under  the
Investment  Company Act,  such as the Fund. As a result,  Portfolio  Funds may involve  additional  risks,  including  those  associated  with the fact  that
Portfolio  Funds  are not  generally  subject  to any  requirements  that they diversify  their  investments or limit their  investments in the securities of issuers engaged in a single  industry or group of industries.  See "Main Risks
of  Investing  in  the  Fund  -  General  Risks  -  Non-Diversified   Status."
However, the Fund's investment policies and restrictions,  and limitations and prohibitions on investments  imposed by the Investment Company Act, will apply in the case of Portfolio Accounts.

                         OTHER INVESTMENT STRATEGIES

            Portfolio  Managers  can also use the  investment  techniques  and strategies  described  below.  They might not always use all of the  different types of techniques and investments  described  below.  These  techniques have risks,  although some are designed to help reduce overall investment or market risks.

Borrowing;  Use of  Leverage.  The Fund is  authorized  to  borrow  money  for investment  purposes,  to meet  repurchase  requests  and for cash  management purposes.  Portfolio  Funds  generally are also  permitted to borrow money for similar  purposes.  The use of borrowings for investment  purposes is known as
"leverage"  and  involves a high degree of risk.  The  investment  programs of certain  Portfolio  Managers may make  extensive  use of  leverage.  See "Main
Risks  of  Investing  in  the  Fund  -  Special  Investment   Instruments  and
Techniques--Leverage; Interest Rates; Margin."

            The Fund is  subject to the  Investment  Company  Act  requirement that an investment  company  satisfy an asset coverage  requirement of 300% of its  indebtedness,  including  amounts  borrowed,  measured  at the  time  the
investment    company   incurs   the   indebtedness   (the   "Asset   Coverage
Requirement").  This  means that the value of the  Fund's  total  indebtedness may not  exceed  one-third  the  value of its  total  assets  (including  such indebtedness).  These  limits  do  not  apply  to  the  Portfolio  Funds  and, therefore,  the  Fund's  portfolio  may be  exposed  to  the  risk  of  highly leveraged  investment  programs of certain Portfolio Funds. The Asset Coverage
Requirement  will apply to  borrowings  by Portfolio  Accounts,  as well as to other  transactions by Portfolio  Accounts that can be deemed to result in the creation of a "senior  security."  Generally,  in conjunction  with investment positions  for  Portfolio  Accounts  that  are  deemed  to  constitute  senior securities,  the Fund must: (i) observe the Asset Coverage  Requirement;  (ii)
maintain  daily a segregated  account in cash or liquid  securities  at such a level  that the  amount  segregated  plus any  amounts  pledged to a broker as collateral  will equal the current value of the position;  or (iii)  otherwise
cover  the  investment   position  with   offsetting   portfolio   securities.
Segregation  of  assets  or  covering  investment  positions  with  offsetting portfolio  securities  may limit a Portfolio  Account's  ability to  otherwise invest those assets or dispose of those securities.

      Short  Selling.   Portfolio  Funds  and  Portfolio   Accounts  may  sell
securities  short.  To effect a short sale,  the  Portfolio  Fund or Portfolio
Account will borrow the security from a brokerage  firm, or other  permissible financial  intermediary,  and make delivery to the buyer.  The Portfolio  Fund or Portfolio  Account  then is  obligated to replace the borrowed  security by purchasing  it at the market  price at the time of  replacement.  The price at such time may be more or less than the  price at which the  security  was sold short by the  Portfolio  Fund or  Portfolio  Account,  which would result in a loss or gain,  respectively.  The use of short sales is a speculative practice and  involves  significant  risks.  A  short  sale  creates  the  risk  of  an unlimited  loss, as the price of the underlying  security could  theoretically increase  without limit,  thus increasing the cost of buying those  securities to  cover  the  short  position.  See  "Main  Risks of  Investing  in the Fund
Special Investment Instruments and Techniques--Short Selling."

      Derivatives.  Portfolio  Funds and Portfolio  Accounts may use financial instruments,  known as derivatives, for purposes of hedging portfolio risk and for  non-hedging  purposes.  Examples of  derivatives  include stock  options, index  options,  futures and options on futures.  Transactions  in derivatives involve  certain  risks.  See "Main Risks of Investing  in the Fund  --Special
Investment Instruments and Techniques - Derivatives."

      Short-Term  and  Defensive  Investments.  The Fund will  invest its cash reserves  in  high  quality  short-term  investments.  These  investments  may include money market instruments and other short-term debt obligations,  money
market   mutual   funds,   and   repurchase    agreements   with   banks   and
broker-dealers.  During  periods of  adverse  market or  economic  conditions, the Fund may temporarily invest all or a significant  portion of its assets in these  securities  or hold  cash.  To the  extent  the Fund  invests  in these securities or holds cash, such  investments are  inconsistent  with the Fund's investment objective and the Fund will not achieve its investment objective.

                           HOW THE FUND IS MANAGED

General.  The  Fund  is  registered  under  the  Investment  Company  Act as a closed-end,  non-diversified  management  investment  company.  The  Fund  was formed as a  Massachusetts  business trust under the laws of the  Commonwealth of Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

The Board of Trustees.  The Fund is governed by a Board of Trustees,  which is responsible  for protecting  the shares of  shareholders  under  Massachusetts law. The Board is elected by shareholders  and meets  periodically  throughout the year to oversee the Fund's business,  review its  performance,  and review the  actions  of the  Manager.  "Trustees  and  Officers  of the  Fund" in the
Statement of Additional  Information  identifies  the Trustees and officers of the Fund (who are  elected by the  Trustees)  and  provides  more  information about them.

The  Adviser.  OppenheimerFunds,  Inc.  (the  "Adviser")  serves as the Fund's investment adviser,  subject to the ultimate supervision of and subject to any policies  established  by the Board,  pursuant  to the terms of an  investment advisory  agreement  with the  Fund  (the  "Advisory  Agreement").  Under  the
Advisory  Agreement,  the Adviser is responsible for developing,  implementing and  supervising  the Fund's  investment  program.  The Adviser is authorized, subject to the  approval of the Board and the  Trustees,  to retain one of its affiliates to provide any or all of the investment  advisory services required to be  provided  to the Fund or to  assist  the  Adviser  in  providing  these services.

      The Adviser has operated as an  investment  adviser  since January 1960.
The Adviser and its subsidiaries and controlled  affiliates  managed more than
$___  billion of assets as of June 30,  2005.  Clients of the Adviser  include the Oppenheimer mutual funds with more than 7 million investor  accounts.  The
Adviser is located at Two World  Financial  Center,  225 Liberty  Street,  New
York,  New  York  10281-1008.  The  Adviser  is  wholly-owned  by  Oppenheimer
Acquisition  Corp., a holding company  ultimately  controlled by Massachusetts
Mutual Life Insurance Company.

The Investment  Manager.  Tremont Partners,  Inc. (the "Investment  Manager"),
an affiliate of the Adviser,  has been assigned  responsibility  for providing day-to-day  investment  management  services  to  the  Fund,  subject  to  the supervision  of the  Adviser.  Since  1984,  the  Investment  Manager  and its
affiliates have provided alternative  investment solutions to a diverse client
base  including  financial   institutions,   mutual  funds,  other  investment
companies and high net worth  individuals.  These  services  include  tracking and  evaluating  over  2,000  domestic  and  offshore  investment  funds.  The
Investment  Manager and its affiliates were  responsible for the allocation of over $___ billion of client assets among  alternative  investment  strategies, as of June 30, 2005. The  Investment  Manager is located at 555 Theodore Fremd
Avenue,   Rye,  New  York  10580,  and  since  October  1,  2001  has  been  a majority-owned,  subsidiary of Oppenheimer Acquisition  Corporation,  which in turn is a  wholly-owned  subsidiary  of  Massachusetts  Mutual Life  Insurance
Company.

Advisory  Fees. As  compensation  for services  required to be provided by the
Adviser under the Advisory Agreement,  the Fund will pay the Adviser a monthly fee  (the  "Management  Fee")  computed  at the  annual  rate of  1.25% of the aggregate  value of  outstanding  shares  determined as of the last day of the month (before any repurchases of shares).

            The Adviser pays a monthly fee to the Investment  Manager equal to
50% of the amount of the Management Fee earned by the Adviser  pursuant to the
Advisory Agreement.  The Adviser also pays a monthly fee to OFIIAMI out of its own  resources in an amount equal to 50% of the amount of the  management  fee earned by the Adviser under the Advisory Agreement.  These fees are payable by the Adviser and not the Fund.

Portfolio  Manager.  The  portfolio  manager of the Fund is Timothy J. Birney,
who  is  primarily   responsible  for  selecting  the  Fund's  investments  in
Portfolio Funds and allocating the Fund's assets among the Portfolio Funds selected.  Mr. Birney has been Vice President and portfolio manager of the
Investment Manager since January 2005 and was Investment Management Associate for Tremont Capital, Inc., the parent company of the Investment Manager, from
November 2003 to January 2005.  From May 2002 through November 2003, Mr.
Birney served as Vice President at Asset Alliance Corporation, where his responsibilities included the development and distribution of structured products and quantitative allocation and risk management models.  From March
1998 through May 2002, Mr. Birney served as Vice President and Research
Portfolio Manager of Alternative Asset Management at Nikko Securities Co.
International, Inc.

The Statement of Additional Information provides additional information about the portfolio manager's compensation, other accounts he manages and his ownership of Fund shares.

Investor  Servicing  Arrangements.  Effective  April 1, 2004,  the Adviser may
pay,  out of its own assets,  to  qualifying  brokers,  dealers and  financial advisers  that  provide  ongoing  investor  services  and account  maintenance
services  to  shareholders  that  are  their  customers   ("Investor   Service
Providers")  an amount  not to exceed  0.25% (on an  annualized  basis) of the aggregate  value  of  outstanding  shares  held  by such  shareholders.  These services  include,  but are not limited  to,  handling  shareholder  inquiries regarding the Fund (e.g.,  responding to questions  concerning  investments in the Fund,  account balances,  and reports and tax information  provided by the
Fund);  assisting in the enhancement of relations and  communications  between shareholders and the Fund;  assisting in the  establishment and maintenance of shareholder  accounts  with the Fund;  assisting  in the  maintenance  of Fund
records  containing   shareholder   information;   and  providing  such  other
information  and  shareholder  liaison  services as the Adviser may reasonably request.

Administrative  Services.  Under the terms of an administration agreement with the Fund,  the Adviser will  provide  certain  administrative  services to the
Fund,  including,  among  others:  providing  office  space and other  support services and  personnel  as  necessary  to provide such  services to the Fund;
supervising the entities retained by the Fund to provide accounting  services,
investor  services  and  custody  services;   handling  shareholder  inquiries
regarding the Fund,  including but not limited to questions  concerning  their investments in the Fund;  preparing or assisting in the preparation of various reports,  communications and regulatory filings of the Fund;  assisting in the review  of  investor  applications;  monitoring  the  Fund's  compliance  with federal  and state  regulatory  requirements  (other  than those  relating  to investment compliance);  coordinating and organizing meetings of the Board and meetings of shareholders and preparing related materials;  and maintaining and preserving  certain books and records of the Fund. In consideration  for these services,  the Fund will pay the Adviser a monthly fee  computed at the annual rate of 0.15% of the aggregate  value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this,  the Fund,  the  Adviser  (in its  capacity  as  administrator)  and the
Investment Manager have entered into a sub-administration  agreement, pursuant to  which  the  Adviser  may  delegate  some  or  all  of  the  administrative responsibilities  to the Investment  Manager.  The Adviser, in its capacity as administrator  of the Fund, will pay the Investment  Manager,  in its capacity as sub-administrator, some or all of the Administration Fee.

Fund Expenses. The Fund will bear its own expenses including,  but not limited to: the Management  Fee; any taxes;  investment-related  expenses  incurred by the  Fund  (e.g.,  management  fees  charged  by the  Portfolio  Managers  and
Portfolio Funds,  costs associated with organizing and operating any Portfolio
Accounts,  placement  fees,  interest  on  indebtedness,  fees  for  data  and software  providers,  research  expenses  and  professional  fees  (including,
without   limitation,   expenses  of  consultants  and  experts)  relating  to
investments);  fees and expenses for accounting and custody services; the fees and expenses of Fund counsel,  legal counsel to the  Independent  Trustees and the Fund's  Independent  Registered  Public  Accounting Firm; costs associated with the  registration  of the Fund,  including the costs of  compliance  with federal and state laws;  costs and  expenses of holding  meetings of the Board and meetings of shareholders,  including costs associated with preparation and dissemination  of  proxy  materials;  the  costs  of a  fidelity  bond and any liability  insurance  obtained  on behalf of the Fund or the  Board;  and such other  expenses as may be approved by the Board.  The Fund will  reimburse the
Adviser for any of the above expenses that it pays on behalf of the Fund.

      Ongoing  offering  costs are  capitalized  and amortized to expense over twelve months on a straight line basis.

      The  Fund's  organizational  expenses  were  borne  voluntarily  by  the
Adviser.  In addition,  initial  offering costs were borne  voluntarily by the
Adviser upon commencement of the Fund's operations.

Proxy Voting. In certain  circumstances,  the Investment  Manager may exercise proxy-voting  authority  with  respect to the Fund's  investment  in Portfolio
Funds.  In most cases,  however,  since  hedge  funds are  designed to provide little in the way of  decision-making  authority to investors,  the underlying voting rights  granted to the Fund by the Portfolio  Funds are generally  very limited.  To the extent any such vote is required and  authorized  to be taken by the Investment  Manager,  the Investment  Manager shall, in all cases, vote in a manner  that is in the best  interests  of the Fund.  To the  extent  any
Investment  Manager personnel  responsible for exercising such right on behalf of the Fund  perceives a conflict of interest  between the best  interests  of the Fund and those of the Investment Manager,  such personnel shall refer such matter to a member of the  Investment  Manager's  senior  management  who will disclose the conflict to the Fund and obtain the Fund's  consent before voting the Fund's proxy.

Pending  Litigation.  A  consolidated  amended  complaint  has  been  filed as putative  derivative and class actions against the Fund's investment  Advisor,
Distributor  and  Transfer  Agent,  as  well  as 51 of the  Oppenheimer  funds
(collectively  the  "funds")  not  including  the Fund,  31 present and former
Directors  or  Trustees  and 9 present  and former  officers of certain of the funds.  This  complaint,  initially  filed in the U.S.  District Court for the
Southern  District  of New York on January  10,  2005 and  amended on March 4,
2005,   consolidates   into  a  single   action  and  amends  six   individual
previously-filed  putative derivative and class action complaints.  Like those prior  complaints,  the complaint  alleges that the Adviser charged  excessive fees for distribution and other costs,  improperly used assets of the funds in the form of directed  brokerage  commissions  and 12b-1 fees to pay brokers to promote  sales of the funds,  and failed to properly  disclose the use of fund assets to make those payments in violation of the  Investment  Company Act and the Investment  Advisers Act of 1940. Also, like those prior  complaints,  the complaint  further alleges that by permitting  and/or  participating  in those actions,  the  Directors/Trustees  and the Officers  breached their  fiduciary duties to Fund  shareholders  under the  Investment  Company Act and at common law. The  complaint  seeks  unspecified  compensatory  and  punitive  damages, rescission of the funds' investment advisory agreements,  an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

The  Adviser  and the  Distributor  believe  the claims  asserted in these law suits to be without  merit,  and intend to defend  the suits  vigorously.  The
Adviser  and the  Distributor  do not  believe  that the  pending  actions are likely to have a material  adverse  effect on the Fund or on their  ability to perform their respective  investment advisory or distribution  agreements with the Fund.

A b o u t   Y o u r   A c c o u n t

                              HOW TO BUY SHARES

INVESTOR QUALIFICATIONS.

      Shares  will be sold only to  "Qualified  Investors"  that are exempt from federal income tax.

          Currently,  "Qualified Investors" include: (i) companies (other than investment  companies)  that represent that they have a net worth of more than
$1,500,000;  and (ii) persons who have at least  $750,000  under the Adviser's or its  affiliates'  management,  including  any amount  invested in the Fund.
In addition,  shares are offered only to investors  that are U.S.  persons for federal  income tax purposes,  as defined  below,  and that represent they are exempt  from  federal  income  tax.  You must  complete  and sign an  investor certification  that you meet these  requirements  before you may invest in the
Fund.  The form of this investor  certification  is contained in Appendix A of this  prospectus.  The  Fund  will  not be  obligated  to sell to  brokers  or dealers any shares that have not been placed  with  Qualified  Investors  that meet all applicable requirements to invest in the Fund.

            A person is  considered  a U.S.  person  for  federal  income  tax purposes  if the person is: (i) a citizen or  resident  of the United  States;
(ii) a corporation,  partnership (including an entity treated as a corporation or  partnership  for federal  income tax purposes) or other entity (other than an estate or trust) created or organized  under the laws of the United States, any state  therein or the District of Columbia;  (iii) an estate (other than a foreign estate defined in Section  7701(a)(31)(A) of the Internal Revenue Code
of 1986,  as amended  (the  "Code"));  or (iv) a trust,  if a court within the
U.S. is able to exercise primary  supervision over its  administration and one or more U.S.  persons have the authority to control all substantial  decisions of such trust.

DISTRIBUTION ARRANGEMENTS

General Terms.  The  Distributor  acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions,  pursuant to the terms of a General  Distributor's  Agreement  entered into with the Fund. Shares may be purchased  through the  Distributor or through brokers or dealers that have entered  into  selling  agreements  with  the  Distributor.  The  Fund  is not obligated  to sell to a broker or dealer any shares  that have not been placed with Qualified  Investors that meet all applicable  requirements  to invest in the Fund.  The  Distributor  maintains  its  principal  office  at 6803  South
Tucson Way,  Centennial,  Colorado  80112,  and is an affiliate of the Adviser and the Investment Manager.

      Shares  are  being  offered  in an  initial  offering.  The  Distributor expects  to deliver  shares  purchased  in the  initial  offering  on or about
January  2,  2003 or on such  earlier  or later  date as the  Distributor  may determine.  Subsequent  to the  initial  offering,  shares will be offered and may be  purchased  on a  monthly  basis,  or at  such  other  times  as may be determined by the Board.

      Neither the  Distributor  nor any other broker or dealer is obligated to buy from the Fund any of the shares.  There is no minimum  aggregate amount of shares  required to be  purchased  in the initial  offering.  The  Distributor does not  intend  to make a market  in the  shares.  The  Fund has  agreed  to indemnify  the  Distributor  and its  affiliates  and  certain  other  persons against certain liabilities under the Securities Act.

Purchase  Terms.  Shares are being  offered only to Qualified  Investors  that meet all  requirements to invest in the Fund. The minimum  initial  investment in the Fund by an  investor is  $500,000.  Subsequent  investments  must be at least $100,000. These minimums may be modified by the Fund from time to time.

      All  investor  funds  for the  closing  of the sale of  shares,  will be deposited in an escrow  account  maintained  by Citibank,  N.A., as the escrow agent,  for the  benefit of the  investors.  Funds held in the escrow  account may be invested in high  quality,  short-term  investments,  and any  interest earned on the funds will be paid to  investors  on the date shares are issued.
The full amount of an  investment is payable in federal  funds,  which must be received by the  Distributor  not later than  fourteen  calendar days prior to the  beginning  of a month if payment is made by check or four  business  days prior to the beginning of a month if payment is sent by wire.

      Before  an  investor  may  invest in the Fund,  the  Distributor  or the
investor's  sales   representative  will  require  a  certification  from  the investor  that it is a Qualified  Investor  and meets other  requirements  for investment,  and that the investor  will not transfer its shares except in the limited  circumstances  permitted under the Funds'  Declaration of Trust.  The form of investor  certification  that each  investor  will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received by the  Distributor,  along with its payment as  described  above, otherwise an investor's order will not be accepted.

Calculation  of Net Asset Value.  The Fund sells its shares at their  offering price,  which is equal to the "net  asset  value"  per  share.  The net  asset value  of the  Fund  will be  computed  as of the  close  of  business  on the following  days:  (i) the last day of each fiscal  year  (March 31),  (ii) the last day of each taxable year  (December 31), (iii) the day preceding the date as of which any shares of the Fund are purchased,  or (iv) any day as of which the Fund  repurchases  any shares.  The Fund's net asset value is the value of the Fund's assets less its liabilities.

      In  computing  net  asset  value   pursuant  to  "Pricing   Polices  and
Procedures"  adopted  by the  Fund's  Board of  Trustees,  the Fund will value shares in Portfolio Funds at their fair value,  which the Board has determined will  ordinarily  be the values of those shares as determined by the Portfolio
Managers of the Portfolio  Funds in accordance  with policies  established  by the  Portfolio  Funds.  Other  securities  and  assets of the Fund  (including securities and other  investments  held by Portfolio  Accounts) will be valued at market value, if market  quotations are readily  available.  Securities and assets of the Fund for which market  quotations are not readily available will be  valued  at fair  value as  determined  in good  faith  by the  Board or in accordance with the "Pricing  Policies and  Procedures"  adopted by the Board.
Expenses  of the  Fund  and  its  liabilities  (including  the  amount  of any borrowings) are taken into account for purposes of computing net asset value.

      The Fund's  "Pricing  Policies and  Procedures"  are designed to provide the Board with monthly  information from the Portfolio Funds on which the Fund may reliably  determine the value of its  investments  in the Portfolio  Funds and  determine  its net asset value each month.  The Fund  typically  receives information  from the Portfolio  Funds,  as of month-end,  within fifteen (15)
business days after month-end.

      As a  general  matter,  the  fair  value  of the  Fund's  interest  in a
Portfolio  Fund will  represent  the  amount  that the Fund  could  reasonably expect to receive from a Portfolio  Fund if the Fund's  interest were redeemed at the time of valuation,  based on the  information  reasonably  available at the time the valuation is made and that the Fund  believes to be reliable.  In the unlikely  event that a Portfolio Fund does not report its value at the end of the month to the Fund on a timely basis,  the Fund will  determine the fair value of such  Portfolio  Fund based on the most recent value  reported by the
Portfolio  Fund, as well as other relevant  information  available to the Fund at the time it determines its net asset value.  Using the  nomenclature of the hedge fund  industry,  any values  reported as  "estimated"  or "final" values
will  reasonably   reflect  market  values  of  securities  for  which  market quotations are available or fair value as of the Fund's valuation date.

      Prior to investing in any Portfolio  Fund, the  Investment  Manager will conduct  a due  diligence  review  of the  valuation  methodology  used by the
Portfolio  Fund,  which as a general  matter will utilize  market  values when available,  and otherwise  utilize fair value  principles  that the Investment
Manager  reasonably  believes to be consistent with those used by the Fund for valuing its own investments.

      The  Investment  Manager  monitors all Portfolio  Funds and compares the individual  monthly  results of each Portfolio Fund with that of other private hedge fund  managers  that use the same type of  investment  strategy.  In the unusual  circumstance where a Portfolio Fund's performance is not in line with its peer group,  the  Investment  Manager  will contact the  Portfolio  Fund's investment  manager and attempt to find a logical and  reasonable  explanation for the  disparity  in  returns.  Any  outlying  results,  either  positive or negative,  are followed up with the  Portfolio  Fund's  investment  manager to determine  the  cause  and to see  if  further  review  of  the  situation  is required.  If,  based on  relevant  information  available  to the  Investment
Manager at the time the Fund  values its  portfolio,  the  Investment  Manager concludes  that the value  provided by the  Portfolio  Fund does not represent the fair value of the Fund's  interests in the Portfolio  Fund, the Investment
Manager will take steps to recommend a fair value for the Fund's  interests in the Portfolio Fund to the Fund's Board for its consideration.

      Prospective  investors  should be aware that  there can be no  assurance that the fair values of interests in Portfolio  Funds as determined  under the procedures  described  above will in all cases be  accurate to the extent that the Fund,  the Board and the  Investment  Manager do not generally have access to all  necessary  financial and other  information  relating to the Portfolio
Funds to determine  independently  the net asset  values of those  funds.  The
Board's  results in accurately fair valuing  securities  whose market value is not readily  ascertainable  are subject to  inaccuracies  and its valuation of portfolio  positions  could have an adverse effect on the Fund's net assets if its judgments regarding appropriate valuations should prove incorrect.

                     REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

            No  shareholder  will have the right to require the Fund to redeem shares.  There  is no  public  market  for  shares,  and none is  expected  to develop.  With  very  limited  exceptions,  shares  are not  transferable  and liquidity will be provided only through  limited  repurchase  offers that will be made from time to time by the Fund.  Any  transfer  of shares in  violation of the Fund's  Declaration  of Trust will not be  permitted  and will be void.
Consequently,  shareholders  may  not be able to  liquidate  their  investment other  than as a result of  repurchases  of shares by the Fund,  as  described below. For information on the Fund's policies  regarding  transfers of shares, see "Repurchases and Transfers of Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

      The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers will be made at such times and on such terms as may be  determined by the Board in its sole discretion,  subject to certain regulatory  requirements  imposed by the rules of the SEC and generally  will be offered to repurchase at a specified  dollar amount of  outstanding  shares.  The  Fund's  shares  will not be  listed  for trading  on a  securities  exchange.  A  redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase  is less than one year following  the date of the  shareholder's  initial  investment in the Fund. If applicable,  the  redemption  fee  will  be  deducted  before  payment  of the proceeds of a repurchase.

      Board   Considerations.   In   determining   whether   the  Fund  should
repurchase  shares  pursuant to written  tenders,  the Board will consider the recommendations of the Adviser.  The Adviser expects that it will recommend to the Board that the Fund  offer to  repurchase  shares as of the last  business
day  of  March,   June,   September  and  December  of  each  year.  The  Fund
anticipates  that the Board will limit each  repurchase to no more than 25% of the Fund's  total  assets,  although the limit for any one  repurchase  may be lower.

            The Board will also consider the following factors,  among others, in making its determination:

o     whether any shareholders have requested to tender shares to the Fund;

o     the liquidity of the Fund's assets;

o     the investment plans and working capital requirements of the Fund;

o     the relative economies of scale with respect to the size of the Fund;

o     the history of the Fund in repurchasing shares or portions thereof;

o     the economic condition of the securities markets; and

o     the   anticipated   tax   consequences  to  the  Fund  of  any  proposed
               repurchases of shares or portions thereof.

            The Board will  determine  that the Fund  repurchase  shares  from shareholders  pursuant to written  tenders only on terms the Board  determines to be fair to the Fund and  shareholders,  and  subject to certain  regulatory requirements  imposed by SEC rules.  When the Board  determines  that the Fund will make a  repurchase  offer,  notice of that offer will be provided to each shareholder  describing  the terms of the offer,  and  containing  information that  shareholders  should  consider in deciding  whether to tender Shares for repurchase.  Shareholders  who are deciding  whether to tender  shares  during the period that a repurchase  offer is open may  ascertain  the  estimated net asset  value of their  shares  from the  Adviser  during  the period the offer remains open.

      Cash  Payment  vs.  In-Kind  Securities  Distribution.  When  shares are
repurchased   by  the  Fund,   shareholders   will   generally   receive  cash
distributions  equal to the value of the  shares  repurchased,  less the Early
Repurchase  Fee, if applicable.  However,  in the sole discretion of the Fund, the  proceeds  of  repurchases  of shares may be paid pro rata by the  in-kind distribution  of  securities  held by the Fund,  or partly in cash and  partly in-kind.  The Fund does not expect to distribute  securities in-kind except in unusual  circumstances,  such as in the unlikely  event that the Fund does not have  sufficient  cash to pay for shares that are  repurchased  or if making a cash  payment  would  result in a  material  adverse  effect on the Fund or on shareholders  not tendering shares for repurchase.  See "Risk  Factors--General
Risks."  Repurchases  will be effective  after  receipt and  acceptance by the
Fund of all eligible written tenders of Shares.

      Gain or Loss on Sale of Shares.  A shareholder  that tenders  shares and who is subject to federal,  state or local  income tax will  generally  have a taxable  event  when  the  shares  are  repurchased.  Gain,  if  any,  will be recognized  by a tendering  shareholder  only as and after the total  proceeds received by the  shareholder  exceed the  shareholder's  adjusted tax basis in the shares.  A loss, if any, will be recognized only after the shareholder has received  full  payment  under the  promissory  note that will be given to the shareholder prior to the Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

      Due to liquidity  restraints  associated with the Fund's  investments in
Portfolio  Funds  and the fact  that the Fund may have to  effect  withdrawals from  those  funds  to pay  for  shares  being  repurchased,  it is  presently expected that,  under the  procedures  applicable to the repurchase of shares, shares will be valued for purposes of determining  their  repurchase  price as of a date  approximately  one month after the date by which  shareholders must submit a  repurchase  request  (the  "Valuation  Date") and that the Fund will generally pay the value of the shares  repurchased (or as discussed  below, an initial  payment  of 95% of the  estimated  value  if all  shares  owned  by a shareholder  are  repurchased)  approximately  one month  after the  Valuation
Date.  This  amount  will be  subject to  adjustment  upon  completion  of the annual audit of the Fund's  financial  statements for the fiscal year in which the repurchase is effected  (which it is expected will be completed  within 60 days  after  the  end  of  each  fiscal  year).  If  all  shares  owned  by  a shareholder are  repurchased,  the shareholder will receive an initial payment equal to 95% of the  estimated  value of the shares and the  balance due based on the net asset value will be determined and paid promptly  after  completion of the  Fund's  audit  and  will be  subject  to  audit  adjustment.  Any such distributions  will  be  made  on  the  same  basis  to  all  shareholders  in connection with any particular repurchase offer.

            Under these  procedures,  shareholders will have to decide whether to tender their shares for  repurchase  without the benefit of having  current information  regarding  the  value of  shares  as of a date  proximate  to the
Valuation  Date.  The  shareholder  may inquire of the Fund,  at the toll-free phone  number  indicated  on the back  cover of the  Prospectus  and the front cover of the Statement of Additional  Information,  as to the share value last determined.  In addition,  there will be a substantial  period of time between the date as of which  shareholders  must  tender  shares and the date they can expect to receive  payment for their shares from the Fund.  However,  promptly after the  expiration  of a repurchase  offer,  shareholders  whose shares are accepted for repurchase will be given non-interest  bearing,  non-transferable promissory  notes by the Fund  representing  the Fund's  obligation to pay for repurchased  shares.  Payments  for  repurchased  shares may be delayed  under circumstances  where the Fund has determined to redeem its shares in Portfolio
Funds to make such payments,  but has experienced delays in receiving payments from the Portfolio Funds.

            A  shareholder  who tenders for  repurchase  only a portion of his shares will be required to  maintain a minimum  account  balance  of $500,000.
If a  shareholder  tenders a portion of his shares and the  repurchase of that portion  would  cause the  shareholder's  account  balance  to fall below this required  minimum,  the Fund  reserves  the right to reduce the portion of the shares to be  purchased  from the  shareholder  so that the  required  minimum balance is maintained.

            Repurchases   of  shares  by  the  Fund  are  subject  to  certain
regulatory requirements imposed by SEC rules.

Special   Considerations  and  Risks  of  Repurchases.   In  addition  to  the
limitations  and risks  discussed  elsewhere in this  Prospectus,  there are a number of other factors  affecting  share  Repurchases  that investors  should consider, as summarized below:

o     Early  Repurchase Fee. You may be subject to an Early Repurchase Fee, on shares  that are  repurchased  if the date as of which the  shares are to be valued for purposes of  repurchase is less than one year following the date of the shareholder's  initial investment in the
            Fund.

o     Decrease in Fund  Assets.  Although the Board  believes  that the Fund's
            policy  of  making   repurchase   offers  will  generally  benefit
            shareholders  by providing  liquidity,  the  repurchase  of shares could cause the Fund's total assets to decrease  unless  offset by new sales of shares.  The Fund's  expense  ratio  might  therefore increase  as a result  of  repurchases.  Repurchase  offers  might also decrease the Fund's investment  flexibility,  in part because of the Fund's  need to hold  liquid  assets to satisfy  repurchase requests.  The impact may depend on the number of shares  that the
            Fund  repurchases  and the ability of the Fund to sell  additional shares.

o     Asset Coverage for Borrowings.  Repurchases of shares may  significantly reduce the asset  coverage for any Fund  borrowings.  The Fund may not  repurchase  shares  if the  repurchase  results  in its asset coverage  levels falling below the  requirements of the Investment
            Company  Act.  As a  result,  in  order  to be able to  repurchase shares tendered,  the Fund may be forced to repay all or a part of
            its   outstanding   borrowings  to  maintain  the  required  asset
            coverage.

o     Forced Sale of Portfolio  Securities.  To complete a  repurchase  offer, the Fund might be required to sell  portfolio  securities to raise cash.  This might  cause the Fund to realize  gains or losses at a time  when the  Manager  would  otherwise  not want the Fund to do
            so.  It  might   increase   portfolio   turnover  and  the  Fund's
            portfolio transaction expenses,  reducing the Fund's net income to distribute to shareholders.

o     Dividends,  Capital  Gains and  Taxes.  Certain  shareholders  may incur state tax  liability  upon the Fund's  repurchase of their shares.
            See "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

            The  Declaration of Trust provides that the Fund may redeem shares under certain circumstances,  including if: ownership of the shares will cause the Fund to be in  violation  of  certain  laws;  continued  ownership  of the shares  may  adversely  affect  the  Fund;  any  of  the  representations  and warranties  made by a shareholder  in connection  with the  acquisition of the shares was not true when made or has ceased to be true;  or it would be in the best shares of the Fund to repurchase the shares.

                      DIVIDENDS, CAPITAL GAINS AND TAXES

This  information is only a summary of certain  federal income tax information about your  investment.  You should  consult  with your tax advisor  about the effect of an investment in the Fund on your particular tax situation.

         Dividends.  The amount of any  dividends  the Fund pays may vary over
time,   depending  on  market  conditions,   the  composition  of  the  Fund's
investment  portfolio,  the  expenses  borne  by the  Fund's  shares,  and any distributions made to the Fund by the underlying  Portfolio Funds or Portfolio
Accounts.  The Fund cannot  guarantee  that it will pay any dividends or other distributions.

         Capital Gains  Distributions.  A Portfolio  Fund may realize  capital gains  on the sale of  portfolio  securities.  If it  does,  the Fund may make distributions out of any net short-term or long-term  capital gains,  normally in  December of each year.  The Fund may make  supplemental  distributions  of dividends  and capital gains  following the end of its fiscal year.  There can be no assurance  that the Fund will pay any capital gains  distributions  in a particular year.

         Choice  for  Receiving  Distributions.  When you open  your  account, specify  on your  application  how you  want to  receive  your  dividends  and distributions. You have two options:

o     Reinvest All  Distributions  in the Fund.  You can elect to reinvest all dividends and capital gains  distributions in additional shares of the Fund.

o     Receive All  Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions.

      Taxes.  The Fund  intends to qualify as a regulated  investment  company under the Internal  Revenue  Code.  That means that in each year it qualifies, it will  pay no  federal  income  tax on the  earnings  or  capital  gains  it distributes  to its  shareholders.  This avoids a "double  tax" on that income and capital gains, since shareholders  normally will be taxed on the dividends and capital  gains they receive  from the Fund  (unless  their Fund shares are held in a  retirement  account or the  shareholder  is  otherwise  exempt from tax).  Tax-exempt  U.S.  investors will not incur unrelated  business  taxable income  with  respect  to  an  unleveraged  investment  in  Fund  shares.  The
Investment Manager has contracted with a non-affiliated  third party vendor to perform certain  compliance  testing  exercises,  including income testing and issuer diversification,  relating to the Fund that are required of the Fund to qualify as a regulated  investment  company  under the Internal  Revenue Code.
This compliance  testing will be based on criteria  provided by the Investment
Manager.   The  Investment   Manager  shall  be  responsible   for  reviewing,
analyzing and interpreting  the format and content of the compliance  reports, and shall be  responsible  for assessing  whether Fund is in  compliance  with applicable requirements under the Internal Revenue Code.

      You should be aware of the  following tax  implications  of investing in the Fund:

o     Whether  tax-exempt  investors  receive  them in cash or reinvest  them, dividends and capital gains  distributions may be subject to state and local taxes.
o     Dividends paid from net investment  income and short-term  capital gains are  taxable  as  ordinary  income.  Distributions  of the  Fund's long-term  capital gains are taxable as long-term  capital  gains.
            It does not matter how long you have held your shares.
o     Every  calendar  year the  Fund  will  send you and the IRS a  statement
            showing   the   amount  of  any   taxable   dividends   and  other
            distributions  the  Fund  paid  to you in  the  previous  calendar year.  The tax  information  the Fund  sends  you will  separately identify any long-term  capital gains  distribution  the Fund paid to you.
o     Because the Fund's share prices  fluctuate,  you may have a capital gain or loss when your shares are  repurchased  or you exchange them. A capital gain or loss is the difference  between the price you paid for the shares and the price you received  when they were accepted for  repurchase  or exchange.  Generally,  when shares of the Fund you have tendered are repurchased,  you must recognize any capital gain or loss on those shares.
o     If you buy shares on the date or just before the date the Fund  declares a capital gains distribution,  a portion of the purchase price for the shares will be returned to you as a taxable distribution.
o     You should  review the more detailed  discussion  of federal  income tax considerations in the Statement of Additional Information.

         Returns of Capital Can Occur.  In certain cases,  distributions  made
by  the  Fund  may  be   considered  a   non-taxable   return  of  capital  to
shareholders.  The Fund  will  identify  returns  of  capital  in  shareholder notices.

                    ADDITIONAL INFORMATION ABOUT THE FUND

The Fund's  Voting  Shares.  Each share of the Fund  represents an interest in the Fund  proportionately  equal to the shares of each other share. Each share
has  one  vote  at  shareholder   meetings,   with  fractional  shares  voting
proportionally,  on matters  submitted to the vote of shareholders.  There are no cumulative  voting  rights.  The Fund's shares do not have  pre-emptive  or conversion or  redemption  provisions.  In the event of a  liquidation  of the
Fund,  shareholders  are  entitled  to share pro rata in the net assets of the
Fund available for  distribution to shareholders  after all expenses and debts have been paid.

                  OF THE STATEMENT OF ADDITIONAL INFORMATION
                             DATED JULY 30, 2004

This  is  the  Table  of  Contents  of  the  Fund's  Statement  of  Additional
Information  dated  July  30,  2005.  It  should  be read  together  with  the
Prospectus.  You can obtain the Statement of Additional Information by writing to the Fund's Transfer  Agent,  OppenheimerFunds  Services,  at P.O. Box 5270,
Denver,  Colorado  80217,  or by calling the Transfer  Agent at the  toll-free number shown on the back cover.

Contents                                                                Page
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INVESTMENT POLICIES AND PRACTICES..........................................

CONFLICTS OF INTEREST......................................................

TAX ASPECTS................................................................

ERISA CONSIDERATIONS.......................................................

BROKERAGE..................................................................

VALUATION OF ASSETS........................................................

FINANCIAL STATEMENTS.......................................................

APPENDIX A: INDUSTRY CLASSIFICATIONS.......................................A-1

                                                                    APPENDIX A

                            INVESTOR CERTIFICATION

     I hereby  certify  that I am:  (A) an  irrevocable  trust  that has a net worth*  in  excess  in  $1.5  million  (the  "Net  Worth  Requirement);  (B) a
revocable   trust  and  each   grantor  of  the  trust  meets  the  Net  Worth
Requirement;  (C) an employee benefit plan (a "Plan") that meets the Net Worth
Requirement;  (D) a  participant-directed  Plan  and  the  person  making  the investment meets the Net Worth  Requirement;  (E) a corporation,  partnership,
limited   liability   company  or  other  entity  that  meets  the  Net  Worth
Requirement that is not (i) a registered  investment  company,  (ii) an entity which is excluded  from the  definition  of  Investment  Company under Section
3(a) of the Investment  Company Act of 1940 based on Section  3(c)(1)  because it is a non-publicly  offered entity whose securities are  beneficially  owned by not more than 100 persons, or (iii) a business  development company; or (F)
an entity referred to in clause E(i), (ii) or (iii) above,  not formed for the specific  purpose of investing in the Fund and each equity owner meets the Net
Worth Requirement.  I am exempt from federal income tax.

      I understand  that it may be a violation of state and federal law for me to provide this  certification  if I know that it is not true. I have read the prospectus  of the Fund,  including  the investor  qualification  and investor suitability  provisions  contained therein. I understand that an investment in the Fund  involves a  considerable  amount of risk and that some or all of the investment  may be  lost.  I  understand  that an  investment  in the  Fund is suitable  only  for  investors  who can  bear the  risks  associated  with the limited  liquidity  of the  investment  and  should be  viewed as a  long-term investment.

      I am aware of the Fund's  limited  provisions  for  transferability  and withdrawal and have carefully read and understand the  "Repurchases of Shares"
provisions in the prospectus.

      I certify  that I am a United  States  person  within the meaning of the
Code  and that my U.S.  taxpayer  identification  number  and  address,  as it appears  in your  records,  is true  and  correct.  I  further  certify  under penalties  of  perjury  that I am NOT  subject to backup  withholding  because either (1) I am exempt from backup  withholding,  (2) I have not been notified by  the  Internal  Revenue  Service  ("IRS")  that  I  am  subject  to  backup withholding  as a result of a failure to report all interest or dividends,  or
(3)  the  IRS  has  notified  me  that  I  am  no  longer  subject  to  backup withholding.**

      If I am the fiduciary  executing this Investor  Certificate on behalf of a Plan (the  "Fiduciary"),  I represent and warrant that I have considered the following  with  respect  to the  Plan's  investment  in  the  Fund  and  have
determined  that,  in  review  of  such  considerations,   the  investment  is
consistent   with  the   Fiduciary's   responsibilities   under  the  Employee
Retirement  Income  Security  Act of  1974,  as  amended  ("ERISA"):  (i)  the fiduciary  investment  standards  under  ERISA in the  context  of the  Plan's particular  circumstances;  (ii) the  permissibility  of an  investment in the
Fund under the documents  governing the Plan and the Fiduciary;  and (iii) the risks  associated  with an  investment in the Fund and the fact that I will be unable  to  redeem  the  investment.  However,  the  Fund may  repurchase  the investment  at certain  times and under  certain  conditions  set forth in the prospectus.

      By signing  below,  I understand  that the Fund and its  affiliates  are relying on the  certification  and  agreements  made herein in  determining my qualification  and  suitability as an investor in the Fund. I understand  that an investment in the Fund is not appropriate  for, and may not be acquired by, any  person  who  cannot  make  this  certification,  and  agree to  indemnify
OppenheimerFunds,   Inc.  and  its  affiliates  and  hold  harmless  from  any liability  that you may incur as a result of this  certification  being untrue in any respect.

By:  ____________________        Print Name (and Title, if applicable):
----------------------

By:  ____________________        Print Name (and Title, if applicable):
----------------------

 * As used herein, "net worth" means the excess of total assets at fair market value over total liabilities. ** The Investor must cross out item (2)
if it has been notified by the IRS that it is currently subject to backup withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If  the  shareholders  of  a  joint  account  are  not  spouses,   both
shareholders must sign this certification.

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Investment Manager
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10036

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement  of  Additional  Information.   This  document  includes  additional
information about the Fund's investment  policies,  risks, and operations.  It is incorporated  by reference into this Prospectus  (which means it is legally part of this Prospectus).

Annual  and  Semi-Annual  Reports.  Additional  information  about the  Fund's investments  and  performance  is  available in the Fund's  Annual  Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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By Telephone:
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Call OppenheimerFunds Services toll-free: 1.866.634.6220
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By Mail:
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Write to:
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OppenheimerFunds Services
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P.O. Box 5270
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Denver, Colorado 80217-5270
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On the Internet:
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You can request these  documents by e-mail or through the  OppenheimerFunds
website.   You  may  also  read  or  download  certain   documents  on  the
OppenheimerFunds web site at:

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www.oppenheimerfunds.com
Information  about the Fund including the Statement of Additional  Information can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained by calling the SEC at  1.202.942.8090.  Reports and other information about the Fund are available on the EDGAR  database on the SEC's  Internet web site  at  http://www.sec.gov.  Copies  may  be  obtained  after  payment  of a
          ------------------
duplicating   fee  by  electronic   request  at  the  SEC's  e-mail   address:
publicinfo@sec.gov  or by  writing  to the  SEC's  Public  Reference  Section,
Washington, D.C. 20549-0102.

No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this
Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

The Fund's shares are
distributed by:
OppenheimerFunds Distributor,Inc.

The Fund's SEC File No. is 811- 21109
PRO481.003.0705  Printed on recycled paper.

The information in this statement of additional  information is not complete and may be changed. We may not use this statement of additional  information to sell securities  until  the  registration  statement  containing  this  statement  of additional  information,  which has been filed with the  Securities and Exchange
Commission,  is effective.  This  statement of additional  information is not an offer to sell  these  securities  and is not  soliciting  an offer to buy  these securities in any state where the offer or sales is not permitted.

                    OFI Tremont Market Neutral Hedge Fund

                             ______________, 2005

                     STATEMENT OF ADDITIONAL INFORMATION

                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008
                                (212) 323-0200
                           toll-free (866) 634-6220

            This  Statement  of  Additional   Information  ("SAI")  is  not  a
prospectus.  This SAI  relates to and should be read in  conjunction  with the prospectus  of OFI  Tremont  Market  Neutral  Hedge Fund (the  "Fund"),  dated
____________,  2005. A copy of the  prospectus  may be obtained by  contacting the Fund at the telephone numbers or address set forth above.

            This  SAI is not an  offer  to sell  these  securities  and is not soliciting  an offer to buy these  securities  in any state where the offer or sale is not permitted.

                      INVESTMENT POLICIES AND PRACTICES
            The investment  objective and principal  investment  strategies of the  Fund,  as  well  as  the  principal  risks  associated  with  the  Fund's investment  strategies,  are set forth in the prospectus.  Certain  additional investment information is set forth below.

FUNDAMENTAL POLICIES

            The Fund's stated fundamental policies,  which may only be changed by the affirmative vote of a majority of the outstanding  voting securities of
the  Fund   ("shares"),   are  listed  below.   Within  the  limits  of  these
fundamental  policies,  the Fund's  management has reserved freedom of action.
As defined by the Investment  Company Act of 1940, as amended (the "Investment
Company Act"),  the vote of a "majority of the outstanding  voting  securities of the Fund"  means the vote,  at an annual or  special  meeting  of  security holders duly called,  (a) of 67% or more of the voting  securities  present at such  meeting,  if the  holders  of more  than 50% of the  outstanding  voting securities  of the Fund are present or  represented  by proxy;  or (b) of more than 50% of the  outstanding  voting  securities  of the  Fund,  whichever  is less.  The Fund may not:

o     Issue senior  securities,  except to the extent  permitted by Section 18
                  of  the   Investment   Company  Act  or  as  otherwise
                  permitted by the Securities  Exchange  Commission (the
                  "SEC").

o     Borrow  money,  except to the  extent  permitted  by  Section  18 of the
                  Investment  Company Act or as  otherwise  permitted by
                  the SEC.

o     Underwrite  securities of other issuers,  except insofar as the Fund may be deemed an  underwriter  under the Securities Act of
                  1933, as amended,  in connection  with the disposition
                  of its portfolio securities.

o     Make loans, except through purchasing fixed-income  securities,  lending portfolio  securities,  or  entering  into  repurchase
                  agreements  except as permitted  under the  Investment
                  Company Act.

o     Purchase,  hold or deal in real estate,  except that the Fund may invest in  securities  that are  secured by real  estate,  or
                  issued  by  companies  that  invest  or  deal  in real
                  estate or real estate investment trusts.

o     Invest in commodities or commodity  contracts,  except that the Fund may purchase and sell non-U.S. currency,  options, futures
                  and  forward  contracts,  including  those  related to
                  indexes, and options on indexes.

o     Invest  25% or more of the value of its total  assets in the  securities
                  (other  than U.S.  Government  securities)  of issuers
                  engaged in any  single  industry;  provided,  however,
                  that the Fund will  invest 25% or more of the value of
                  its  total  assets  in  Portfolio  Funds  that  pursue
                  market   neutral    investment    strategies   (except
                  temporarily   during  any  period  of  adverse  market
                  conditions  affecting Portfolio Funds that pursue such
                  strategies),  but will not  invest  25% or more of the
                  value of its total assets in Portfolio  Funds that, in
                  the aggregate,  have investment programs that focus on
                  investing in any single industry.

      For purposes of the Fund's policy not to concentrate  its investments as described above, the Fund has adopted the industry  classifications  set forth in  Appendix A to this  Statement  of  Additional  Information.  This is not a fundamental policy.

      Currently,  under the  Investment  Company  Act,  the  maximum  amount a mutual  fund may borrow  from  banks is up to  one-third  of its total  assets
(including  the  amount  borrowed).  A fund may  borrow  up to 5% of its total assets for temporary  purposes from any person.  Under the Investment  Company
Act,  there is a  rebuttable  presumption  that a loan is  temporary  if it is repaid within 60 days and not extended or renewed.

      The Fund cannot issue  "senior  securities,"  but this does not prohibit certain  investment  activities for which assets of the Fund are designated as segregated, or margin,  collateral or escrow arrangements are established,  to cover the related obligations.  Examples of those activities include borrowing
money,  reverse  repurchase   agreements,   delayed-delivery  and  when-issued
arrangements for portfolio  securities  transactions,  and contracts to buy or sell derivates, hedging instruments, options or futures.

      With  respect  to  these  investment  restrictions  and  other  policies described  in this  SAI or the  prospectus  (except  the  Fund's  policies  on
borrowings  and  senior   securities   set  forth  above),   if  a  percentage
restriction  is  adhered to at the time of an  investment  or  transaction,  a later  change  in  percentage  resulting  from  a  change  in  the  values  of investments or the value of the Fund's total assets,  unless otherwise stated, will not  constitute a violation  of such  restriction  or policy.  The Fund's investment  policies  and  restrictions  do not  apply to the  activities  and transactions of the investment  funds in which the Fund's assets are invested, but will apply to investments made by the Fund.

      The Fund's  investment  objective is fundamental  and may not be changed without the vote of a majority (as defined by the  Investment  Company Act) of the Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

            As discussed in the prospectus,  the Fund will invest primarily in private  investment funds ("Portfolio  Funds") that are managed by alternative asset managers  ("Portfolio  Managers") that employ market neutral  investment strategies.  The Fund may also on  occasion  retain  a  Portfolio  Manager  to manage a designated  segment of the Fund's assets (a  "Portfolio  Account") in
accordance  with  the  Portfolio  Manager's  investment  program.   Additional
information  regarding the types of securities  and financial  instruments  in which  Portfolio  Managers  may  invest  the  assets  of  Portfolio  Funds and
Portfolio Accounts,  and certain of the investment techniques that may be used by Portfolio Managers, is set forth below.

EQUITY SECURITIES

            The  investment   portfolios  of  Portfolio  Funds  and  Portfolio
Accounts  will include long and short  positions in common  stocks,  preferred stocks and convertible  securities of U.S. and foreign  issuers.  The value of equity  securities  depends on business,  economic and other factors affecting those issuers.  Equity securities  fluctuate in value,  often based on factors unrelated to the value of the issuer of the securities,  and such fluctuations can be pronounced.

            Portfolio  Managers  may  generally  invest  Portfolio  Funds  and
Portfolio   Accounts  in  equity   securities   without   restriction.   These
investments  may include  securities  issued by  companies  having  relatively small market  capitalization,  including "micro cap" companies.  The prices of the  securities of smaller  companies may be subject to more abrupt or erratic market  movements  than larger,  more  established  companies,  because  these securities  typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects.  These  securities are also subject to other risks that are less  prominent in the case of the  securities of larger companies.

 FIXED-INCOME SECURITIES

            Portfolio Funds and Portfolio  Accounts may invest in fixed-income securities.  A Portfolio  Manager will invest in these  securities  when their yield and  potential  for capital  appreciation  are  considered  sufficiently attractive and also may invest in these securities for defensive  purposes and to  maintain  liquidity.  Fixed-income  securities  include  bonds,  notes and debentures  issued by U.S. and foreign  corporations  and  governments.  These securities  may pay fixed,  variable or floating  rates of  interest,  and may include zero coupon  obligations.  Fixed-income  securities are subject to the risk of the issuer's  inability to meet principal and interest payments on its obligations  (i.e.,  credit  risk)  and  are  subject  to the  risk  of  price
volatility  due  to  such  factors  as  interest  rate   sensitivity,   market
perception of the  creditworthiness  or financial  condition of the issuer and general market liquidity (i.e.,  market risk).  Certain portfolio  securities, such as those with interest rates that fluctuate  directly or indirectly based on  multiples  of a stated  index,  are  designed  to be highly  sensitive  to changes in interest  rates and can subject the holders  thereof to significant reductions of yield and possible loss of principal.

            Portfolio  Funds  and  Portfolio   Accounts  may  invest  in  both
investment grade and non-investment  grade debt securities  (commonly referred to as "junk bonds").  Investment  grade debt  securities  are securities  that have  received a rating from at least one  nationally  recognized  statistical rating  organization  (a "Rating  Agency") in one of the four  highest  rating categories  or, if not rated by any Rating Agency,  have been  determined by a
Portfolio Manager to be of comparable quality.

            A  Portfolio   Fund's  or  Portfolio   Account's   investments  in
non-investment grade debt securities,  including  convertible debt securities, are considered by the Rating  Agencies to be  predominantly  speculative  with respect  to  the  issuer's  capacity  to pay  interest  and  repay  principal.
Non-investment  grade securities in the lowest rating categories may involve a substantial  risk  of  default  or  may  be in  default.  Adverse  changes  in economic  conditions or developments  regarding the individual issuer are more likely to cause  price  volatility  and weaken the  capacity of the issuers of non-investment  grade securities to make principal and interest  payments than is the case for higher grade  securities.  In  addition,  the market for lower grade  securities  may be thinner  and less  liquid than the market for higher grade securities.

NON-U.S. SECURITIES

            Portfolio  Funds and  Portfolio  Accounts may invest in equity and fixed-income  securities of non-U.S.  issuers and in depositary receipts, such as American  Depositary  Receipts ("ADRs"),  that represent indirect interests in  securities of non-U.S.  issuers.  Non-U.S.  securities in which  Portfolio
Funds and Portfolio  Accounts may invest may be listed on non-U.S.  securities exchanges or traded in non-U.S.  over-the-counter  markets or may be purchased in private  placements  and not be publicly  traded.  Investments  in non-U.S.
securities  are affected by risk factors  generally  not thought to be present
in  the  U.S.  These  factors  are  listed  in  the  prospectus   under  "Risk
Factors--Non-U.S. Investments."

            As a general matter,  Portfolio  Funds and Portfolio  Accounts are not required to hedge against non-U.S.  currency risks,  including the risk of changing  currency  exchange  rates,  which could reduce the value of non-U.S.
currency  denominated  portfolio  securities  irrespective  of the  underlying investment.  However,  from  time to  time,  a  Portfolio  Fund  or  Portfolio
Account  may  enter  into  forward  currency  exchange   contracts   ("forward
contracts")  for  hedging  purposes  and  non-hedging  purposes  to pursue its
investment  objective.   Forward  contracts  are  transactions  involving  the
Portfolio  Fund's or  Portfolio  Account's  obligation  to  purchase or sell a specific  currency at a future date at a specified  price.  Forward  contracts may be used by the Portfolio  Fund or Portfolio  Account for hedging  purposes to  protect  against  uncertainty  in the  level of future  non-U.S.  currency exchange  rates,  such  as  when  the  Portfolio  Fund  or  Portfolio  Account anticipates  purchasing or selling a non-U.S.  security.  This technique would allow the  Portfolio  Fund or Portfolio  Account to "lock in" the U.S.  dollar price  of the  security.  Forward  contracts  also may be used to  attempt  to protect the value of the  Portfolio  Fund's or  Portfolio  Account's  existing
holdings   of  non-U.S.   securities.   There  may  be,   however,   imperfect
correlation  between the  Portfolio  Fund's or  Portfolio  Account's  non-U.S.
securities  holdings  and the forward  contracts  entered into with respect to such holdings.  Forward  contracts also may be used for  non-hedging  purposes to pursue the Fund's or a Portfolio Fund's investment objective,  such as when a Portfolio  Manager  anticipates  that  particular  non-U.S.  currencies will appreciate or depreciate in value, even though securities  denominated in such currencies  are not then held in the  Fund's or  Portfolio  Fund's  investment portfolio.

            ADRs involve  substantially  the same risks as investing  directly in  securities  of non-U.S.  issuers,  as discussed  above.  ADRs are receipts typically  issued  by a U.S.  bank or trust  company  that  show  evidence  of
underlying   securities   issued  by  a  non-U.S.   corporation.   Issuers  of
unsponsored  Depository  Receipts  are  not  obligated  to  disclose  material
information  in  the  United  States,   and  therefore,   there  may  be  less
information available regarding such issuers.

MONEY MARKET INSTRUMENTS

            The  Fund,  Portfolio  Funds and  Portfolio  Accounts  may  invest during  periods  of  adverse  market  or  economic  conditions  for  defensive purposes some or all of their assets in high quality money market  instruments and other  short-term  obligations,  money market  mutual funds or  repurchase agreements with banks or  broker-dealers  or may hold cash or cash equivalents in such amounts as Tremont Partners,  Inc., the Fund's investment  manager, or
Portfolio  Managers  deem  appropriate  under the  circumstances.  The Fund or
Portfolio Funds also may invest in these  instruments  for liquidity  purposes
pending   allocation  of  their   respective   offering   proceeds  and  other
circumstances.   Money  market   instruments  are  high  quality,   short-term
fixed-income  obligations,  which  generally have remaining  maturities of one year or less, and may include U.S.  Government  Securities,  commercial paper, certificates of deposit and bankers'  acceptances  issued by domestic branches of United  States  banks that are  members of the  Federal  Deposit  Insurance
Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

            Repurchase  agreements  are  agreements  under  which the Fund,  a
Portfolio Fund or Portfolio Account  purchases  securities from a bank that is a member of the Federal Reserve System, a foreign bank or a securities  dealer that agrees to repurchase  the  securities  from the Company at a higher price on a  designated  future  date.  If the seller  under a  repurchase  agreement becomes  insolvent or otherwise fails to repurchase the securities,  the Fund,
Portfolio  Fund or  Portfolio  Account  would  have  the  right  to  sell  the securities.  This  right,  however,  may be  restricted,  or the  value of the securities may decline  before the securities can be liquidated.  In the event of the  commencement of bankruptcy or insolvency  proceedings  with respect to the seller of the securities  before the repurchase of the securities  under a repurchase  agreement is accomplished,  the Fund,  Portfolio Fund or Portfolio
Account  might  encounter a delay and incur costs,  including a decline in the
value  of  the   securities,   before  being  able  to  sell  the  securities.
Repurchase   agreements  that  are  subject  to  foreign  law  may  not  enjoy protections  comparable  to those  provided to certain  repurchase  agreements under U.S.  bankruptcy law, and they therefore may involve greater risks.  The
Fund has adopted specific  policies  designed to minimize certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

            Reverse repurchase  agreements involve the sale of a security to a bank or securities  dealer and the  simultaneous  agreement to repurchase  the security  for a fixed  price,  reflecting  a  market  rate of  interest,  on a specific  date.  These  transactions  involve a risk that the other party to a reverse  repurchase  agreement  will be unable or  unwilling  to complete  the transaction  as scheduled,  which may result in losses to a Portfolio  Fund or
Portfolio  Account.  Reverse  repurchase  agreements  are a form  of  leverage which also may  increase  the  volatility  of a Portfolio  Fund's or Portfolio
Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

            Portfolio  Funds  and  Portfolio  Accounts  may use a  variety  of special  investment  techniques  as more  fully  discussed  below  to  hedge a portion of their investment  portfolios against various risks or other factors that  generally  affect  the  values  of  securities.  They may also use these techniques for non-hedging  purposes in pursuing their investment  objectives.
These  techniques  may  involve  the  use  of  derivative  transactions.   The
techniques  Portfolio Funds and Portfolio  Accounts may employ may change over time as new  instruments  and  techniques  are  introduced  or as a result  of regulatory  developments.  Certain of the special  investment  techniques that
Portfolio  Funds or Portfolio  Accounts may use are  speculative and involve a high degree of risk,  particularly when used for non-hedging  purposes.  It is possible that any hedging  transaction may not perform as anticipated and that a Portfolio  Fund or  Portfolio  Account may suffer  losses as a result of its hedging activities.

            DERIVATIVES.  Portfolio  Funds and  Portfolio  Accounts may engage in transactions  involving  options,  futures and other  derivative  financial instruments.  Derivatives  can be  volatile  and  involve  various  types  and degrees  of  risk,  depending  upon  the  characteristics  of  the  particular derivative and the portfolio as a whole.  Derivatives  permit  Portfolio Funds and  Portfolio  Accounts to increase or decrease the level of risk,  or change the character of the risk, to which their  portfolios  are exposed in much the same way as they can  increase  or decrease  the level of risk,  or change the character of the risk, of their  portfolios by making  investments in specific securities.

            Derivatives may entail investment  exposures that are greater than their cost would  suggest,  meaning  that a small  investment  in  derivatives could  have a large  potential  impact  on a  Portfolio  Fund's  or  Portfolio
Account's performance.

            If a Portfolio  Fund or Portfolio  Account  invests in derivatives
at  inopportune   times  or  judges  market   conditions   incorrectly,   such
investments may lower the Portfolio  Fund's or Portfolio  Account's  return or
result  in  a  loss.  A  Portfolio  Fund  or  Portfolio   Account  also  could
experience  losses if its  derivatives  were poorly  correlated with its other investments,  or if the  Portfolio  Fund or  Portfolio  Account were unable to liquidate its position  because of an illiquid  secondary  market.  The market for many  derivatives  is,  or  suddenly  can  become,  illiquid.  Changes  in liquidity may result in significant,  rapid and  unpredictable  changes in the prices for derivatives.

            OPTIONS AND FUTURES.  The Portfolio  Managers may utilize  options and  futures  contracts.  Such  transactions  may be  effected  on  securities exchanges,  in  the  over-the-counter  market,  or  negotiated  directly  with counterparties.  When such  transactions  are  purchased  over-the-counter  or negotiated  directly  with  counterparties,  a  Portfolio  Fund  or  Portfolio
Account  bears the risk that the  counterparty  will be unable or unwilling to perform its  obligations  under the option  contract.  Such  transactions  may also be illiquid and, in such cases, a Portfolio  Manager may have  difficulty closing  out its  position.  Over-the-counter  options  purchased  and sold by
Portfolio  Funds and  Portfolio  Accounts  may  include  options on baskets of specific securities.

            The  Portfolio  Managers  may  purchase  call and put  options  on specific  securities,  on indices, on currencies or on futures,  and may write and sell  covered or uncovered  call and put options for hedging  purposes and non-hedging  purposes  to pursue  their  investment  objectives.  A put option gives the purchaser of the option the right to sell,  and obligates the writer to buy, the underlying  security at a stated  exercise price at any time prior to  the  expiration  of  the  option.  Similarly,  a  call  option  gives  the purchaser  of the option the right to buy, and  obligates  the writer to sell, the  underlying  security at a stated  exercise price at any time prior to the expiration  of the  option.  A  covered  call  option  is a call  option  with respect to which a Portfolio  Fund or Portfolio  Account  owns the  underlying security.  The sale of such an option  exposes a Portfolio  Fund or  Portfolio
Account  during  the term of the option to  possible  loss of  opportunity  to realize  appreciation  in the market  price of the  underlying  security or to possible  continued  holding of a security that might otherwise have been sold to  protect  against  depreciation  in the  market  price of the  security.  A covered  put  option is a put  option  with  respect  to which  cash or liquid securities have been placed in a segregated  account on a Portfolio  Fund's or
Portfolio  Account's  books.  The sale of such an option  exposes  the  seller during  the  term of the  option  to a  decline  in  price  of the  underlying security  while also  depriving  the seller of the  opportunity  to invest the segregated  assets.  Options sold by the Portfolio  Funds need not be covered.
The Fund  will  segregate  liquid  assets  to cover  positions  that  could be considered  to  potentially  leverage  the  Fund  to the  extent  required  by applicable laws and regulations.

            A  Portfolio  Fund or  Portfolio  Account may close out a position when writing  options by  purchasing  an option on the same  security with the same exercise price and  expiration  date as the option that it has previously written  on the  security.  The  Portfolio  Fund  or  Portfolio  Account  will realize a profit or loss if the amount  paid to  purchase an option is less or more, as the case may be, than the amount  received from the sale thereof.  To close out a position as a purchaser of an option,  a Portfolio  Manager  would ordinarily  effect  a  similar  "closing  sale  transaction,"  which  involves liquidating position by selling the option previously purchased,  although the
Portfolio  Manager could exercise the option should it deem it advantageous to do so.

            The use of  derivatives  that are  subject  to  regulation  by the
Commodity  Futures  Trading  Commission  (the "CFTC") by  Portfolio  Funds and
Portfolio  Accounts could cause the Fund to be a commodity  pool,  which would require the Fund to comply with certain rules of the CFTC.  However,  the Fund intends to conduct its  operations to avoid  regulation  as a commodity  pool.
If applicable CFTC rules change,  such conditions may be applied to the Fund's use of certain derivatives.

            Portfolio  Funds and  Portfolio  Accounts  may enter into  futures contracts in U.S.  domestic markets or on exchanges located outside the United
States.  Foreign markets may offer  advantages  such as trading  opportunities or  arbitrage  possibilities  not  available  in the  United  States.  Foreign markets,  however,  may have greater risk potential than domestic markets. For example,  some  foreign  exchanges  are  principal  markets  so that no common clearing  facility  exists  and an  investor  may look only to the  broker for performance of the contract.  In addition,  any profits that might be realized in trading could be eliminated by adverse  changes in the exchange  rate, or a loss could be incurred as a result of those changes.  Transactions  on foreign exchanges may include both commodities which are traded on domestic  exchanges and those  which are not.  Unlike  trading on  domestic  commodity  exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

            Engaging in these transactions  involves risk of loss, which could adversely  affect the value of the  Fund's net  assets.  No  assurance  can be given that a liquid market will exist for any particular  futures  contract at any  particular  time.  Many futures  exchanges  and boards of trade limit the amount of  fluctuation  permitted in futures  contract  prices during a single trading day.  Once the daily limit has been reached in a particular  contract, no trades may be made that day at a price  beyond that limit or trading may be suspended  for  specified  periods  during the trading day.  Futures  contract prices  could  move to the limit for  several  consecutive  trading  days with little  or no  trading,  thereby  preventing  prompt  liquidation  of  futures positions and potentially  subjecting a Portfolio Fund or Portfolio Account to substantial losses.

            Successful   use  of  futures  also  is  subject  to  a  Portfolio
Manager's  ability to  correctly  predict  movements  in the  direction of the relevant  market,  and,  to the extent  the  transaction  is entered  into for hedging  purposes,  to  ascertain  the  appropriate  correlation  between  the transaction being hedged and the price movements of the futures contract.

            Some or all of the Portfolio  Managers may purchase and sell stock index futures  contracts for a Portfolio  Fund or Portfolio  Account.  A stock index  future  obligates  a  Portfolio  Fund or  Portfolio  Account  to pay or
receive  an amount of cash equal to a fixed  dollar  amount  specified  in the futures contract  multiplied by the difference between the settlement price of the  contract on the  contract's  last  trading day and the value of the index based on the stock prices of the  securities  that  comprise it at the opening of trading in those securities on the next business day.

            Some  or all of the  Portfolio  Managers  may  purchase  and  sell interest  rate futures  contracts for a Portfolio  Fund or Portfolio  Account.
An interest  rate future  obligates  represents  an  obligation to purchase or sell an amount of a  specific  debt  security  at a future  date at a specific price.

            Some  or all of the  Portfolio  Managers  may  purchase  and  sell currency  futures.  A currency  future  creates an  obligation  to purchase or sell an amount of a specific currency at a future date at a specific price.

            OPTIONS  ON  SECURITIES  INDEXES.  Some  or all  of the  Portfolio
Managers may purchase and sell for the Portfolio Funds and Portfolio  Accounts call and put options on stock indexes listed on national securities  exchanges or traded in the over-the-counter  market for hedging purposes and non-hedging purposes to pursue  their  investment  objectives.  A stock  index  fluctuates with  changes  in the  market  values of the  stocks  included  in the  index.
Accordingly,  successful  use by a  Portfolio  Manager  of  options  on  stock indexes  will  be  subject  to the  Portfolio  Manager's  ability  to  predict correctly  movements in the  direction  of the stock market  generally or of a particular  industry or market  segment.  This requires  different  skills and techniques than predicting changes in the price of individual stocks.

            WARRANTS AND RIGHTS.  Warrants  are  derivative  instruments  that permit,  but do not obligate,  the holder to subscribe for other securities or commodities.  Rights are  similar to  warrants,  but  normally  have a shorter duration  and  are  offered  or  distributed  to  shareholders  of a  company.
Warrants  and rights do not carry with them the right to  dividends  or voting rights  with  respect  to the  securities  that  they  entitle  the  holder to purchase,  and they do not  represent  any rights in the assets of the issuer.
As a result,  warrants  and rights may be  considered  more  speculative  than certain  other types of  equity-like  securities.  In addition,  the values of warrants  and  rights  do  not  necessarily  change  with  the  values  of the underlying  securities  or  commodities  and these  instruments  cease to have value if they are not exercised prior to their expiration dates.

            SWAP  AGREEMENTS.  The  Portfolio  Managers may enter into equity, interest rate,  index and currency rate swap agreements on behalf of Portfolio
Funds and  Portfolio  Accounts.  These  transactions  are  entered  into in an attempt to obtain a particular  return when it is  considered  desirable to do so,  possibly at a lower cost than if an  investment  was made directly in the
asset  that  yielded  the  desired  return.   Swap  agreements  are  two-party
contracts  entered  into  primarily  by  institutional  investors  for periods
ranging  from  a  few  weeks  to  more  than  a  year.   In  a  standard  swap
transaction,  two parties agree to exchange the returns (or  differentials  in rates of return)  earned or realized on particular  predetermined  investments or  instruments,  which may be  adjusted  for an  interest  factor.  The gross returns to be  exchanged  or  "swapped"  between  the  parties  are  generally calculated  with  respect  to a  "notional  amount,"  i.e.,  the  return on or increase in value of a  particular  dollar  amount  invested  at a  particular interest  rate,  in  a  particular  foreign  currency,  or  in a  "basket"  of securities  representing a particular index.  Forms of swap agreements include interest rate caps, under which, in return for a premium,  one party agrees to make  payments to the other to the extent  interest  rates  exceed a specified rate or "cap";  interest  rate floors,  under which,  in return for a premium, one party agrees to make  payments to the other to the extent  interest  rates fall below a specified  level or "floor";  and interest  rate  collars,  under which a party  sells a cap and  purchases  a floor or vice versa in an attempt to protect itself against  interest rate movements  exceeding given minimum or maximum levels.

            Most  swap  agreements   entered  into  by  a  Portfolio  Fund  or
Portfolio  Account would require the  calculation  of the  obligations  of the parties to the agreements on a "net basis."  Consequently,  a Portfolio Fund's or Portfolio  Account's current obligations (or rights) under a swap agreement generally  will be equal only to the net amount to be paid or  received  under the  agreement  based on the  relative  values of the  positions  held by each party to the agreement  (the "net  amount").  The risk of loss with respect to swaps is  limited  to the net  amount  of  interest  payments  that a party is contractually  obligated  to make.  If the other party to a swap  defaults,  a
Portfolio  Fund's or  Portfolio  Account's  risk of loss  consists  of the net amount of payments that it contractually is entitled to receive.

            To achieve  investment  returns  equivalent to those achieved by a
Portfolio  Manager  in whose  investment  vehicles  the Fund  could not invest directly,  perhaps because of its investment minimum or its unavailability for direct  investment,  the Fund may enter into swap  agreements  under which the
Fund may agree, on a net basis,  to pay a return based on a floating  interest rate,  such as  LIBOR,  and to  receive  the  total  return  of the  reference investment  vehicle  over a stated time  period.  The Fund may seek to achieve the same  investment  result  through the use of other  derivatives in similar circumstances.  The federal income tax treatment of swap  agreements and other derivatives  used in the above manner is unclear.  The Fund does not currently intend to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

            A Portfolio  Fund or Portfolio  Account may lend  securities  from its portfolio to brokers,  dealers and other financial institutions needing to borrow  securities to complete  certain  transactions.  The Portfolio  Fund or
Portfolio  Account  continues  to be entitled to payments in amounts  equal to
the  interest,   dividends  or  other  distributions  payable  on  the  loaned
securities   which  affords  the  Portfolio  Fund  or  Portfolio   Account  an
opportunity  to earn  interest  on the  amount  of the loan and on the  loaned securities'  collateral.  A Portfolio Fund or Portfolio Account generally will
receive  collateral   consisting  of  cash,  U.S.  Government   Securities  or
irrevocable  letters  of credit  which will be  maintained  at all times in an amount  equal to at  least  100% of the  current  market  value of the  loaned securities.  The Portfolio Fund or Portfolio  Account might experience risk of loss  if the  institution  with  which  it has  engaged  in a  portfolio  loan transaction  breaches  its  agreement  with the  Portfolio  Fund or  Portfolio
Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

            To reduce the risk of changes in  securities  prices and  interest rates,  a Portfolio  Fund or Portfolio  Account may purchase  securities  on a forward  commitment,  when-issued  or  delayed  delivery  basis,  which  means delivery  and  payment  take  place a  number  of days  after  the date of the
commitment  to  purchase.   The  payment  obligation  and  the  interest  rate
receivable  with respect to such  purchases are fixed when the Portfolio  Fund or Portfolio  Account  enters into the  commitment,  but the Portfolio Fund or
Portfolio  Account does not make payment  until it receives  delivery from the
counterparty.   After  a  Portfolio  Fund  or  Portfolio  Account  commits  to purchase such securities,  but before delivery and settlement, it may sell the securities if it is deemed advisable.

            Securities  purchased on a forward  commitment or  when-issued  or delayed delivery basis are subject to changes in value,  generally changing in the same way, i.e.,  appreciating when interest rates decline and depreciating
when  interest  rates  rise,  based  upon  the  public's   perception  of  the
creditworthiness of the issuer and changes, real or anticipated,  in the level of interest  rates.  Securities  so purchased  may expose a Portfolio  Fund or
Portfolio  Account to risks  because  they may  experience  such  fluctuations prior to their actual  delivery.  Purchasing  securities on a  when-issued  or delayed  delivery  basis  can  involve  the  additional  risk  that the  yield available in the market when the delivery  takes place  actually may be higher than that  obtained in the  transaction  itself.  Purchasing  securities  on a forward  commitment,  when-issued  or delayed  delivery basis when a Portfolio
Fund or Portfolio  Account is fully or almost fully invested results in a form of leverage and may result in greater  potential  fluctuation  in the value of the net assets of a Portfolio Fund or Portfolio  Account.  In addition,  there is a risk that  securities  purchased  on a  when-issued  or delayed  delivery basis may not be  delivered  and that the  purchaser of  securities  sold by a
Portfolio  Fund or  Portfolio  Account  on a forward  basis will not honor its purchase  obligation.  In such cases, the Portfolio Fund or Portfolio  Account may incur a loss.

          REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

            As discussed in the prospectus,  offers to repurchase  shares will be made by the Fund at such  times and on such terms as may be  determined  by the Board of Trustees of the Fund (the  "Board"),  in its sole  discretion  in accordance with the provisions of applicable  law. In determining  whether the
Fund should repurchase  shares from shareholders  pursuant to written tenders, the Board will consider the  recommendation  of  OppenheimerFunds,  Inc.,  the
Fund's  investment  adviser  (the  "Adviser").  The Board  also will  consider various factors,  including but not limited to those listed in the prospectus, in making its determinations.

            The Board will cause the Fund to make offers to repurchase  shares from  shareholders  pursuant to written tenders only on terms it determines to be fair to the Fund and to all  shareholders.  When the Board  determines that the Fund will repurchase  shares,  notice will be provided to each shareholder describing the terms thereof, and containing  information  shareholders should consider  in  deciding  whether  and how to  participate  in  such  repurchase opportunity.  Shareholders  who are deciding  whether to tender  shares during the period that a repurchase  offer is open may  ascertain  an  estimated  net asset  value of their  shares  from  the  Adviser  during  such  period.  If a repurchase offer is oversubscribed  by shareholders,  the Fund will repurchase only a pro rata portion of the shares tendered by each shareholder.

            As  discussed  in the  prospectus,  the Fund will  issue  notes to tendering  shareholders in connection with the repurchase of shares.  Upon its acceptance of tendered shares for repurchase,  the Fund will maintain daily on its books a segregated  account consisting of (i) cash, (ii) liquid securities or  (iii)  interests  in  Portfolio  Funds  that the  Fund  has  requested  be withdrawn (or any  combination  of the  foregoing),  in an amount equal to the aggregate  estimated  unpaid  dollar amount of the notes issued by the Fund in connection with the repurchase offer.

            Payment for  repurchased  shares may require the Fund to liquidate portfolio  holdings  earlier  than  the  Investment  Manager  would  otherwise liquidate these holdings,  potentially  resulting in losses,  and may increase the  Fund's  portfolio  turnover.  The  Investment  Manager  intends  to  take measures  (subject  to such  policies  as may be  established  by the Board of
Trustees)  to  attempt to avoid or  minimize  potential  losses  and  turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

            As noted in the  prospectus,  the  Fund  has the  right to  redeem shares under certain  circumstances.  Such mandatory  redemptions  may be made if:

o     shares  have been  transferred  or shares  have  vested in any person by
               operation   of   law  as  the   result   of  the   death,
               dissolution,    bankruptcy   or    incompetency    of   a
               shareholder;

o     ownership  of  shares  will  cause  the Fund to be in  violation  of, or
               subject   the   Fund  to   additional   registration   or
               regulation  under,  the securities,  commodities or other
               laws of the U.S. or any other relevant jurisdiction;

o     continued  ownership  of such shares may be harmful or  injurious to the business or  reputation  of the Fund or the  Adviser,  or
               may  subject  the  Fund or any  shareholders  to an undue
               risk of adverse tax or other fiscal consequences;

o     any of the  representations  and  warranties  made by a  shareholder  in connection  with the  acquisition  of shares was not true
               when made or has ceased to be true; or

o     it would be in the  best  interests  of the  Fund to  redeem  shares  or portion thereof.

TRANSFERS OF SHARES

            No  shareholder  will be permitted to transfer  shares of the Fund unless  after  such  transfer  the value of the shares  remaining  is at least equal to Fund's minimum investment requirement.

                              BOARD OF TRUSTEES

      The Fund is governed by a Board of Trustees,  which is  responsible  for
protecting  the  interests  of  shareholders  under   Massachusetts  law.  The
Trustees  meet  periodically   throughout  the  year  to  oversee  the  Fund's
activities,  review its performance, and review the actions of the Adviser and
Investment  Manager.  Although the Fund will not normally hold annual meetings of its  shareholders,  it may hold  shareholder  meetings from time to time on important  matters,  and  shareholders  have the  right to call a  meeting  to remove a Trustee or to take other action  described in the Fund's  Declaration of Trust.

      The Board of Trustees  has an Audit  Committee.  The Audit  Committee is
comprised solely of Independent  Trustees.  The members of the Audit Committee are Joseph M. Wikler  (Chairman),  Ronald  Abdow and Peter I. Wold.  The Audit
Committee  held ____  meetings  during the fiscal year ended  March 31,  2005.
The Audit  Committee  furnishes the Board with  recommendations  regarding the selection  of the Fund's  independent  auditors.  Other main  functions of the
Audit Committee  include,  but are not limited to: (i) reviewing the scope and results  of  financial  statement  audits  and the audit  fees  charged;  (ii)
reviewing reports from the Fund's  independent  auditors  regarding the Fund's internal  accounting  procedures  and controls;  (iii) review reports from the
Manager's  Internal  Audit  Department;  (iv)  maintaining  a separate line of communication  between the Fund's  independent  auditors  and its  Independent
Trustees;  and  (v)  exercise  all  other  functions  outlined  in  the  Audit
Committee Charter,  including but not limited to reviewing the independence of the Fund's  independent  auditors and the  pre-approval  of the performance by the Fund's  independent  auditors  of any  non-audit  service,  including  tax service,  for the Fund and the Manager and certain  affiliates  of the Manager that are not prohibited by the Sarbanes-Oxley Act.

      The Audit Committee's  functions  include  selecting and nominating,  to the  full  Board,  nominees  for  election  as  Trustees,  and  selecting  and nominating  Independent  Trustees for election.  The Audit  Committee may, but need not,  consider  the  advice and  recommendation  of the  Manager  and its affiliates in selecting  nominees.  The full Board elects new trustees  except for those instances when a shareholder vote is required.

      To date,  the Committee has been able to identify from its own resources an  ample  number  of  qualified  candidates.  Nonetheless,  shareholders  may submit names of  individuals,  accompanied by complete and properly  supported resumes,  for the Audit Committee's  consideration by mailing such information to the  Committee  in  care of the  Fund.  The  Committee  may  consider  such persons  at  such  time  as  it  meets  to  consider  possible  nominees.  The
Committee,  however,  reserves sole  discretion to determine the candidates to present  to the Board  and/or  shareholders  when it meets for the  purpose of considering potential nominees.

Trustees  and  Officers of the Fund.  Except for Messrs.  Murphy and  Walcott,
each of the Trustees are "Independent  Trustees" under the Investment  Company
Act. Mr. Murphy is an "Interested  Trustee," because he is affiliated with the
Manager by virtue of his  positions as an officer and director of the Manager, and as a shareholder  of its parent  company.  Mr.  Walcott is an  "Interested
Trustee" due to current consulting agreements with an affiliated organization.

     The Fund's Trustees and officers and their positions held with the Fund and length of services  in such  position(s)  and their  principal  occupations  and business  affiliations during the past five years are listed in the chart below.
The  information  for the Trustees also  includeds the dollar range of shares of the Fund as will as the aggregate dollar range of shares  beneficially  owned in any of the Oppenheimer  funds overseen by the Trustees.  All of the Trustees are also trustees or directors of the following  Oppenheimer  funds  (referred to as
"Board IV funds):

OFI Tremont Core Strategies Hedge Fund
Oppenheimer Limited Term California Municipal Fund
Oppenheimer  International Large-Cap Core Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer Select Value Fund
Oppenheimer Real Estate Fund
Oppenheimer  Tremont  Market Neutral Fund LLC
Oppenheimer Total Return Bond Fund
Oppenheimer Tremont Opportunity Fund LLC
Oppenheimer International Value Fund

----------------------------------------------------------------------------------
Oppenheimer Portfolio Series
   Conservative Investor Fund
   Moderate Investor Fund
   Aggressive Investor Fund
   Active Allocation Fund
----------------------------------------------------------------------------------

      Messrs. Murphy, Zack, Gillespie, Miao, Vandehey,  Vottiero, Petersen and
Wixted  and  Mses.  Ives  and  Bloomberg,   who  are  officers  of  the  Fund,
respectively  hold the same  offices  with one or more of the  other  Board IV
Funds as with the Fund.  As of  _______________,  the Trustees and officers of the Fund,  as a group,  owned of record or  beneficially  less than 1% of each class of  shares  of the  Fund.  The  foregoing  statement  does  not  reflect ownership  of shares of the Fund held of record by an  employee  benefit  plan for employees of the Manager,  other than the shares  beneficially owned under the  plan  by the  officers  of the  Fund  listed  above.  In  addition,  each
Independent  Trustee,  and his family members, do not own securities of either the  Adviser or  Distributor  of the Board IV Funds or any person  directly or indirectly  controlling,  controlled  by or  under  common  control  with  the
Adviser or Distributor.

      The address of each Trustee and Interested Trustee in the charts below is 6803 S. Tucson Way, Centennial, CO 80112-3924. Each Trustee serves for an indefinite term, until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------
                                Independent Trustees
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

                                                                As of December 31,
                                                                       2004

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Peter I. Wold,       President of Wold Properties, Inc. (an    None      Over
Chairman of the      oil and gas exploration and production              $100,000
Board since          company); Vice President, Secretary and
December 2004;       Treasurer of Wold Trona Company, Inc.
Trustee since 2002   (soda ash processing and production);
Age:  57             Vice President of Wold Talc Company,
                     Inc. (talc mining); Managing Member,
                     Hole-in-the-Wall Ranch (cattle
                     ranching); formerly Director and
                     Chairman of the Board, Denver Branch of
                     the Federal Reserve Bank of Kansas City
                     (1993 - 1999) and Director of
                     PacifiCorp. (1995 - 1999), an electric
                     utility. Oversees 14 portfolios in the
                     OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Ronald J. Abdow,     Chairman (since 1959) of Abdow            None      Over
Trustee since 2002   Corporation (operator of restaurants);              $100,000
Age:  73             Trustee of the following real estate
                     businesses (owners and operators of
                     restaurants): G&R Realty Co. (since
                     1978), G&R Trust Co. (since 1973), Abdow
                     Partnership (since 1975), Auburn
                     Associates (since 1983) and Hazard
                     Associates (since 1985); Trustee of
                     MassMutual Premiun (since November 1,
                     2004), MML Series Investment Fund (since
                     1993) and of MassMutual Institutional
                     Funds (MMIF) (since 1994) (open-end
                     investment companies); Trustee (since
                     1987) of Bay State Health System (health
                     services); Chairman (since 1996) of
                     Western Mass Development Corp.
                     (non-profit land development); Chairman
                     (since 1991) of American International
                     College (non-profit college). Oversees
                     14 portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Joseph M. Wikler,    Self-employed as an investment            None      $50,001-$100,000
Trustee since 2002   consultant; a director (since 1996) of
Age:  64             Lakes Environmental Association, and
                     Medintec (since 1992) and Cathco (since
                     1995) (medical device companies); a
                     member of the investment committee of
                     the Associated Jewish Charities of
                     Baltimore (since 1994); formerly a
                     director of Fortis/Hartford mutual funds
                     (1994 - December 2001). Oversees 14
                     portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

                                 Interested Trustee

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2004

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Eustis Walcott,      Principal with Ardsley Associates (since  None      $10,001-$50,000
Trustee since 2002   2000) (consulting firm); Director (since
Age:  67             October 2000) of Cornerstone Real Estate
                     Advisors LLC (real estate equity
                     investment management services) and MML
                     Investors Services (individual
                     retirement, insurance, investment, and
                     life event planning products and
                     services company) (both affiliates of
                     the Adviser; Trustee of OFI Trust
                     Company (since 2001) (also an affiliate
                     of the Adviser). Formerly Trustee of the
                     American International College (1995 -
                     December 2003); Senior Vice President,
                     MassMutual Financial Group (May 1990 -
                     July 2000). Oversees 14 portfolios in
                     the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

     The address of Mr. Murphy in the chart below is Two World Financial Center,
225 Liberty Street,  11th Floor, New York, NY 10281-1008.  Mr. Murphy serves for an indefinite term, until his resignation, death or removal.

 Interested Trustee
    and Officer
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service;   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2004

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

John V. Murphy,      Chairman, Chief Executive Officer and     None      Over
President and        director (since June 2001) and President            $100,000
Trustee since 2002   (since September 2000) of the Adviser;
Age: 55              President and a director or trustee of
                     other Oppenheimer funds; President and a
                     director (since July 2001) of
                     Oppenheimer Acquisition Corp. (the
                     Adviser's parent holding company) and of
                     Oppenheimer Partnership Holdings, Inc.
                     (a holding company subsidiary of the
                     Adviser); a director (since November
                     2001) of OppenheimerFunds Distributor,
                     Inc. (a subsidiary of the Adviser.);
                     Chairman and a director (since July
                     2001) of Shareholder Services, Inc. and
                     of Shareholder Financial Services, Inc.
                     (transfer agent subsidiaries of the
                     Adviser); President and a director
                     (since July 2001) of OppenheimerFunds
                     Legacy Program (a charitable trust
                     program established by the Adviser); a
                     director of the following investment
                     advisory subsidiaries of the Adviser:
                     OFI Institutional Asset Management,
                     Inc., Centennial Asset Management
                     Corporation, Trinity Investment
                     Management Corporation and Tremont
                     Capital Management, Inc. (since November
                     2001), HarbourView Asset Management
                     Corporation and OFI Private Investments,
                     Inc. (since July 2001); President (since
                     November 1, 2001) and a director (since
                     July 2001) of Oppenheimer Real Asset
                     Management, Inc.; Executive Vice
                     President (since February 1997) of
                     Massachusetts Mutual Life Insurance
                     Company (OppenheimerFunds, Inc.'s parent
                     company); a director (since June 1995)
                     of DLB Acquisition Corporation (a
                     holding company that owns the shares of
                     Babson Capital Management LLC); a member
                     of the Investment Company Institute's
                     Board of Governors (elected to serve
                     from October 3, 2003 through September
                     30, 2006). Formerly, Chief Operating
                     Officer (September 2000-June 2001) of
                     the Adviser; President and trustee
                     (November 1999-November 2001) of MML
                     Series Investment Fund and MassMutual
                     Select Funds (open-end investment
                     companies); a director (September
                     1999-August 2000) of C.M. Life Insurance
                     Company; President, Chief Executive
                     Officer and director (September
                     1999-August 2000) of MML Bay State Life
                     Insurance Company; a director (June
                     1989-June 1998) of Emerald Isle Bancorp
                     and Hibernia Savings Bank (a
                     wholly-owned subsidiary of Emerald Isle
                     Bancorp). Oversees 66 portfolios as
                     Trustee/Director and 20 additional
                     portfolios as Officer in the
                     OppenheimerFunds complex.

-------------------------------------------------------------------------------------

      The address of the Officers in the chart below is as follows: for
Messrs. Birney, Zack, Gillespie and Miao and Ms. Bloomberg, Two World
Financial Center, 225 Liberty Street, New York, NY 10281-1008, for Messrs.
Vandehey, Vottiero, Petersen and Wixted and Ms. Ives, 6803 S. Tucson Way,
Centennial, CO 80112-3924. Each Officer serves for an annual term or until his or her earlier resignation, death or removal.

-------------------------------------------------------------------------------------

                          Officers of the Fund

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Name,                      Principal Occupation(s) During Past 5 Years
Position(s) Held with Fund
Length of Service,
Age

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Mark S. Vandehey,          Senior Vice President and Chief Compliance Officer
Vice President and Chief   (since March 2004) of the Adviser; Vice President (since
Compliance Officer since   June 1983) of OppenheimerFunds Distributor, Inc.,
2004                       Centennial Asset Management Corporation and Shareholder
Age:  54                   Services, Inc. Formerly (until February 2004) Vice
                           President and Director of Internal Audit of the Adviser.
                           An officer of 86 portfolios in the Oppenheimer funds
                           complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Brian W. Wixted,           Senior Vice President and Treasurer (since March 1999)
Treasurer since 2002       of the Adviser.; Treasurer of HarbourView Asset
Age:  45                   Management Corporation, Shareholder Financial Services,
                           Inc., Shareholder Services, Inc., Oppenheimer Real Asset
                           Management Corporation, and Oppenheimer Partnership
                           Holdings, Inc. (since March 1999), of OFI Private
                           Investments, Inc. (since March 2000), of
                           OppenheimerFunds International Ltd. and OppenheimerFunds
                           plc (since May 2000), of OFI Institutional Asset
                           Management, Inc. (since November 2000), and of
                           OppenheimerFunds Legacy Program (a Colorado non-profit
                           corporation) (since June 2003); Treasurer and Chief
                           Financial Officer (since May 2000) of OFI Trust Company
                           (a trust company subsidiary of OppenheimerFunds, Inc.);
                           Assistant Treasurer (since March 1999) of Oppenheimer
                           Acquisition Corp. Formerly Assistant Treasurer of
                           Centennial Asset Management Corporation (March
                           1999-October 2003) and OppenheimerFunds Legacy Program
                           (April 2000-June 2003); Principal and Chief Operating
                           Officer (March 1995-March 1999) at Bankers Trust
                           Company-Mutual Fund Services Division. An officer of 86
                           portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Brian Petersen,            Assistant Vice President of the Adviser since August
Assistant Treasurer since  2002; formerly Manager/Financial Product Accounting
2004                       (November 1998-July 2002) of the Adviser. An officer of
Age: 34                    86 portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Philip Vottiero,           Vice President/Fund Accounting of the Adviser since
Assistant Treasurer since  March 2002. Formerly Vice President/Corporate Accounting
2002                       of the Adviser (July 1999-March 2002) prior to which he
Age:  41                   was Chief Financial Officer at Sovlink Corporation
                           (April 1996-June 1999). An officer of 86 portfolios in
                           the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Robert G. Zack,            Executive Vice President (since January 2004) and
Secretary since 2002       General Counsel (since February 2002) of the Adviser;
Age:  56                   Senior Vice President and General Counsel (since
                           November 2001) of OFI Institutional Asset Management,
                           Inc.; General Counsel and a director (since November
                           2001) of the Distributor; General Counsel (since
                           November 2001) of Centennial Asset Management
                           Corporation; Senior Vice President and General Counsel
                           (since November 2001) of HarbourView Asset Management
                           Corporation; Secretary and General Counsel (since
                           November 2001) of Oppenheimer Acquisition Corp.;
                           Assistant Secretary and a director (since October 1997)
                           of OppenheimerFunds International Ltd. and
                           OppenheimerFunds plc; Vice President and a director
                           (since November 2001) of Oppenheimer Partnership
                           Holdings, Inc.; a director (since November 2001) of
                           Oppenheimer Real Asset Management, Inc.; Senior Vice
                           President, General Counsel and a director (since
                           November 2001) of Shareholder Financial Services, Inc.,
                           Shareholder Services, Inc., OFI Private Investments,
                           Inc. and OFI Trust Company; Vice President (since
                           November 2001) of OppenheimerFunds Legacy Program; a
                           director (since June 2003) of OppenheimerFunds (Asia)
                           Limited. Formerly Senior Vice President (May
                           1985-December 2003), Acting General Counsel (November
                           2001-February 2002) and Associate General Counsel (May
                           1981-October 2001) of OppenheimerFunds, Inc.; Assistant
                           Secretary of Shareholder Services, Inc. (May
                           1985-November 2001), Shareholder Financial Services,
                           Inc. (November 1989-November 2001); and OppenheimerFunds
                           International Ltd. (October 1997-November 2001). An
                           officer of 86 portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Kathleen T. Ives,          Vice President (since June 1998) and Senior Counsel and
Assistant Secretary since  Assistant Secretary (since October 2003) of the Adviser;
2002                       Vice President (since 1999) and Assistant Secretary
Age:  39                   (since October 2003) of the Distributor; Assistant
                           Secretary (since October 2003) of Centennial Asset
                           Management Corporation; Vice President and Assistant
                           Secretary (since 1999) of Shareholder Services, Inc.;
                           Assistant Secretary (since December 2001) of
                           OppenheimerFunds Legacy Program and of Shareholder
                           Financial Services, Inc. Formerly an Assistant Counsel
                           (August 1994-October 2003) and Assistant Vice President
                           of the Adviser (August 1997-June 1998). An officer of 86
                           portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Lisa I. Bloomberg,         Vice President and Associate Counsel of the Adviser
Assistant Secretary since  since May 2004; formerly First Vice President and
2004                       Associate General Counsel of UBS Financial Services Inc.
Age:  37                   (formerly, PaineWebber Incorporated) (May 1999 - April
                           2004) prior to which she was an Associate at Skaden,
                           Arps, Slate, Meagher & Flom, LLP (September 1996 - April
                           1999). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Phillip S. Gillespie,      Senior Vice President and Deputy General Counsel of the
Assistant Secretary since  Adviser since September 2004. Formerly Mr. Gillespie
2004                       held the following positions at Merrill Lynch Investment
Age:  41                   Management: First Vice President (2001-September 2004);
                           Director (from 2000) and Vice President (1998-2000). An
                           officer of 86 portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Wayne Miao,                Assistant Vice President and Assistant Counsel of the
Assistant Secretary since  Adviser since June 2004. Formerly an Associate with
2004                       Sidley Austin Brown & Wood LLP (September 1999 - May
Age:  32                   2004). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------

      |X|  Remuneration  of Trustees.  The officers of the Fund and Mr. Murphy
(who is an  officer  and  Trustee  of the  Fund) who are  affiliated  with the
Adviser receive no salary or fee from the Fund. The remaining  Trustees of the
Fund received the  compensation  shown below from the Fund with respect to the
Fund's fiscal year ended March 31, 2005.  The Total  Compensation  from all 10 of the Board IV Funds  (including the Fund) represents  compensation  received for  serving as a trustee  and member of a committee  (if  applicable)  of the boards of those funds during the calendar year ended December 31, 2004.

-----------------------------------------------------------------------------
                                     Aggregate         Total Compensation
                                                       From Fund and Fund

Trustee Name and Other Fund      Compensation from      Complex* Paid to
Position(s) (as applicable)           Fund(1)         Trustees (10 funds)*

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Ronald J. Abdow                       $2,000               $81,833(2)

Trustee, Audit Committee
Member
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Eustis Walcott                        $1,800                 $18,500

Trustee
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Joseph M. Wikler

Trustee, Audit Committee              $2,500                 $23,000

Member
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Peter I. Wold                         $2,250                 $20,500

Trustee, Audit Committee
Member
-----------------------------------------------------------------------------
1.    Aggregate   Compensation  from  the  Fund  includes  fees  and  deferred compensation, if any, for a Trustee.

2.    Includes  $61,333  compensation  paid  to Mr.  Abdow  for  serving  as a trustee for two open-end  investment  companies  (MassMutual  Institutional
   Funds and MML Series  Investment Fund) the investment  adviser for which is the indirect parent company of the Fund's Adviser.  The Adviser also serves as the  Sub-Advisor to the MassMutual  International  Equity Fund, a series of MassMutual Institutional Funds.

*     For  purposes  of  this  section  only,  "Fund  Complex"   includes  the
Oppenheimer funds,  MassMutual  Institutional  Funds and MML Series Investment
Fund in  accordance  with SEC  regulations.  The  Adviser  does  not  consider
MassMutual  Institutional  Funds and MML Series  Investment Fund to be part of
the   OppenheimerFunds'   "Fund   Complex"  as  that  term  may  be  otherwise
interpreted.

            The Trustees who are not  employees of the Adviser,  including its affiliates,  are each paid an annual  retainer of $16,000 and per meeting fees of $500.  The other  Trustees  receive  no annual or other fees from the Fund.
All  Trustees  are  reimbursed  by the Fund for their  reasonable  travel  and
out-of-pocket   expenses.   The   Trustees  do  not  receive  any  pension  or
retirement  benefits  from the Fund.  The  officers of the Fund do not receive any additional compensation from the Fund.

            The  Trustees   serve  on  the  Board  for  terms  of   indefinite
duration.  A  Trustee's  position  in  that  capacity  will  terminate  if the
Trustee is removed,  resigns or is subject to various disabling events such as death or  incapacity.  A Trustee may resign upon 90 days' prior written notice to the other Trustees,  and may be removed either by vote of two-thirds of the
Trustees not subject to the removal vote or vote of the  shareholders  holding not less than  two-thirds of the total number of votes  eligible to be cast by all  shareholders.  The Trustees will render assistance to shareholders on the question of the removal of  Trustees in the manner  required by Section  16(c)
of the  Investment  Company  Act. In the event of any vacancy in the  position of a Trustee,  the remaining  Trustees may appoint an individual to serve as a
Trustee,  so long as immediately after such appointment at least two-thirds of the Trustees  then serving  would have been elected by the  shareholders.  The
Trustees  may  call a  meeting  of  shareholders  to fill any  vacancy  in the position  of a Trustee,  and must do so within 60 days after any date on which
Trustees who were elected by the  shareholders  cease to constitute a majority of the Trustees  then  serving.  If no Trustee  remains to manage the business of the Fund,  the Adviser may manage and control the Fund,  but must convene a meeting of shareholders  within 60 days for the purpose of either electing new
Trustees or dissolving the Fund.

                         INVESTMENT ADVISORY SERVICES
THE INVESTMENT ADVISER

            OppenheimerFunds,  Inc. (the "Adviser")  commenced  serving as the
Fund's  investment   adviser  on  June  2,  2004,   subject  to  the  ultimate
supervision  of and subject to any policies  established  by the Board.  Prior to that  time,  OFI  Institutional  Asset  Management,  Inc.,  a  wholly-owned
subsidiary  of  the  Adviser  ("OFI  Institutional"),   served  as  investment
adviser. The Adviser is a wholly-owned  subsidiary of Oppenheimer  Acquisition
Corporation,  which  in turn is a  wholly-owned  subsidiary  of  Massachusetts
Mutual Life Insurance Company ("MassMutual").

            With  respect  to the  original  investment  adviser  of the Fund, pursuant  to the  terms  of an  investment  advisory  agreement  entered  into between  the Fund and OFI  Institutional  dated as of  January  2,  2003  (the
"Advisory  Agreement"),  OFI  Institutional  was  responsible  for developing, implementing and supervising the Fund's  investment  program and in connection therewith  regularly  providing  investment advice and  recommendations to the
Fund with respect to its  investments,  investment  policies and purchases and sales of  securities  for the Fund and  arranging for the purchase and sale of such securities.

            OFI Institutional  was authorized,  subject to the approval of the
Board and Trustees,  to retain one of its  affiliates to provide any or all of the  investment  advisory  services  required to be provided to the Fund or to assist OFI Institutional in providing these services.

            As  compensation  for  services  required  to be  provided  by OFI
Institutional under the Advisory Agreement,  the Fund paid OFI Institutional a monthly  fee (the  "Management  Fee")  computed at the annual rate of 1.25% of the aggregate  value of  outstanding  shares  determined as of the last day of the month (before any repurchases of shares, as defined below).

            The  Advisory  Agreement  was  approved by the Board  (including a majority of the Independent Trustees),  at a meeting held in person on October
21, 2002, and was approved on December 16, 2002 by OppenheimerFunds,  Inc., of which  OFI  Institutional  is a  wholly-owned  subsidiary,  as the  then  sole shareholder  of the  Fund on  behalf  of OFI  Institutional.  The  Independent
Trustees were provided with data as to the  qualifications  of the  Investment
Adviser's  personnel  and the quality and extent of the  services  rendered to investment companies.  The Board particularly  considered:  (1) the investment record  of OFI  Institutional,  and its  immediate  parent,  OppenheimerFunds,
Inc., in managing other investment  companies for which they act as investment adviser, and (2) data as to investment performance,  advisory fees and expense ratios of other investment  companies not advised by the Investment Adviser or
OppenheimerFunds,  Inc. but believed to be in the same overall  investment and size  category  as the Fund.  In  arriving  at a  decision,  the Board did not single out any one factor or group of  factors  as being more  important  than other  factors,  but  considered  all factors  together.  The Board judged the terms and  conditions  of the Advisory  Agreement,  including  the  investment advisory fee, in light of all of the surrounding circumstances,  and found the
Advisory  Agreement to be fair and reasonable and in the best interests of the
Fund.

            The Advisory  Agreement  has an initial term of two years from the date of its  execution,  and may be  continued  in  effect  from  year to year thereafter if such  continuance  is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund;  provided that in  either  event  the  continuance  is also  approved  by a  majority  of the
Independent  Trustees  by vote  cast in person  at a  meeting  called  for the purpose of voting on such  approval.  The  Advisory  Agreement  is  terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a majority  of  the  outstanding  voting  securities  of  the  Fund;  or by  OFI
Institutional.  The Advisory  Agreement  also provides that it will  terminate automatically  in the event of its  "assignment," as defined by the Investment
Company Act and the rules thereunder.

            The  Advisory  Agreement  provides  that in the absence of willful misfeasance,  bad faith,  gross negligence in the performance of its duties or
reckless   disregard  of  its   obligations  and  duties  under  the  Advisory
Agreement,  OFI Institutional is not liable for any loss the Fund sustains for any investment,  adoption of any investment  policy, or the purchase,  sale or retention of any security.  In addition,  it provides  that OFI  Institutional may act as investment  adviser for any other person,  firm or corporation  and use the name  "Oppenheimer" in connection with other investment  companies for which  it  may  act as  investment  adviser  or  general  distributor.  If OFI
Institutional  shall no longer  act as  investment  adviser  of the Fund,  OFI
Institutional   may   withdraw   the  right  of  the  Fund  to  use  the  name
"Oppenheimer" as part of its name.

            Effective   June  2,  2004,   the  Adviser,   the  parent  of  OFI
Institutional,  has  taken  over the  investment  advisory  activities  of the
Fund.  The Board,  in approving the Adviser as the  investment  adviser of the
Fund, took into consideration the following:

o     The nature, cost, and quality of the services provided to the Fund and its shareholders;
o     The profitability of the Fund to the Manager;
o     The investment performance of the Fund in comparison to regular market indices;
o     Economies of scale that may be available to the Fund from the Manager;
o     Fees paid by other mutual funds for similar services;
o     The value and quality of any other benefits or services received by the
            Fund from its relationship with the Manager, and
o     The direct and indirect benefits the Manager received from its relationship with the Fund.  These included services provided by the Distributor and the Transfer Agent, and brokerage and soft dollar arrangements permissible under Section 28(e) of the
            Securities Exchange Act.

            The  Management  Fee remains the same,  except that the Fund shall pay the Management Fee to the Adviser, rather than to its predecessor.

            The Adviser or its designee  maintains the Fund's accounts,  books and other  documents  required to be maintained  under the Investment  Company
Act at  OppenheimerFunds,  Inc.,  Two  World  Financial  Center,  225  Liberty
Street, New York, NY 10281-1008.

CODES OF ETHICS

            The Fund, the Adviser,  the Investment Manager and the Distributor
have each  adopted  codes of  ethics.  The codes are  designed  to detect  and prevent improper  personal trading by their  personnel,  including  investment personnel,  that might compete with or otherwise  take advantage of the Fund's
portfolio   transactions.   Covered  persons  include  the  Trustees  and  the
officers and directors of the Adviser and the Investment  Manager,  as well as employees of the Adviser and the Investment  Manager  having  knowledge of the investments  and  investment  intentions  of the  Fund.  The  codes of  ethics permit  persons  subject  to the  Code  to  invest  in  securities,  including securities  that may be purchased or held by the Fund,  subject to a number of restrictions  and controls.  Compliance  with the codes of ethics is carefully monitored and enforced.

            The  codes of  ethics  are  included  as  exhibits  to the  Fund's registration  statement filed with the Securities and Exchange  Commission and can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained  by  calling  the SEC at  1-202-942-8090.  The  codes of  ethics  are
available   on  the   EDGAR   database   on  the   SEC's   Internet   site  at
http://www.sec.gov,  and also may be obtained, after paying a duplicating fee, by electronic  request at the following  E-mail  address:  publicinfo@sec.gov,
or  by  writing  the  SEC's  Public  Reference   Section,   Washington,   D.C.
20549-0102.

PORTFOLIO PROXY VOTING

      The Adviser has delegated to the Investment  Manager  responsibility for voting  proxies  relating to  securities  owned by the Fund.  The Fund invests primarily in private investment  partnerships and similar investment vehicles, which are not voting  securities.  To the  extent  the Fund  invests in voting securities,  if any,  the Fund's  primary  consideration  in voting  portfolio proxies  would be the  financial  interests of the Fund and its  shareholders.
For the purpose of voting  portfolio  proxies  relating  to voting  securities held by the Fund, if any, the Fund has adopted the OppenheimerFunds  Portfolio
Proxy  Voting  Policies  and  Procedures.  The  OppenheimerFunds  Proxy Voting
Guidelines on routine and non-routine proxy proposals are summarized below.

      The Fund votes with the recommendation of the issuer's  management on routine  matters,  including  election of  directors  nominated by management  and  ratification  of auditors,  unless  circumstances indicate otherwise.
o     In  general,  the Fund  opposes  anti-takeover  proposals  and  supports
         elimination   of   anti-takeover    proposals,    absent   unusual
         circumstances.
o     The Fund supports shareholder  proposals to reduce a super-majority vote
         requirement,   and   opposes   management   proposals   to  add  a
         super-majority vote requirement.
o     The Fund opposes proposals to classify the board of directors.
o     The Fund supports proposals to eliminate cumulative voting.
o     The Fund opposes re-pricing of stock options.
o     The Fund generally  considers executive  compensation  questions such as stock  option  plans  and  bonus  plans  to be  ordinary  business
         activity.   The  Fund   analyzes   stock  option   plans,   paying
         particular  attention  to their  dilutive  effect.  While the Fund would generally  support  management  proposals,  the Fund opposes plans it considers to be excessive.

      The Fund is  required  to file new Form N-PX,  with its  complete  proxy voting  record for the 12 months ended June 30th, no later than August 31st of each year. The Fund's Form N-PX filing is available (i) without  charge,  upon request,  by calling  the Fund  toll-free  at  1.800.525.7048  and (ii) on the
SEC's website at www.sec.gov.
                 -----------

THE INVESTMENT MANAGER

            As authorized by the Advisory  Agreement,  Tremont Partners,  Inc.
(the  "Investment  Manager"),  an affiliate of the Adviser,  has been assigned responsibility for providing day-to-day  investment management services to the
Fund,  subject to the  supervision of the Adviser.  The Investment  Manager is primarily  responsible  for  the  selection  of  Portfolio  Managers  and  the allocation  of the  assets  of the Fund for  investment  among  the  Portfolio
Managers.  In addition,  the Investment  Manager is responsible  for investing the cash  portion of the Fund's  assets not  invested  in  Portfolio  Funds or through  Portfolio  Accounts.  The  Investment  Manager  is  a  majority-owned subsidiary of Oppenheimer Acquisition  Corporation,  which in turn is a wholly owned subsidiary of MassMutual.

            The Investment  Manager provides  services to the Fund pursuant to the terms of a sub-advisory  agreement  entered into between OFI Institutional
(at that time, the investment  adviser of the Fund) and the Investment Manager
dated  as  of  November   20,   2001  (the   "Sub-Advisory   Agreement").   In
consideration of the services provided by the Investment Manager,  the Adviser pays a monthly  fee to the  Investment  Manager  equal to 50% of the amount of the Management Fee earned by the Adviser pursuant to the Advisory Agreement.

            The Sub-Advisory  Agreement was approved by the Board (including a majority of the Independent Managers),  at a meeting held in person on October
21, 2002,  and was approved  December 16, 2002 by  OppenheimerFunds,  Inc., of which  OFI  Institutional  is a  wholly-owned  subsidiary,  as the  then  sole shareholder of the Fund on behalf of OFI Institutional.  As in the case of the
Advisory  Agreement,  the  Independent  Trustees were provided with data as to the qualifications of the Investment  Manager's  personnel and the quality and extent  of its  advisory  services.  The  Board  particularly  considered  the
Investment Manager's investment record in managing  multi-manager hedge funds.
In  arriving  at a  decision,  the Board did not  single out any one factor or group of factors as being more important  than other  factors,  but considered all  factors  together.  The Board  judged  the terms  and  conditions  of the
Sub-Advisory  Agreement,  including the  investment  advisory fee, in light of all of the surrounding circumstances,  and found the Sub-Advisory Agreement to be fair and reasonable and in the best interests of the Fund.

            The  Sub-Advisory  Agreement has an initial term of two years from the date of its  execution,  and may be  continued in effect from year to year thereafter if such  continuance  is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund;  provided that in  either  event  the  continuance  is also  approved  by a  majority  of the
Independent  Trustees  by vote  cast in person  at a  meeting  called  for the purpose of voting on such approval.  The Sub-Advisory  Agreement is terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a
majority  of  the   outstanding   voting   securities  of  the  Fund;  by  OFI
Institutional;  or by the Investment Manager. The Sub-Advisory  Agreement also
provides  that  it  will   terminate   automatically   in  the  event  of  its
"assignment,"  as  defined  by  the  Investment  Company  Act  and  the  rules thereunder.

            The  Sub-Advisory  Agreement  provides  that  in  the  absence  of willful  misfeasance,  bad faith,  gross  negligence in the performance of its duties or reckless  disregard of its obligations and duties under the Advisory
Agreement,   the  Investment   Manager  is  not  liable  to  the  Fund  or  to
Institutional  for any loss the Fund sustains for any investment,  adoption of any  investment  policy,  or the purchase,  sale or retention of any security.
In addition,  it provides  that the  Investment  Manager may act as investment adviser for any other person,  firm or corporation  and use the name "Tremont"
in  connection  with  other  investment  companies  for  which  it may  act as investment  adviser.  If  the  Investment  Manager  shall  no  longer  act  as investment  manager of the Fund, the Investment Manager may withdraw the right of the Fund to use the name "Tremont" as part of its name.

            The   relationship   between  the   Investment   Manager  and  the
investment  adviser  of the Fund  remains  the  same,  even  though  it is the
Adviser who serves as investment adviser of the Fund,  including the fact that the investment  adviser of the Fund will pay the Investment Manager 50% of the
Management  Fee.  With  respect  to  any  description   above  concerning  the
relationship  between  the  Investment  Manager  and  OFI  Institutional,  the
Adviser will replace OFI Institutional in every respect.

 PORTFOLIO MANAGER

            The Fund's  portfolio is managed by Timothy J. Birney (referred to as the "Portfolio  Manager").  He is the person responsible for the day-to-day management of the Fund's investments.

     Other  Accounts  Managed.  In addition to  managing  the Fund's  investment portfolio,  Mr. Birney  also  manages  other  investment  portfolios  and  other accounts on behalf of the Investment  Manager or its  affiliates.  The following table provides  information  regarding the other portfolios and accounts managed by Mr. Birney as of March 31, 2005.

     --------------------------------------------------------------------------

                                   Registered     Other Pooled
                                   Investment      Investment
                                   Companies        Vehicles    Other Accounts

     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

                                       4               9             None
     Accounts Managed

     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

                                     $484.0          $871.0          None
     Total Assets Managed*

     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

     Accounts with
     Performance-Based                 2               9             None
     Advisory Fees

     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

                                     $144.8          $871.0          None
     Total Assets in Accounts
     with Performance-Based
     Advisory Fees*

     --------------------------------------------------------------------------

      *  In millions.

As  indicated  above,  the  Portfolio  Manager  also  manages  other funds and accounts.  Potentially,  at times, those  responsibilities could conflict with the interests of the Fund.  That may occur whether the  investment  objectives and  strategies  of the other funds and accounts are the same as, or different from,  the Fund's  investment  objectives  and  strategies.  For  example  Mr.
Birney may need to  allocate  investment  opportunities  between  the Fund and another fund or account  having similar  objectives or  strategies,  or he may need to execute  transactions  for another  fund or account  that could have a negative  impact on the value of  securities  held by the Fund.  Not all funds and accounts  advised by the Investment  Manager have the same management fee.
If  the   management  fee  structure  of  another  fund  or  account  is  more advantageous  to the  Investment  Manager than the fee  structure of the Fund, the  Investment  Manager  could have an  incentive  to favor the other fund or account.  However, the Investment Manager's compliance  procedures and Code of
Ethics recognize the Investment  Manager's  fiduciary  obligation to treat all of its clients,  including the Fund, fairly and equitably, and are designed to preclude Mr. Birney from favoring one client over another. It is possible,  of course,  that  those  compliance  procedures  and the Code of  Ethics  may not always be adequate to do so. At different  times,  Mr. Birney may manage other funds or accounts with investment  objectives and strategies  similar to those of the Fund,  or he may manage  funds or accounts  with  different  investment objectives and strategies.

    Compensation  of the  Portfolio  Managers.  Mr.  Birney is employed  and compensated  by the  Investment  Manager,  not the Fund.  Under the Investment
Manager's  compensation  program  for its  portfolio  managers  and  portfolio analysts,  their compensation is based primarily on the investment performance results of the funds and accounts  they manage,  rather than on the  financial success of the  Investment  Manager.  This is intended to align the  portfolio managers' and analysts'  interests  with the success of the funds and accounts and their  investors.  The  Investment  Manager's  compensation  structure  is
designed  to  attract  and  retain  highly  qualified  investment   management
professionals and to reward individual and team contributions  toward creating shareholder value. As of March 31, 2005, Mr. Birney's  compensation  consisted
of  three  elements:   a  base  salary,  an  annual  discretionary  bonus  and
eligibility  to participate  in long-term  awards of options and  appreciation rights in regard  to the  common  stock of the  Investment  Manager's  holding
company   parent.   Senior   portfolio   managers  may  also  be  eligible  to
participate in the Investment Manager's deferred compensation plan.

The base pay  component  of each  portfolio  manager is reviewed  regularly to ensure that it reflects the  performance of the  individual,  is  commensurate with the  requirements  of the  particular  portfolio,  reflects  any specific competence or specialty of the individual  manager,  and is  competitive  with other comparable positions,  to help the Investment Manager attract and retain talent. The annual  discretionary  bonus is determined by senior management of the  Investment  Manager  and is based on a number  of  factors,  including  a fund's pre-tax  performance for periods of up to five years,  measured against an  appropriate  benchmark  selected  by  management.  Other  factors  include management  quality  (such  as  style  consistency,  risk  management,  sector coverage,  team leadership and coaching) and organizational  development.  Mr.
Birney's  compensation is not based on the total value of the Fund's portfolio assets,  although the Fund's investment performance may increase those assets.
The  compensation  structure is also intended to be  internally  equitable and serve to reduce  potential  conflicts  of interest  between the Fund and other funds managed by Mr.  Birney.  The  compensation  structure of the other funds managed by Mr. Birney is the same as the  compensation  structure of the Fund, described above.

     Ownership  of Fund  Shares.  As of  March  31,  2005,  Mr.  Birney  did not
beneficially own any shares of the Fund.

FUND EXPENSES

            The  Fund  will  bear  all  costs  and  expenses  incurred  in its business and operations other than those specifically  required to be borne by the Adviser  pursuant to the Advisory  Agreement.  Costs and expenses borne by the Fund include, but are not limited to, the following:

o     all costs and expenses  directly related to investment  transactions and positions for the Fund's account,  including,  but not
                  limited  to,  brokerage  commissions,  research  fees,
                  interest  and  commitment  fees  on  loans  and  debit
                  balances,  borrowing charges on securities sold short,
                  dividends on  securities  sold but not yet  purchased,
                  custodial  fees,  margin  fees,   transfer  taxes  and
                  premiums,  taxes  withheld  on foreign  dividends  and
                  indirect expenses from investments in Portfolio Funds;
o     all costs and expenses  associated  with the operation and  registration of the Fund,  ongoing  offering costs and the costs of
                  compliance  with,  any  applicable  federal  and state
                  laws;
o     all costs and expenses  associated with the  organization  and operation of  separate  investment  funds  managed by  Portfolio
                  Managers retained by the Fund;
o     the  costs  and  expenses  of  holding  meetings  of the  Board  and any meetings of  shareholders,  including costs associated
                  with  the  preparation  and   dissemination  of  proxy
                  materials;
o     the  fees  and  disbursements  of Fund  counsel,  legal  counsel  to the
                  Independent    Trustees,     Managers,     Independent
                  Registered  Public  Accounting  Firm  for the Fund and
                  other consultants and professionals  engaged on behalf
                  of the Fund;
o     the Management Fee;
o     the  fees   payable   to   custodians   and  other   persons   providing
                  administrative services to the Fund;
o     the costs of a fidelity  bond and any  liability  insurance  obtained on behalf of the Fund or the Board;
o     all costs and  expenses  of  preparing,  setting in type,  printing  and
                  distributing   reports  and  other  communications  to
                  shareholders; and
o     such other types of  expenses  as may be  approved  from time to time by the Board of Trustees.

            The Portfolio Funds will bear all expenses  incurred in connection with their  operations.  These  expenses are similar to those  incurred by the
Fund. The Portfolio  Managers  generally will charge  asset-based  fees to and
receive   performance-based   allocations  from  the  Portfolio  Funds,  which
effectively will reduce the investment  returns of the Portfolio Funds and the amount  of any  distributions  from the  Portfolio  Funds to the  Fund.  These expenses,  fees and  allocations  will be in addition to those incurred by the
Fund itself.

                            CONFLICTS OF INTEREST
THE ADVISER

            The Adviser  and its  affiliates  manage the assets of  registered investment  companies  other  than the Fund and  provide  investment  advisory services to other  accounts.  The Fund has no  interest  in these  activities.
The Adviser and its officers or employees who assist in providing  services to the Fund will be engaged  in  substantial  activities  other than on behalf of the Fund and may have  conflicts  of  interest  in  allocating  their time and activity  between  the Fund and  other  registered  investment  companies  and accounts  managed by the Adviser.  The Adviser and its officers and  employees will  devote  so much of  their  time to the  affairs  of the Fund as in their judgment is necessary and appropriate.

THE INVESTMENT MANAGER

            The  Investment  Manager  also  provides  investment  advisory and other  services,  directly  and through  affiliates,  to various  entities and accounts  other than the Fund ("Tremont  Accounts").  The Fund has no interest in these activities.  The Investment Manager and the investment  professionals who, on behalf of the Investment  Manager,  will provide  investment  advisory services to the Fund will be engaged in substantial  activities  other than on behalf of the Fund, may have differing  economic  interests in respect of such activities,  and may have  conflicts of interest in allocating  their time and activity between the Fund and the Tremont  Accounts.  Such persons will devote only  so  much  time to the  affairs  of the  Fund  as in  their  judgment  is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

            The  Investment  Manager  expects to employ an investment  program for the Fund that is substantially  similar to the investment program employed
by  it  for  certain  Tremont   Accounts,   including  a  private   investment
partnership that has an investment  program that is substantially  the same as the Fund's investment  program.  As a general matter,  the Investment  Manager will  consider  participation  by  the  Fund  in  all  appropriate  investment opportunities  that are under  consideration for those other Tremont Accounts.
There may be circumstances,  however,  under which the Investment Manager will cause one or more  Tremont  Accounts  to commit a larger  percentage  of their respective  assets to an investment  opportunity  than to which the Investment
Manager will commit the Fund's assets.  There also may be circumstances  under which the Investment  Manager will consider  participation by Tremont Accounts in investment  opportunities  in which the Investment  Manager does not intend to invest on behalf of the Fund, or vice versa.

            The  Investment  Manager  will  evaluate for the Fund and for each
Tremont  Account a variety  of factors  that may be  relevant  in  determining whether a particular  investment  opportunity or strategy is  appropriate  and feasible for the Fund or a Tremont  Account at a particular  time,  including, but  not  limited  to,  the  following:  (1)  the  nature  of  the  investment opportunity  taken in the context of the other  investments  at the time;  (2)
the  liquidity  of the  investment  relative  to the  needs of the  particular entity or account;  (3) the  availability  of the opportunity  (i.e.,  size of obtainable  position);  (4)  the  transaction  costs  involved;  and  (5)  the investment or regulatory  limitations  applicable to the particular  entity or account.  Because  these  considerations  may  differ  for  the  Fund  and the
Tremont Accounts in the context of any particular investment opportunity,  the investment  activities  of the Fund and the Tremont  Accounts  may differ from time to time.  In  addition,  the fees and  expenses  of the Fund will  differ from those of the Tremont  Accounts.  Accordingly,  the future  performance of the Fund and the Tremont Accounts will vary.

            When  the  Investment   Manager   determines   that  it  would  be
appropriate  for the Fund and one or more Tremont  Accounts to  participate in an investment  transaction in the same  Portfolio Fund or other  investment at the same time,  it will attempt to aggregate,  place and allocate  orders on a basis  that  the  Investment  Manager  believes  to  be  fair  and  equitable, consistent with its  responsibilities  under applicable law. Decisions in this regard are  necessarily  subjective and there is no requirement  that the Fund participate,  or  participate to the same extent as the Tremont  Accounts,  in all investments or trades.  However,  no participating  entity or account will receive preferential  treatment over any other and the Investment Manager will take  steps  to  ensure  that  no  participating  entity  or  account  will be systematically  disadvantaged by the aggregation,  placement and allocation of orders and investments.

            Situations   may   occur,   however,   where  the  Fund  could  be
disadvantaged   because  of  the  investment   activities   conducted  by  the
Investment  Manager for the Tremont  Accounts.  Such  situations  may be based on,  among  other  things,  the  following:  (1) legal  restrictions  or other limitations  (including limitations imposed by Portfolio Managers with respect to Portfolio  Funds) on the combined  size of positions  that may be taken for the Fund and the Tremont  Accounts,  thereby  limiting  the size of the Fund's
position  or  the  availability  of  the  investment   opportunity;   (2)  the
difficulty of liquidating an investment for the Fund and the Tremont  Accounts where the market  cannot  absorb the sale of the combined  positions;  and (3)
the  determination  that a particular  investment is warranted  only if hedged with an option or other  instrument  and  there is a limited  availability  of such  options or other  instruments.  In  particular,  the Fund may be legally restricted  from  entering  into a  "joint  transaction"  (as  defined  in the
Investment  Company  Act)  with  the  Tremont  Accounts  with  respect  to the securities of an issuer  without  first  obtaining  exemptive  relief from the
SEC.  See "Other Matters" below.

            Directors,  officers,  employees and  affiliates of the Investment
Manager  may buy and  sell  securities  or other  investments  for  their  own accounts and may have actual or potential  conflicts of interest  with respect to  investments  made on behalf of the Fund. As a result of differing  trading
and  investment   strategies  or  constraints,   positions  may  be  taken  by
directors,  officers,  employees and affiliates of the Investment  Manager, or by the  Investment  Manager  for the  Tremont  Accounts,  that  are the  same, different or made at a different time than positions taken for the Fund.

OTHER MATTERS

            Except  in  accordance  with  applicable  law,  the  Adviser,  the
Investment  Manager and their  affiliates  are not permitted to buy securities or other  property  from, or sell  securities or other  property to, the Fund.
However,  subject to certain  conditions imposed by applicable rules under the
Investment Company Act, the Fund may effect certain principal  transactions in securities with one or more accounts  managed by the Adviser or the Investment
Manager,  except for accounts as to which the Adviser,  the Investment Manager or any of their  affiliates  serves as a general  partner  or as to which they may be deemed to be an affiliated  person (or an  affiliated  person of such a person),  other than an affiliation that results solely from the Adviser,  the
Investment  Manager  or one  of  their  affiliates  serving  as an  investment adviser to the  account.  These  transactions  would be made in  circumstances where the Investment  Manager has  determined it would be appropriate  for the
Fund to  purchase  (or sell),  and the Adviser or the  Investment  Manager has determined it would be appropriate  for another account to sell (or purchase), the same security or instrument on the same day.

            Future  investment  activities  of  the  Adviser,  the  Investment
Manager and their affiliates,  and of their respective directors,  officers or employees, may give rise to additional conflicts of interest.

                                 TAX ASPECTS
            This  summary  of  certain  aspects  of  the  federal  income  tax treatment  of the Fund is based upon the  Internal  Revenue  Code of 1986,  as amended (the "Code"), judicial decisions,  Treasury Regulations and rulings in existence  on the date  hereof,  all of which  are  subject  to  change.  This summary  does not  discuss the impact of various  proposals  to amend the Code which could change  certain of the tax  consequences  of an  investment in the
Fund.  This  summary  also  does  not  discuss  tax  consequences  that may be relevant  to persons who are neither  U.S.  persons  within the meaning of the
Code nor persons exempt from federal income tax.

Tax Treatment of Fund Operations
--------------------------------

      Qualification as a Regulated Investment Company.  As a regulated
      -----------------------------------------------
investment company, the Fund is not subject to federal income tax on the portion of its net investment income (that is, taxable interest, dividends, and other taxable ordinary income, net of expenses and net short-term capital gain in excess of long-term capital loss) and capital gain net income (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders.  That qualification enables the
Fund to "pass through" its income and realized capital gains to shareholders without the Fund having to pay tax on them.  The Code contains a number of complex tests relating to qualification that the Fund might not meet in a particular year. If it did not qualify as a regulated investment company, the
Fund would be treated for federal income tax purposes as an ordinary corporation and would receive no tax deduction for payments made to shareholders.

      To qualify as a regulated investment company, the Fund must distribute at least 90% of its investment company taxable income (in brief, net investment income and the excess of net short-term capital gain over net long-term capital loss) for the taxable year. The Fund must also satisfy certain other requirements of the Code, some of which are described below.
Distributions by the Fund made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year, will be considered distributions of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

      To qualify as a regulated investment company, the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are directly related to the regulated investment company's principal business of investing in stock or securities) and certain other income.

      In addition to satisfying the requirements described above, the Fund must satisfy an asset diversification test in order to qualify as a regulated investment company.  Under that test, at the close of each quarter of the
Fund's taxable year, at least 50% of the value of the Fund's assets must consist of cash and cash items, U.S. government securities, securities of other regulated investment companies, and securities of "other issuers". As to each of those "other issuers", the Fund must not have invested more than
5% of the value of the Fund's total assets in securities of each such issuer and the Fund must not hold more than 10% of the outstanding voting securities of each such issuer.  In addition, no more than 25% of the value of the
Fund's total assets may be invested in the securities of any one issuer
(other than U.S. government securities and securities of other regulated investment companies) or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses or related trades or businesses.  For purposes of this test, obligations issued or guaranteed by certain agencies or instrumentalities of the U.S. government are treated as U.S. government securities.

      Excise Tax on Regulated Investment Companies. Under the Code, by
      --------------------------------------------
December 31 of each year, the Fund must distribute at least 98% of its taxable investment income earned from January 1 through December 31 of that year and at least 98% of its capital gains realized in the period from
November 1 of the prior year through October 31 of the current year. If it does not, the Fund must pay an excise tax on the amounts not distributed. It is presently anticipated that the Fund will meet those requirements. To meet these requirements, in certain circumstances the Fund might be required to liquidate portfolio investments to make sufficient distributions. However, the Board of Trustees and the Adviser might determine in a particular year that it would be in the best interests of shareholders for the Fund not to make such distributions at the required levels and to pay the excise tax on the undistributed amounts. That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income
---------------------------------

      Generally,  an exempt  organization is exempt from federal income tax on its  passive  investment  income,  such as  dividends,  interest  and  capital gains.(1)  This general  exemption  from tax does not apply to the  "unrelated business  taxable  income"  ("UBTI")  of an  exempt  organization.  Generally, income and gain derived by an exempt  organization from the ownership and sale of debt-financed  property is taxable in the proportion to which such property is  financed  by  "acquisition  indebtedness"  during the  relevant  period of time.  Accordingly,  a tax-exempt U.S.  person  investing in the Fund will not realize UBTI with respect to an unleveraged  investment in shares.  Tax-exempt
U.S.  persons are urged to consult their own tax advisors  concerning the U.S.
tax consequences of an investment in the Fund.

                             ERISA CONSIDERATIONS
            Persons who are  fiduciaries  with respect to an employee  benefit plan or other arrangement  subject to the Employee  Retirement Income Security
Act of 1974,  as amended  (an "ERISA  Plan" and  "ERISA,"  respectively),  and persons who are  fiduciaries  with  respect to an IRA or Keogh Plan,  which is not  subject to ERISA but is subject to the  prohibited  transaction  rules of
Section 4975 of the Code (together with ERISA Plans,  "Benefit  Plans") should consider,  among other things,  the matters described below before determining whether to invest in the Fund.

            ERISA imposes  certain  general and specific  responsibilities  on persons  who  are  fiduciaries  with  respect  to  an  ERISA  Plan,  including prudence,  diversification,  an  obligation  not  to  engage  in a  prohibited
transaction  and  other  standards.   In  determining   whether  a  particular
investment  is  appropriate  for an ERISA Plan,  Department  of Labor  ("DOL")
regulations  provide that a fiduciary  of an ERISA Plan must give  appropriate consideration  to, among other things,  the role that the investment  plays in the ERISA Plan's portfolio,  taking into consideration  whether the investment is designed  reasonably to further the ERISA Plan's  purposes,  an examination of the risk and return  factors,  the portfolio's  composition  with regard to diversification,  the  liquidity  and  current  return of the total  portfolio relative to the anticipated  cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax  Aspects--Certain  Issues  Pertaining to  Specific  Exempt  Organizations")  and the  projected  return of the total portfolio  relative to the ERISA Plan's funding  objectives.  Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine  whether such an investment is consistent with its fiduciary  responsibilities  and the foregoing  regulations.  For example,  a fiduciary  should consider whether an investment  in  the  Fund  may  be  too  illiquid  or  too  speculative  for a particular  ERISA  Plan,  and  whether  the  assets of the ERISA Plan would be sufficiently  diversified.  If a fiduciary with respect to any such ERISA Plan breaches its or his  responsibilities  with regard to selecting an  investment or an investment  course of action for such ERISA Plan,  the fiduciary  itself or  himself  may be held  liable for  losses  incurred  by the ERISA Plan as a result of such breach.

            Because the Fund is registered as an investment  company under the
Investment  Company  Act,  the  underlying  assets of the Fund  should  not be considered  to be "plan  assets" of the ERISA Plans  investing in the Fund for purposes of ERISA's (or the Code's)  fiduciary  responsibility  and prohibited transaction  rules.  Thus, neither the Adviser nor the Investment Manager will be fiduciaries  within the meaning of ERISA by reason of their  authority with respect to the Fund.

            A  Benefit  Plan  which  proposes  to  invest  in the Fund will be required  to  represent  that it,  and any  fiduciaries  responsible  for such
Plan's  investments,  are  aware  of  and  understand  the  Fund's  investment objective,  policies and  strategies,  that the decision to invest plan assets in the Fund was made with  appropriate  consideration  of relevant  investment factors with regard to the Benefit Plan and is consistent  with the duties and responsibilities  imposed  upon  fiduciaries  with regard to their  investment decisions under ERISA and/or the Code.

            Certain  prospective  Benefit Plan Members may currently  maintain relationships  with the Adviser,  the Investment  Manager or their affiliates.
Each of such  persons  may be  deemed  to be a party in  interest  to and/or a fiduciary  of any  Benefit  Plan to which it provides  investment  management,
investment  advisory  or  other  services.   ERISA  prohibits  (and  the  Code
penalizes)  the use of ERISA and  Benefit  Plan  assets  for the  benefit of a party in interest and also  prohibits (or  penalizes) an ERISA or Benefit Plan fiduciary  from using its  position  to cause such Plan to make an  investment from  which it or  certain  third  parties  in  which  such  fiduciary  has an interest  would receive a fee or other  consideration.  ERISA and Benefit Plan
Members should consult with counsel to determine if  participation in the Fund is a  transaction  that is  prohibited  by ERISA or the Code.  Fiduciaries  of
ERISA or Benefit Plan Members will be required to represent  that the decision to invest in the Fund was made by them as fiduciaries  that are independent of such  affiliated  persons,  that such  fiduciaries are duly authorized to make such investment  decision and that they have not relied on any  individualized advice or  recommendation of such affiliated  persons,  as a primary basis for the decision to invest in the Fund.

            The  provisions of ERISA and the Code are subject to extensive and
continuing   administrative  and  judicial   interpretation  and  review.  The
discussion of ERISA and the Code  contained in this SAI and the  prospectus is general  and  may  be  affected  by  future  publication  of  regulations  and rulings.  Potential  Benefit Plan Members  should consult their legal advisers regarding the  consequences  under ERISA and the Code of the  acquisition  and ownership of shares.

BROKERAGE

            Each Portfolio Manager is directly  responsible for placing orders for  the  execution  of  portfolio  transactions  for  the  Portfolio  Fund or
Portfolio  Account  that  it  manages  and for the  allocation  of  brokerage.
Transactions  on U.S.  stock  exchanges  and on some foreign  stock  exchanges involve  the  payment  of  negotiated  brokerage  commissions.  On  the  great majority  of  foreign  stock  exchanges,  commissions  are  fixed.  No  stated
commission is generally  applicable to securities  traded in  over-the-counter markets,  but the prices of those securities include  undisclosed  commissions or mark-ups.

            In  selecting  brokers  and  dealers  to execute  transactions  on behalf of a Portfolio Fund or Portfolio  Account,  each Portfolio Manager will generally  seek to obtain the best price and execution  for the  transactions, taking  into  account  factors  such as price,  size of order,  difficulty  of execution  and  operational  facilities  of a  brokerage  firm,  the scope and quality of brokerage services  provided,  and the firm's risk in positioning a block of  securities.  Although it is  expected  that each  Portfolio  Manager generally  will seek  reasonably  competitive  commission  rates,  a Portfolio
Manager  will not  necessarily  pay the lowest  commission  available  on each transaction.  The  Portfolio  Managers  will  typically  have no obligation to deal  with any  broker  or group  of  brokers  in  executing  transactions  in portfolio  securities.  Brokerage practices adopted by Portfolio Managers with respect to  Portfolio  Funds may vary and will be governed  by each  Portfolio
Fund's organizational documents.

            Consistent   with  the   principle   of  seeking  best  price  and
execution,  a  Portfolio  Manager  may place  orders for a  Portfolio  Fund or
Portfolio  Account with brokers  that  provide the  Portfolio  Manager and its affiliates with  supplemental  research,  market and statistical  information, including advice as to the value of securities,  the advisability of investing in,  purchasing or selling  securities,  and the availability of securities or purchasers  or sellers of  securities,  and  furnishing  analyses  and reports concerning  issuers,  industries,  securities,  economic  factors  and trends, portfolio  strategy  and the  performance  of  accounts.  The  expenses of the
Portfolio  Managers are not necessarily  reduced as a result of the receipt of this supplemental  information,  which may be useful to the Portfolio Managers or their affiliates in providing  services to clients other than the Portfolio
Funds and the  Portfolio  Accounts  they manage.  In addition,  not all of the supplemental  information  is  necessarily  used  by a  Portfolio  Manager  in
connection   with  the  Portfolio  Fund  or  Portfolio   Account  it  manages.
Conversely,  the  information  provided to a Portfolio  Manager by brokers and
dealers  through  which  other  clients  of  the  Portfolio   Manager  or  its
affiliates  effect  securities  transactions  may be useful  to the  Portfolio
Manager in providing services to the Portfolio Fund or a Portfolio Account.

            It  is  anticipated  that  Portfolio   Managers   (including  each
Portfolio  Manager  retained to manage a  Portfolio  Account)  will  generally follow  brokerage  placement  practices  similar to those described above. The brokerage  placement  practices  described  above will also be followed by the
Investment  Manager  to the  extent  it  places  transactions  for  the  Fund.
However,  certain  Portfolio  Managers  (other than those  managing  Portfolio
Accounts) may have policies that permit the use of brokerage  commissions of a
Portfolio  Fund to obtain  products or services that are not research  related and that may benefit the Portfolio Manager.

                             VALUATION OF ASSETS
      The net asset value of the Fund is computed,  generally  monthly,  as of the close of business on the following  days:  (i) the last day of each fiscal year,  (ii) the date preceding the date as of which any shares of the Fund are purchased,  and  (iii) any day as of which the Fund  repurchases  any  shares.
The  Fund's  net  asset  value is the  value  of the  Fund's  assets  less its liabilities  divided  by the  shares  outstanding.  The  net  asset  value  is computed in accordance  with the pricing  policies and  procedures  adopted by the Board.

      The Fund's  investment  in Portfolio  Funds are subject to the terms and conditions of the respective operating  agreements and offering memoranda,  as appropriate,  pursuant  to which  the  Fund  will  value  its  investments  in
Portfolio Funds at fair value.  The Fund's  investments in Portfolio Funds are carried at fair value as  determined  by the Fund's  pro-rata  interest in the net  assets  of  each  Portfolio  Fund.  These  Portfolio  Funds  value  their underlying  investments  in  accordance  with  policies  established  by  such
Portfolio  Funds,  as  described  in each of their  financial  statements  and offering memoranda.  All valuations utilize financial  information supplied by each Portfolio Fund and are net of management and  performance  incentive fees or  allocations  payable to the Portfolio  Managers  pursuant to the Portfolio
Funds'  agreements.  Where no value is readily available from a Portfolio Fund or  where a  value  is  supplied  by a  Portfolio  Fund  is  deemed  not to be indicative of its value,  the  Portfolio  Fund will be valued at fair value as determined  in good faith by the Board or in  accordance  with the  procedures adopted by the Board. In accordance with the Advisory  Agreement,  the Adviser
values  the  Fund's  assets  based  on  such  reasonably   available  relevant
information as it considers material.  Because of the inherent  uncertainty of valuation,  the values of the Fund's investments may differ significantly from the values  that would have been used had a ready  market for the  investments held by the Fund been available.

      To the extent Portfolio Managers are engaged to manage the Portfolio
Accounts, the Fund will value portfolio securities of the Portfolio Accounts managed by the Portfolio Managers as described below:

            Equity  securities,  puts,  calls  and  futures  traded  on a U.S.
            securities exchange or on NASDAQ are valued as follows:

                  (1) if last sale information is regularly reported,  they
                     are  valued  at the last  reported  sale  price on the
                     principal  exchange  on which  they are  traded  or on
                     NASDAQ, as applicable, on that day, or

                  (2)  if  last  sale  information  is not  available  on a
                     valuation  date,  they are valued at the last reported
                     sale  price  preceding  the  valuation  date  if it is
                     within the  spread of the  closing  "bid" and  "asked"
                     prices  on the  valuation  date  or,  if  not,  at the
                     closing "bid" price on the valuation date.

            Equity  securities  traded  on  a  foreign   securities   exchange
            generally are valued in one of the following ways:

                  (1) at the  last  sale  price  available  to the  pricing
                     service approved by the Board of Trustees, or

                  (2) at the last sale price  obtained by the Adviser  from
                     the  report  of the  principal  exchange  on which the
                     security is traded at its last  trading  session on or
                     immediately before the valuation date, or

                  (3) at the mean  between  the  "bid" and  "asked"  prices
                     obtained  from the  principal  exchange  on which  the
                     security  is traded  or,  on the  basis of  reasonable
                     inquiry, from two market makers in the security.

            The following  securities are valued at the mean between the "bid"
            and "asked"  prices  determined by a pricing  service  approved by the Board of Trustees  or obtained by the Adviser  from two active market makers in the security on the basis of reasonable inquiry:

                  (1) debt  instruments  that have a maturity  of more than
                     397 days when issued,

                  (2) debt  instruments  that had a maturity of 397 days or
                     less when  issued  and have a  remaining  maturity  of
                     more than 60 days,

                  (3)  non-money   market  debt   instruments  that  had  a
                     maturity  of 397 days or less  when  issued  and which
                     have a remaining maturity of 60 days or less, and
                  (4) puts,  calls and  futures  that are not  traded on an
                     exchange or on NASDAQ.

            Money market debt  securities that had a maturity of less than 397 days when  issued  that have a  remaining  maturity  of 60 days or less are valued at cost,  adjusted  for  amortization  of premiums and accretion of discounts.

            Securities   (including   restricted    securities)   not   having
            readily-available  market  quotations  are  valued  at fair  value determined under procedures  established by the Board of Trustees.
            If the  Adviser is unable to locate two market  makers  willing to give  quotes,  a security  may be priced at the mean  between  the
            "bid" and "asked" prices  provided by a single active market maker
            (which  in  certain  cases may be the  "bid"  price if no  "asked"
            price is  available).  The Fund's  interests  in  Portfolio  Funds will not have  readily  available  market  quotations  and will be valued at their  "fair  value,"  as  determined  under  procedures established  by  the  Board  of  Trustees.  As  described  in  the prospectus,  with respect to its interests in Portfolio Funds, the
            Fund will  normally  rely on  valuation  information  provided  by
            Portfolio   Managers   as  being   the   "fair   value"   of  such
            investments.  The Board of Trustees,  however,  will consider such information  provided  by  Portfolio  Managers,  as well as  other available  information,  and  may  possibly  conclude  in  unusual
            circumstances  that  the  information   provided  by  a  Portfolio
            Manager  does  not  represent  the  "fair  value"  of  the  Fund's interests in Portfolio Funds.

            In  the  case  of  U.S.  government  securities,   mortgage-backed
            securities,  corporate  bonds and foreign  government  securities, when  last  sale  information  is  not  generally  available,  the
            Adviser  may  use  pricing  services  approved  by  the  Board  of
            Trustees.  The pricing service may use "matrix" comparisons to the prices for comparable instruments on the basis of quality,  yield, and maturity.  Other special  factors may be involved (such as the tax-exempt  status of the interest paid by municipal  securities).
            The Adviser  will  monitor the  accuracy of the pricing  services.
            That  monitoring may include  comparing  prices used for portfolio valuation to actual sales prices of selected securities.

            The  closing  prices in the London  foreign  exchange  market on a particular  business  day that are  provided by a bank,  dealer or pricing  service  that the Adviser has  determined  to be reliable are used to value  foreign  currency,  including  forward  foreign currency  contracts,  and to  determine  the U.S.  dollar value of securities that are denominated or quoted in foreign currency.

           INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

            ___________________  serves as the Independent  Registered  Public
Accounting  Firm  of the  Fund.  Its  principal  business  address  is 5 Times
Square, New York, NY 10036.

            Mayer,  Brown,  Rowe & Maw LLP, New York,  New York,  acts as Fund
Counsel and Independent Trustee Counsel.

                                  CUSTODIAN

      Citibank,  N.A. (the "Custodian")  serves as the custodian of the Fund's assets,  and may  maintain  custody of the Fund's  assets  with  domestic  and
non-U.S.  subcustodians  (which  may be  banks,  trust  companies,  securities depositories  and  clearing  agencies)  approved  by the Board.  Assets of the
Fund are not held by the Adviser or the Investment  Manager or commingled with the assets of other accounts  except to the extent that securities are held in the  name of a  custodian  in a  securities  depository,  clearing  agency  or
omnibus  customer  account  of  such  custodian.   The  Custodian's  principal
business address is 111 Wall Street, New York, New York 10005.

             CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
      As of June 30, 2005, the Adviser owned  approximately ___% of the Shares of the  Fund.  The  Adviser  is a  corporation  organized  under  the  laws of
Colorado and  maintains its principal  office at Two World  Financial  Center,
225 Liberty  Street,  New York,  New York  10281-1008.  Any  shareholder  that holds  more  than 25% of the  Shares  may be deemed  to  control  the Fund and generally  would be in a position  to control the outcome of voting on matters as to which Shareholders are entitled to vote.

      In addition,  as of June 30, 2005, the following  persons are all of the other  persons  who own 5% or more of the  Shares  of the  Fund.  They own the
Shares both beneficially and as of record:

                                   TO BE UPDATED

---------------------------------------------------------------------------------
Name                                Address                        Percentage
                                                                   of     Shares
                                                                   Owned
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

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                       SUMMARY OF DECLARATION OF TRUST
            The following is a summary  description of additional items and of select  provisions  of  the  Declaration  of  Trust  that  are  not  described elsewhere in this SAI or in the Fund's  prospectus.  The  description  of such items and  provisions is not  definitive  and reference  should be made to the complete  text of the  Declaration  of Trust filed as an exhibit to the Fund's
Registration Statement.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending credit to, doing business with,  contracting with or having or asserting any claim  against the Fund or the Trustees  shall look
only  to  the  assets  of  the  Fund  for  payment   under  any  such  credit,
transaction,   contract  or  claim;  and  neither  the  shareholders  nor  the
Trustees,  nor any of their agents,  whether past, present or future, shall be personally  liable,  Notice of such disclaimer and agreement  thereto shall be given in each agreement,  obligation or instrument entered into or executed by
Fund or the Trustees.

      Under  the   Declaration  of  Trust,   there  is  expressly   disclaimed
shareholder  and Trustee  liability for the acts and  obligations of the Fund.
Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any  liability  to  which  such  Trustee  or  officer  would otherwise  be  subject  by reason of willful  misfeasance,  bad  faith,  gross negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

      Massachusetts  law permits a  shareholder  of a business  trust (such as the  Fund)  to be held  personally  liability  as a  "partner"  under  certain
circumstances.   However,   the  risk  that  a  Fund  shareholder  will  incur
financial  loss from being held liable as a  "partner"  of the Fund is limited to the relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

TERM, DISSOLUTION AND LIQUIDATION

      The  liquidation  of the Fund may be authorized at any time by vote of a majority of the Trustees or instrument  executed by a majority of their number then in office,  provided the Trustees find that it is in the best interest of the  shareholders  of the Fund or as otherwise  provided in the Declaration of
Trust.

            Upon the occurrence of any event of dissolution,  the Board or the
Adviser,  acting as  liquidator  under  appointment  by the Board (or  another liquidator,  if the Board does not appoint the Adviser to act as liquidator or is unable to perform  this  function),  is charged with winding up the affairs of the Fund and liquidating its assets.

            Upon  the   dissolution   of  the  Fund,  its  assets  are  to  be
distributed  (1) first to satisfy the debts,  liabilities  and  obligations of the Fund,  other than debts to  shareholders,  including actual or anticipated
liquidation  expenses,  and  (2)  then  to  satisfy  debts,   liabilities  and
obligations owing to the shareholders.  Assets may be distributed in-kind on a pro rata basis if the Board or liquidator  determines that such a distribution would be in the  interests  of the  shareholders  in  facilitating  an orderly liquidation.

VOTING

            Each  Member has the right to cast a number of votes  equal to the number of shares owned at a meeting of shareholders  called by the Board or by shareholders  holding  not less than  one-third  of the total  number of votes eligible  to be cast.  Shareholders  will be entitled to vote on any matter on which shareholders of a registered  investment company organized as a business trust would normally be entitled to vote,  including the election of Trustees, approval of the Fund's  investment  advisory  agreement,  and  approval of the
Fund's  auditors,  and on  certain  other  matters,  to the  extent  that  the
Investment  Company Act requires a vote of  shareholders  on any such matters.
Except for the  exercise of their  voting  privileges,  shareholders  in their capacity as such are not entitled to  participate in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

            The Fund  will  furnish  to  shareholders  as soon as  practicable after  the end of each  taxable  year such  information  as is  necessary  for shareholders to complete federal and state income tax or information  returns, along with any other tax  information  required by law.  The Fund will send to shareholders  a semi-annual  and an audited annual report within 60 days after the close of the period for which it is being made,  or as otherwise  required by the  Investment  Company  Act.  Quarterly  reports  from the Adviser or the
Investment  Manager regarding the Fund's operations during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

      For accounting  purposes,  the Fund's fiscal year is the 12-month period ending  on March  31st.  For tax  purposes,  the  Fund  intends  to adopt  the
12-month period ending December 31 of each year as its taxable year.

                     FUND ADVERTISING AND SALES MATERIAL

            Advertisements  and  sales  literature  relating  to the  Fund and reports to shareholders may include quotations of investment  performance.  In these materials,  the Fund's performance will normally be portrayed as the net return to an  investor  in the Fund during each month or quarter of the period for which  investment  performance  is being  shown.  In addition to reporting standardized  return  performance,  cumulative  performance  and  year-to-date performance computed by aggregating  quarterly or monthly return data may also be used.  Investment  returns will be reported on a net basis,  after all fees
and  expenses.   Other  methods  may  also  be  used  to  portray  the  Fund's investment performance.

            The  Fund's  investment  performance  will vary from time to time, and past results are not necessarily representative of future results.

            Comparative  performance  information,  as well  as any  published ratings, rankings and analyses,  reports and articles discussing the Fund, may also be used to advertise  or market the Fund,  including  data and  materials prepared by  recognized  sources of such  information.  Such  information  may include  comparisons of the Fund's  investment  performance to the performance of  recognized  market  indices and indices,  including but not limited to the
CSFB/Tremont  Hedge Fund Index, an index prepared in part by Tremont Advisers,
Inc.,  an affiliate  of the Adviser and the  Investment  Manager.  Comparisons
may  also be made to  economic  and  financial  trends  and  data  that may be relevant  for  investors to consider in  determining  whether to invest in the
Fund.

(1)   With  certain  exceptions,  tax-exempt  organizations  which are private foundations  are subject to a 2% federal  excise tax on their "net  investment income."  The rate of the  excise tax for any  taxable  year may be reduced to
1% if the private foundation meets certain  distribution  requirements for the taxable  year.  A private  foundation  will be  required  to make  payments of estimated tax with respect to this excise tax.

                             FINANCIAL STATEMENTS

      The Fund's audited financial statements for the year ended March 31,
2005 immediately follow.

                                  Appendix A

                           Industry Classifications
Interrogatory no. 1.

Interrogatory no. 1.    Basic Materials

1)    Chemicals
2)    Forest Products & Paper
3)    Iron/Steel
4)    Mining
B)    Communications

5)    Advertising
6)    Internet
7)    Media
8)    Telecommunications
C)    Consumer, (Cyclical)

9)    Airlines
10)   Apparel
11)   Auto Manufacturers
12)   Auto Parts & Equipment
13)   Distribution/Wholesale
14)   Entertainment
15)   Food Service
16)   Home Builders
17)   Home Furnishings
18)   Housewares
19)   Leisure Time
20)   Lodging
21)   Office furnishings
22)   Retail
23)   Storage/Warehousing
24)   Textiles
25)   Toys/Games/Hobbies
D)    Consumer, (Non-Cyclical)

26)   Agriculture
27)   Beverages
28)   Biotechnology
29)   Commercial Services
30)   Cosmetics/Personal Carte
31)   Food
32)   Healthcare-Products
33)   Healthcare-Services
34)   Household Products/Wares
35)   Pharmaceuticals
E)    Diversified

36)   Holding Companies-Divers
F)    Energy

37)   Coal
38)   Energy-alternate Sources
39)   Oil & Gas
40)   Oil & Gas Services
41)   Pipelines
G)    Financial

42)   Banks
43)   Closed-end Funds
44)   Country Funds-Closed-end
45)   Diversified Financial Service
46)   Insurance
47)   Investment Companies
48)   REITS
49)   Real Estate
50)   Savings 7 Loans
51)   Venture Capital
H)    Industrial

52)   Aerospace/Defense
53)   Building Materials
54)   Electrical Company & Equipment
55)   Electronics
56)   Engineering & construction
57)   Environmental Control
58)   Hand &Machine Tools
59)   Machinery - Construction & mining
60)   Machinery - Diversified
61)   Metal Fabricates/Hardware
62)   Miscellaneous Manufacture
63)   Packaging & Containers
64)   Shipbuilding
65)   Transportation
66)   Trucking & Leasing
I)    Technology

67)   Computers
68)   Office/Business Equipment
69)   Semiconductors
70)   Software
J)    Utilities

71)   Electric
72)   Gas
73)   Water

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Investment Manager
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10036

                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                   FORM N-2

                                    PART C
                              OTHER INFORMATION

Item 24. Financial Statements and Exhibits
------------------------------------------

(1)   Financial Statements:

      Registrant's  audited  financial  statements  for the period ended March
31, 2005:  To be filed by amendment.

(2)   Exhibits:

(a)   (i)     Declaration  of Trust dated October 16, 2002:  Previously  filed with Registrant's Registration Statement,  10/18/02, and incorporated herein by reference.

         (ii) Amended and  Restated  Declaration  of Trust  dated  October 16,
         2002:  Previously  filed  with  Pre-Effective   Amendment  No.  1  to
         Registrant's  Registration  Statement,   10/18/02,  and  incorporated
         herein by reference.

(b)   By-Laws:   Previously  filed  with  Pre-Effective  Amendment  No.  2  to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

(f)   Not applicable.

(g)   (i)     Amended  and  Restated  Investment  Advisory  Agreement  - Filed
         herewith.

         (ii) Amended  and  Restated  Investment   Sub-Advisory   Agreement  -
         previously filed with  Pre-Effective  Amendment No. 9 to Registrant's
         Registration Statement, 10/04, and incorporated herein by reference.

(h)   (i)     General   Distributor's   Agreement  -  Previously   filed  with
         Pre-Effective   Amendment  No.  1  to  the  Registration   Statement,
         10/22/02, and incorporated herein by reference.

         (ii) Form of Selling Agreement between OppenheimerFunds  Distributor,
         Inc.  and  selected  dealers:  Previously  filed  with  Pre-Effective
         Amendment No. 1 to the Registration  Statement of Oppenheimer Tremont
         Market  Neutral  Fund,  LLC  (Reg.   No.   333-71716,   12/7/01)  and
         incorporated herein by reference.

         (iii)    Form   of   Selling   Agreement   between   OppenheimerFunds
         Distributor,   Inc.  and  selected  registered  investment  advisers:
         Previously filed with  Pre-Effective  Amendment No. 1 to Registrant's
         Registration   Statement,   10/22/02,   and  incorporated  herein  by
         reference.

(i)   Not applicable.

(j)   Custody Agreement - Previously filed with Pre-Effective  Amendment No. 1 to Registrant's  Registration  Statement,  10/22/02, and incorporated herein by reference.

(k)   (i)     Escrow  Agreement  with Citibank,  N.A. - Previously  filed with
         Pre-Effective   Amendment   No.   1  to   Registrant's   Registration
         Statement, 10/22/02, and incorporated herein by reference.

         (ii) Amended   and   Restated   Administration    Agreement   between
         OppenheimerFunds,   Inc.  -  previously  filed  with   Post-Effective
         Amendment No. 9 to Registrant's Registration Statement,  6/10/04, and
         incorporated herein by reference.

         (iii)    Amended and Restated  Sub-Administration  Agreement  between
         OppenheimerFunds,  Inc.  and Tremont  Partners,  Inc. - -  previously
         filed   with   Post-Effective   Amendment   No.  9  to   Registrant's
         Registration   Statement,   6/10/04,   and  incorporated   herein  by
         reference.

         (iv) Fund  and  Investor   Accounting   Services   Agreement  between
         OppenheimerFunds,  Inc.  and  selected  broker-dealers  or  financial advisers - Previously  filed with  Pre-Effective  Amendment  No. 2 to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(l)   Opinion and Consent of Mayer,  Brown, Rowe & Maw - Previously filed with
         Pre-Effective   Amendment   No.   2  to   Registrant's   Registration
         Statement, 12/18/02, and incorporated herein by reference.

(m)   Not applicable.

      (n)   Independent  Registered Public  Accounting  Firm's Consent:  To be
         filed by amendment.

(o)   Not applicable.

(p)   Investment Letter from OFI Institutional Investment Management,  Inc. to
         Registrant:  Previously filed with  Pre-Effective  Amendment No. 2 to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(q)   Not applicable.

(r)   Amended  and  Restated  Code of Ethics of the  Oppenheimer  Funds  dated
         February  1, 2005 under Rule 17j-1 of the  Investment  Company Act of
         1940:  Previously  filed with the Initial  Registration  Statement of
         Oppenheimer Dividend Growth Fund (Reg. No. 333-122902),  2/18/05, and
         incorporated herein by reference.

Item 25.    Marketing Arrangements
----------------------------------

      Not applicable.

Item 26.    Other Expenses of Issuance and Distribution
-------------------------------------------------------

      Registration fees          N/A
      Legal fees                 N/A
      NASD fees                  N/A
      Blue Sky fees              N/A
      Accounting fees            N/A
      Printing                   N/A
      Miscellaneous              N/A

            Total                N/A

Item 27.    Persons Controlled by or Under Common Control with the Registrant
-----------------------------------------------------------------------------

      None.

Item 28.    Number of Holders of Securities
-------------------------------------------

      As of June 1, 2005, the number of record holders of each class of securities of the registrant, is shown below:

                         (1)                             (2)
                    Title of Class             Number of Recordholders
                    --------------             -----------------------

            Shares of beneficial interest                20

Item 29.    Indemnification
---------------------------

      Reference is made to the  provisions  of Article  Seven of  Registrant's
Amended  and  Restated  Declaration  of Trust  filed as Exhibit 24 (1) to this
Registration Statement, and incorporated herein by reference.

      Insofar  as   indemnification   for   liabilities   arising   under  the
Securities Act of 1933 may be permitted to trustees,  officers and controlling persons of  Registrant  pursuant to the  foregoing  provisions  or  otherwise,
Registrant  has  been  advised  that  in the  opinion  of the  Securities  and
Exchange   Commission  such   indemnification  is  against  public  policy  as
expressed in the Securities Act of 1933 and is, therefore,  unenforceable.  In the event that a claim for  indemnification  against such  liabilities  (other than the  payment by  Registrant  of  expenses  incurred or paid by a trustee, officer or controlling  person of Registrant in the successful  defense of any
action,  suit  or  proceeding)  is  asserted  by  such  trustee,   officer  or
controlling person,  Registrant will, unless in the opinion of its counsel the matter  has  been  settled  by  controlling  precedent,  submit  to a court of appropriate  jurisdiction the question whether such  indemnification  by it is against  public policy as expressed in the  Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 30.    Business and Other Connections of the Investment Adviser
--------------------------------------------------------------------

(a)   OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 26(b) below.

(b)   There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

---------------------------------------------------------------------------------
Name  and   Current   Position
with OppenheimerFunds, Inc.    Other Business and Connections During the Past
                               Two Years
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lizbeth Aaron-DiGiovanni,      Formerly  Vice  President  (April 2000) and First
Vice President                 Vice  President   (February  2003-July  2004)  of
                               Citigroup Global Markets Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Timothy L. Abbuhl,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Emeline S. Adwers,             None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan,                   Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.,  Shareholder Financial Services,  Inc., OFI
                               Private  Investments,  Inc. and Centennial  Asset
                               Management Corporation;  Senior Vice President of
                               Shareholders Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Carl Algermissen,              Formerly  Associate  Counsel and Legal Compliance
Assistant Vice President &     Officer at Great  West-Life  & Annuity  Insurance
Associate Counsel              Co.  (February  2004-October  2004);   previously
                               with   INVESCO    Funds   Group,    Inc.    (June
                               1993-December  2003),  most  recently  as  Senior
                               Staff Attorney.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Michael Amato,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik Anderson,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Tracey Beck Apostolopoulos,    None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Janette Aprilante,             Secretary     (since     December    2001)    of:
Vice President & Secretary     OppenheimerFunds  Distributor,  Inc.,  Centennial
                               Asset   Management    Corporation,    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,  Inc.,  Shareholder Services,  Inc. and
                               OppenheimerFunds  Legacy Program;  (since January
                               2005)   of    Trinity    Investment    Management
                               Corporation.  Secretary  (since  June  2003)  of:
                               HarbourView  Asset  Management  Corporation,  OFI
                               Private  Investments,  Inc. and OFI Institutional
                               Asset  Management,   Inc.   Assistant   Secretary
                               (since December 2001) of OFI Trust Company.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hany S. Ayad,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Baker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Banta,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joanne Bardell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Baum,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeff Baumgartner,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lalit K. Behal                 Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald Bellamy,                Assistant  Vice  President  of OFI  Institutional
Assistant Vice President       Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik S. Berg,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Robert Bertucci                None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rajeev Bhaman,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Craig Billings,                None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Binning,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop,              Treasurer     (since     October     2003)     of
Vice President                 OppenheimerFunds     Distributor,     Inc.    and
                               Centennial Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John R. Blomfield,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa I. Bloomberg,             Formerly   First  Vice  President  and  Associate
Vice President & Associate     General  Counsel of UBS  Financial  Services Inc.
Counsel                        (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Veronika Boesch,               Formerly  (until  February  2004) an  independent
Assistant Vice President       consultant/coach in organizational development.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chad Boll,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antulio N. Bomfim,             A  senior  economist  with  the  Federal  Reserve
Vice President                 Board (June 1992-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John C. Bonnell,               Vice  President of  Centennial  Asset  Management
Vice President                 Corporation.  Formerly  a  Portfolio  Manager  at
                               Strong Financial Corporation (May 1999-May 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Borre Massick,        None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lori E. Bostrom,               Formerly Vice President and Corporate  Counsel at
Vice President & Senior        Prudential   Financial   Inc.   (October  2002  -
Counsel                        November 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lisa Bourgeois,                Assistant    Vice    President   of   Shareholder
Assistant Vice President       Services, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Boydell,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Bromberg,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lowell Scott Brooks,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joan Brunelle,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Burke,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Burns,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jeoffrey Caan,                 Formerly  Vice  President  of ABN AMRO  NA,  Inc.
Vice President                 (June 2002-August 2003).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine Carroll,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debra Casey,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Maria Castro,                  None
Assistant Vie President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lisa Chaffee,                  None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Charles Chibnik,               None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brett Clark,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
H.C. Digby Clements,           None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter V. Cocuzza,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Gerald James Concepcion,       Formerly  (until  November 2004) an RIA Marketing
Assistant Vice President       Associate of OppenheimerFunds, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Robert Corbett,                None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Susan Cornwell,                Vice  President of  Centennial  Asset  Management
Vice President                 Corporation,   Shareholder   Financial  Services,
                               Inc. and OppenheimerFunds  Legacy Program; Senior
                               Vice President of Shareholder Services, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Cottier,                 None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Coulston,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie C. Cusker,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

George Curry,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Damian,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John M. Davis,                 Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig P. Dinsell,              None
Executive Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randall C. Dishmon,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rebecca K. Dolan               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven D. Dombrower,           Senior    Vice    President    of   OFI   Private
Vice President                 Investments,     Inc.;    Vice    President    of
                               OppenheimerFunds Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Doyle,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce C. Dunbar,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Brian Dvorak,                  None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Richard Edmiston,              None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel R. Engstrom,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

James Robert Erven             None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

George R. Evans,               None
Senior Vice President and
Director of International
Equities

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward N. Everett,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathy Faber,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

David Falicia,                 Assistant   Secretary   (as  of  July   2004)  of
Assistant Vice President       HarbourView Asset Management Corporation.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Thomas Farrell,                None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Emmanuel Ferreira,             None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Ronald H. Fielding,            Vice President of  OppenheimerFunds  Distributor,
Senior Vice President;         Inc.;  Director of ICI Mutual Insurance  Company;
Chairman of the Rochester      Governor of St. John's  College;  Chairman of the
Division                       Board of  Directors  of  International  Museum of

                               Photography at George Eastman House.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Bradley G. Finkle,             Formerly Head of Business  Management/Proprietary
Vice President                 Distribution   at  Citigroup   Asset   Management
                               (August 1986-September 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Finley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jordan Hayes Foster,           Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

David Foxhoven,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Colleen M. Franca,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Dominic Freud,                 None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan Gagliardo,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hazem Gamal,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Seth Gelman,                   Formerly  an  Associate  in the Asset  Management
Vice President                 Legal   Department   at   Goldman   Sachs  &  Co.
                               (February 2003-August 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Subrata Ghose,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles W. Gilbert,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Phillip S. Gillespie,          Formerly  First Vice  President of Merrill  Lynch
Senior Vice President &        Investment Management (2001 to September 2004).
Deputy General Counsel

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan C. Gilston,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill E. Glazerman,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Bejamin J. Gord,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Granger,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert B. Grill,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Haley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marilyn Hall,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Haney,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Hauenstein,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas B. Hayes,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dennis Hess,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Joseph Higgins,                Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dorothy F. Hirshman,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Hoelscher,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Huebl,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Margaret Hui,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Huttlin,                  Senior   Vice   President    (Director   of   the
Vice President                 International  Division)  (since January 2004) of
                               OFI   Institutional   Asset   Management,   Inc.;
                               Director  (since  June 2003) of  OppenheimerFunds
                               (Asia) Limited
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Corry E. Hyer,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James G. Hyland,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Steve P. Ilnitzki,             Vice President of  OppenheimerFunds  Distributor,
Senior Vice President          Inc.;   Senior  Vice  President  of  OFI  Private
                               Investments, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Kelly Bridget Ireland,         Vice   President    (since   January   2004)   of
Vice President                 OppenheimerFunds   Distributor   Inc.   Formerly,

                               Director  of  INVESCO  Distributors  Inc.  (April
                               2000-December 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Kathleen T. Ives,              Vice   President  and   Assistant   Secretary  of
Vice President, Senior         OppenheimerFunds     Distributor,     Inc.    and
Counsel and Assistant          Shareholder  Services,  Inc.; Assistant Secretary
Secretary                      of  Centennial  Asset   Management   Corporation,

                               OppenheimerFunds  Legacy Program and  Shareholder
                               Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Jaume,                 Senior  Vice  President  of   HarbourView   Asset
Vice President                 Management   Corporation  and  OFI  Institutional
                               Asset  Management,  Inc.;  Director  of OFI Trust
                               Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Frank V. Jennings,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Jennings,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John Michael Johnson,          None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lisa Kadehjian,                Formerly Vice President,  Compensation Manager at
Assistant Vice President       The  Bank  of New  York  (November  1996-November
                               2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Charles Kandilis,              None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jennifer E. Kane,              None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lynn O. Keeshan,               Assistant  Treasurer of  OppenheimerFunds  Legacy
Senior Vice President          Program
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas W. Keffer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cristina J. Keller,            Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Martin S. Korn,                Formerly  a  Senior  Vice  President  at  Bank of
Senior Vice President          America   (Wealth   and   Investment   Management
                               Technology Group) (March 2002-August 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Kourkoulakos,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Kramer,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Paul Kunz,                     None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Lamentino,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jeffrey P. Lagarce,            President  and  Chief  Marketing  Officer  of OFI
Senior Vice President          Institutional   Asset  Management,   Inc.  as  of
                               January    2005.    Formerly    Executive    Vice
                               President-Head  of Fidelity  Tax-Exempt  Services
                               Business   at   Fidelity    Investments   (August
                               1996-January 2005).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John Latino,                   None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Lawrence,             Formerly     Assistant    Vice    President    of
Vice President                 OppenheimerFunds,   Inc.   (November   2002-March
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Gayle Leavitt,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Leavy,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randy Legg,                    Formerly   an   associate    with   Dechert   LLP
Assistant Vice President &     (September 1998-January 2004).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Leitzinger,              Senior Vice  President of  Shareholder  Services,
Vice President                 Inc.;  Vice  President of  Shareholder  Financial
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Justin Leverenz,               Formerly,   a   research/technology   analyst  at
Vice President                 Goldman Sachs, Taiwan (May 2002-May 2004)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael S. Levine,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gang Li,                       None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shanquan Li,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Daniel Lifshey,                Formerly a  Marketing  Manager at PIMCO  Advisors
Assistant Vice President       (January 2002-September 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mitchell J. Lindauer,          None
Vice President & Assistant
General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bill Linden,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa B. Lischin,            Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Lolli,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel G. Loughran             None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Lovett,               Vice   President   of    Shareholder    Financial
Vice President                 Services,  Inc.  and  Senior  Vice  President  of
                               Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dongyan Ma,                    Formerly  an  Assistant   Vice   President   with
Assistant Vice President       Standish   Mellon   Asset   Management   (October
                               2001-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Macchia,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Mark H. Madden,                Formerly   Senior  Vice   President   and  Senior
Vice President                 Portfolio Manager with Pioneer Investments,  Inc.
                               (July 1990-July 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Michael Magee,                 None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Kathleen Mandzij,              Formerly   Marketing   Manager   -  Sales   Force
Assistant Vice President       Marketing     (March     2003-June    2004)    of
                               OppenheimerFunds, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jerry Mandzij,                 None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Angelo G. Manioudakis          Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation and of OFI  Institutional
                               Asset Management, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Susan Mattisinko,              Assistant    Secretary   of   HarbourView   Asset
Vice President & Associate     Management  Corporation,  OppenheimerFunds Legacy
Counsel                        Program,  OFI  Private  Investments,   Inc.,  OFI
                               Institutional Asset Management,  Inc., Centennial
                               Asset  Management  Corporation,  Oppenheimer Real
                               Asset  Management,  Inc.  and Trinity  Investment
                               Management Corporation.  Formerly an Associate at
                               Sidley  Austin Brown and Wood LLP (1995 - October
                               2003).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Elizabeth McCormack,           Vice   President  and   Assistant   Secretary  of
Vice President                 HarbourView Asset Management Corporation.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph McGovern,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Charles L. McKenzie,           Chairman  of the Board and  Director of OFI Trust
Senior Vice President          Company;   Chairman,   Chief  Executive  Officer,
                               Senior  Managing  Director  and  Director  of OFI
                               Institutional   Asset  Management,   Inc.;  Chief
                               Executive  Officer,  President,  Senior  Managing
                               Director  and  Director  of   HarbourView   Asset
                               Management Corporation;  Chairman,  President and
                               Director   of   Trinity   Investment   Management
                               Corporation

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lucienne Mercogliano,          None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Wayne Miao,                    Formerly an Associate  with Sidley Austin Brown &
Assistant Vice President and   Wood LLP (September 1999 - May 2004).
Assistant Counsel

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew J. Mika,                None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Nikolaos D. Monoyios,          None
Senior Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Charles Moon,                  Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John Murphy,                   President and Management  Director of Oppenheimer
Chairman, President, Chief     Acquisition  Corp.;  President  and  Director  of
Executive Officer & Director   Oppenheimer   Partnership   Holdings,   Inc.  and
                               Oppenheimer   Real   Asset   Management,    Inc.;
                               Chairman  and Director of  Shareholder  Services,
                               Inc. and Shareholder  Financial  Services,  Inc.;
                               Director   of   Centennial    Asset    Management
                               Corporation,  OppenheimerFunds Distributor, Inc.,
                               Institutional  Asset  Management,  Inc.,  Trinity
                               Investment   Management   Corporation,    Tremont
                               Capital  Management,   Inc.,   HarbourView  Asset
                               Management    Corporation    and   OFI    Private
                               Investments,  Inc.;  Executive  Vice President of
                               Massachusetts   Mutual  Life  Insurance  Company;
                               Director  of  DLB  Acquisition   Corporation;   a
                               member  of  the  Investment  Company  Institute's
                               Board of Governors.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Meaghan Murphy,                Formerly  Marketing  Professional,  RFP Writer at
Assistant Vice President       JP Morgan  Fleming Asset  Management  (May 2002 -
                               October 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Suzanne Murphy,                Formerly  (until December 2003) a Vice President,
Vice President                 Senior Marketing Manager with Citigroup.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas J. Murray,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Nadler,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Nichols,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Norman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

James B. O'Connell,            Formerly   a   Senior    Designer    Manager   of
Assistant Vice President       OppenheimerFunds,  Inc.  (April  2002 -  December
                               2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Matthew O'Donnell,             None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John O'Hare,                   Formerly  Executive  Vice President and Portfolio
Vice President                 Manager  (June  2000 -  August  2003)  at  Geneva
                               Capital Management, Ltd.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John J. Okray,                 Formerly   Vice   President,    Head   of   Trust
Vice President                 Operations at Lehman Brothers (June  2004-October
                               2004)  prior to which  he was an  Assistant  Vice
                               President,   Director   of  Trust   Services   at
                               Cambridge Trust Company (October 2002-June 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lerae A. Palumbo,              None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Pellegrino,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allison C. Pells,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Robert H. Pemble,              None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Lori L. Penna,                 Formerly  an RFP  Manager/Associate  at  JPMorgan
Assistant Vice President       Chase & Co. (June 2001-September 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Petersen,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Marmeline Petion-Midy,         Formerly a Senior Financial  Analyst with General
Assistant Vice President       Motors,  NY Treasurer's  Office (July  2000-Augut
                               2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

David Pfeffer,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President and      Management   Corporation   since  February  2004.
Chief Financial Officer        Formerly,  Director and Chief  Financial  Officer
                               at   Citigroup   Asset    Management    (February
                               2000-February 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Phillips,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Scott Phillips,                Formerly   Vice   President   at  Merrill   Lynch
Vice President                 Investment Management (June 2000-July 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gary Pilc,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jason Pizzorusso,              None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

David Poiesz,                  Formerly  a Senior  Portfolio  Manager at Merrill
Senior Vice President, Head    Lynch (October  2002-May 2004).  Founding partner
of Growth Equity Investments   of  RiverRock,   a  hedge  fund  product   (April
                               1999-July 2001).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jeffrey Portnoy,               None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raghaw Prasad,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

David Preuss,                  None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jane C. Putnam,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael E. Quinn,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie S. Radtke,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Norma J. Rapini,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Brian N. Reid,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Marc Reinganum,                None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Reiter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claire Ring,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Robertson,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antoinette Rodriguez,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Stacey Roode,                  None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey S. Rosen,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacy Roth,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff,                 President   and   Director  of   OppenheimerFunds
Executive Vice President       Distributor,    Inc.   and    Centennial    Asset
                               Management Corporation;  Executive Vice President
                               of OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Adrienne Ruffle,               Formerly an Associate  with Sidley Austin Brown &
Assistant Vice President and   Wood LLP (September 2002-February 2005).
Assistant Counsel

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Andrew Ruotolo,                Vice   Chairman,   Treasurer,   Chief   Financial
Executive Vice President and   Officer and  Management  Director of  Oppenheimer
Director                       Acquisition  Corp.;  President  and  Director  of
                               Shareholder   Services,   Inc.  and   Shareholder
                               Financial  Services,  Inc.;  Director  of Trinity
                               Investment  Management  Corporation  and  of  OFI
                               Trust Company.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kim Russomanno,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Timothy Ryan,                  Formerly   a   research   analyst  in  the  large
Vice President                 equities group at Credit Suisse Asset  Management
                               (August 2001-June 2004)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rohit Sah,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Valerie Sanders,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Karen Sandler,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Rudi W. Schadt,                None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen P. Schoenfeld,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maria Schulte,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott A. Schwegel,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allan P. Sedmak                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer L. Sexton,            Senior    Vice    President    of   OFI   Private
Vice President                 Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Navin Sharma,                  None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bonnie Sherman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David C. Sitgreaves,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Edward James Sivigny           None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Enrique H. Smith,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Louis Sortino,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith J. Spencer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marco Antonio Spinar,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard A. Stein,              None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur P. Steinmetz,           Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Stevens,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John P. Stoma,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Stricker,              Vice President of Shareholder Services, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Deborah A. Sullivan,           Secretary of OFI Trust Company.
Vice President & Assistant
Counsel

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan B. Switzer,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Brian C. Szilagyi,             Director of Financial  Reporting  and  Compliance
Assistant Vice President       at First Data Corporation (April 2003-June 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Paul Temple,                   None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeaneen Terrio,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Toner,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith Tucker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cameron Ullyat,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Angela Uttaro,                 None
Assistant Vice President:
Rochester Division

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Mark S. Vandehey,              Vice President of  OppenheimerFunds  Distributor,
Senior Vice President and      Inc.,  Centennial  Asset  Management  Corporation
Chief Compliance Officer       and Shareholder  Services,  Inc.; Chief Financial
                               Officer   of   HarbourView    Asset    Management
                               Corporation,  Oppenheimer  Partnership  Holdings,
                               Inc.,  Oppenheimer Real Asset  Management,  Inc.,
                               Shareholder     Financial     Services,     Inc.,
                               OppenheimerFunds   Legacy  Program,  OFI  Private
                               Investments,  Inc.,  OFI  Trust  Company  and OFI
                               Institutional  Asset  Management,  Inc.  Formerly
                               (until    March   2004)   Vice    President    of
                               OppenheimerFunds, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maureen Van Norstrand,         None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Nancy Vann,                    Formerly  Assistant  General  Counsel  at Reserve
Vice President and Assistant   Management  Company,   Inc.  (April  to  December
Counsel                        2004);  attorney  at Sidley  Austin  Brown & Wood
                               LLP (October 1997 - April 2004).

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rene Vecka,                    Formerly Vice President of Shareholder  Services,
Assistant Vice President,      Inc. (September 2000-July 2003).
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Vincent Vermette,              Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip F. Vottiero,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Walsh,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa M. Ward,                Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry A. Webman,               Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher D. Weiler,         None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Adam Weiner,                   None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Barry D. Weiss,                Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and of Centennial  Asset  Management
                               Corporation.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Melissa Lynn Weiss,            None
Vice President & Associate
Counsel

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christine Wells,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph J. Welsh,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Diederick Wermolder,           Director of  OppenheimerFunds  International Ltd.
Senior Vice President          and  OppenheimerFunds  plc  and  OppenheimerFunds
                               (Asia) Limited;  Senior Vice President  (Managing
                               Director of the  International  Division)  of OFI
                               Institutional Asset Management, Inc..

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine M. White,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor,   Inc.;   member  of  the   American
                               Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Annabel Whiting,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

William L. Wilby,              None
Senior Vice President and
Senior Investment Officer,
Director of Equities

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna M. Winn,                 President,  Chief Executive  Officer and Director
Senior Vice President          of OFI Private  Investments,  Inc.;  Director and
                               President  of  OppenheimerFunds  Legacy  Program;
                               Senior   Vice   President   of   OppenheimerFunds
                               Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian W. Wixted,               Treasurer   of   HarbourView   Asset   Management
Senior Vice President and      Corporation;    OppenheimerFunds    International
Treasurer                      Ltd.,  Oppenheimer  Partnership  Holdings,  Inc.,
                               Oppenheimer   Real   Asset   Management,    Inc.,
                               Shareholder    Services,     Inc.,    Shareholder
                               Financial    Services,    Inc.,    OFI    Private
                               Investments,   Inc.,  OFI   Institutional   Asset
                               Management,   Inc.,   OppenheimerFunds   plc  and
                               OppenheimerFunds  Legacy  Program;  Treasurer and
                               Chief  Financial  Officer  of OFI Trust  Company;
                               Assistant  Treasurer of  Oppenheimer  Acquisition
                               Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Carol E. Wolf,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation  and of Centennial  Asset
                               Management  Corporation;  serves  on the Board of
                               the Colorado Ballet.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Kurt Wolfgruber,               Director  of Tremont  Capital  Management,  Inc.,
Executive Vice President,      HarbourView Asset Management  Corporation and OFI
Chief Investment Officer and   Institutional Asset Management,  Inc. (since June

Director                       2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Caleb C. Wong,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward C. Yoensky,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucy Zachman,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert G. Zack                 General Counsel and Director of  OppenheimerFunds
Executive Vice President and   Distributor,  Inc.; General Counsel of Centennial
General Counsel                Asset   Management   Corporation;   Senior   Vice

                               President  and  General  Counsel  of  HarbourView
                               Asset    Management     Corporation    and    OFI
                               Institutional  Asset  Management,   Inc.;  Senior
                               Vice  President,  General Counsel and Director of
                               Shareholder     Financial     Services,     Inc.,
                               Shareholder    Services,    Inc.,   OFI   Private
                               Investments,  Inc.  and OFI Trust  Company;  Vice
                               President    and    Director    of    Oppenheimer
                               Partnership   Holdings,    Inc.;   Director   and
                               Assistant Secretary of  OppenheimerFunds  plc and
                               OppenheimerFunds  International  Ltd.;  Secretary
                               and General  Counsel of  Oppenheimer  Acquisition
                               Corp.;   Director  of   Oppenheimer   Real  Asset
                               Management,   Inc.  and  OppenheimerFunds  (Asia)
                               Limited);   Vice  President  of  OppenheimerFunds
                               Legacy Program.

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Neal A. Zamore,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark D. Zavanelli,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alex Zhou,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur J. Zimmer,              Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust

Limited Term New York Municipal Fund (Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.

Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer
International Large-Cap Core Trust)
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal
Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-Sector Income Trust
Oppenheimer Multi-State Municipal Trust (3 series):

     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Aggressive Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund

Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal

     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
     Principal Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer
     Principal Protected Trust III)

Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)

     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small Cap Value Fund

Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):

     Oppenheimer Disciplined Allocation Fund
     Oppenheimer Value Fund

Oppenheimer Strategic Income Fund
Oppenheimer Total Return Bond Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust

Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Aggressive Growth Fund/VA
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Growth Portfolio
     Government Securities Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio

Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial
Services, Inc., Shareholder Services, Inc., OppenheimerFunds Services,
Centennial Asset Management Corporation, Centennial Capital Corp.,
Oppenheimer Real Asset Management, Inc. and OppenheimerFunds Legacy Program
is 6803 South Tucson Way, Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc.,
HarbourView Asset Management Corporation, Oppenheimer Partnership Holdings,
Inc., Oppenheimer Acquisition Corp., OFI Private Investments, Inc., OFI
Institutional Asset Management, Inc. and Oppenheimer Trust Company is 2 World
Financial Center, 225 Liberty Street, 11th Floor, New York, New York
10281-1008.

The address of Tremont Advisers, Inc. is 555 Theodore Fremd Avenue, Suite
206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is Bloc C, Irish Life
Center, Lower Abbey Street, Dublin 1, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

Item 31.    Location of Accounts and Records
--------------------------------------------

      The  accounts,  books and other  documents  required to be maintained by
Registrant  pursuant to Section  31(a) of the  Investment  Company Act of 1940
and rules promulgated  thereunder are in the possession of Oppenheimer  Funds,
Inc. at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 32.    Management Services
-------------------------------

      Not applicable.

Item 33.    Undertakings
------------------------

I.    The  Registrant  undertakes  to suspend the offering of shares until the prospectus  is  amended  if  (1)  subsequent  to  the  effective  date  of its registration  statement,  the net asset value of the Fund  declines  more than ten  percent  from  its  net  asset  value  as of the  effective  date  of the registration  statement or (2) the net asset value of the Fund increases to an amount greater than its net proceeds as stated in the prospectus.

II.   The Registrant hereby undertakes:

(a)   to file,  during any period in which  offers or sales are being made,  a post-effective amendment to this registration statement:

(i)   to  include  any  prospectus   required  by  Section   10(a)(3)  of  the
                  Securities Act of 1933;

(ii)  to  reflect  in the  prospectus  any facts or events  arising  after the effective  date of the  registration  statement (or the most
                  recent    post-effective     amendment    thereof)    which,
                  individually  or in the  aggregate,  represent a fundamental change  in the  information  set  forth in the  registration statement.  Notwithstanding  the foregoing,  any increase or decrease  in  volume  of  securities  offered  (if the total dollar  value of  securities  offered  would not exceed that which  was  registered)  and any  deviation  from the low or high end of the  estimated  maximum  offering  range  may be
                  reflected  in  the  form  of   prospectus   filed  with  the
                  Commission  pursuant to Rule 424(b) under the Securities Act of 1933 if, in the  aggregate,  the  changes  in volume  and price  represent  no more than a 20%  change in the  maximum aggregate  offering price set forth in the  "Calculation  of
                  Registration  Fee"  table  in  the  effective   registration
                  statement; and

(iii) to  include  any  material  information  with  respect  to the  plan  of distribution  not previously  disclosed in the  registration statement or any material change to such  information in the registration statement;

(b)   that, for the purpose of determining  any liability under the Securities
            Act of 1933,  each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the Shares offered therein,  and the  offering  of the  Shares at that time  shall be deemed be the initial bona fide offering thereof; and

(c)   to remove from  registration by means of a post-effective  amendment any of  the  Shares  being  registered  which  remain  unsold  at  the termination of the offering.

III.  The  Registrant  undertakes  to send by first  class mail or other means designed  to ensure  equally  prompt  delivery  within  two  business  days of
receipt  of  a  written  or  oral  request,  the  Registrant's   Statement  of
Additional Information.

                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                     Registration Statement No. 333-89782

                        Post-Effective Amendment No. 9

                                EXHIBIT INDEX
                                -------------

Exhibit No.      Description
-----------      -----------

g (i)            Amended and Restated Investment Advisory Agreement